As filed with the U.S. Securities and Exchange Commission on September 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Protagenic Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	06-1390025
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification No.)

149 Fifth Avenue

New York, New York 10010

Telephone: 212-994-8200

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Garo Armen

Executive Chairman

Protagenic Therapeutics, Inc.

149 Fifth Avenue

New York, New York 10010

Telephone: 212-994-8200

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Louis Lombardo, Esq.

Meister Seelig & Fein LLP

125 Park Avenue

New York, New York 10017

Telephone: (212) 655-3500

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and smaller reporting company’ in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☐	Smaller reporting company ☒
(Do not check is a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of common stock held by selling stockholders (2)	3,436,811	$1.25	(3)	$4,296,013.75	$432.61

Shares of common stock issuable upon conversion of outstanding Series B Preferred Stock (4)	671,649	$1.25	(3)	$839,561.25	$84.54

Other shares of common stock underlying warrants held by selling stockholders (5)	377,346	$1.25	(6)	$471,682.50	$47.50

Total	4,485,806			$5,607,257.50	$564.65

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock issued upon the conversion of Series B Preferred Stock purchased pursuant to our private placement, which had its final closing on April 15, 2016 (the “2016 Private Placement”) that were converted into common stock upon our reverse stock split which occurred on July 27, 2016 (the “Reverse Split”).

(3)

There has been a very limited market for our common stock. While our common stock is on OTC Pink, there has been negligible trading volume. The proposed maximum offering price per share is based on the per share price of our Series B Preferred Stock in the 2016 Private Placement of $1.25 in accordance with Rule 457(g).

(4)	Represents shares of common stock issuable upon the conversion of Series B Preferred Stock purchased in the 2016 Private Placement that remained outstanding following the Reverse Split.

(5)

Represents shares of common stock issuable upon the exercise of warrants issued in connection the 2016 Private Placement with an exercise price per share of $1.25 per share. Pursuant to Rule 416, we are also registering such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(6)	The proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2016

Protagenic Therapeutics, Inc.

[LOGO]

4,485,806 shares

common stock

This prospectus relates to the offer for sale of up to an aggregate of 4,485,806 shares of common stock of Protagenic Therapeutics, Inc. by the selling stockholders named herein (the “Selling Stockholders”). The shares of common stock offered by the selling stockholders include 3,436,811 shares of common stock, 671,649 shares of common stock issuable upon conversion of our outstanding Series B Preferred Stock and 377,346 shares of our common stock underlying warrants with an exercise price of $1.25 per share.

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See “Use of Proceeds” on page 26 of this prospectus. The Selling Stockholders may sell their common stock on any stock exchange, market or trading facility on which the Shares are traded or quoted, or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 30 of this prospectus.

We have agreed to pay certain expenses in connection with the registration of the common stock referenced in the prospectus on behalf of the Selling Stockholders.

Our common stock is listed on OTC Pink under the symbol “PTIX”. There has been a very limited market for our securities. While our common stock is on OTC Pink, there has been negligible trading volume. These is no guarantee that an active trading market will develop in our securities.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 14 of this prospectus before purchasing any of the Shares offered by this prospectus.

Certain of the Selling Stockholders and intermediaries, who are identified as broker-dealers in the footnotes to the Selling Stockholder table contained in this prospectus, through whom such securities are sold are deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September      , 2016.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investments.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe, any restrictions relating to this offering and the distribution of this prospectus outside the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

about this prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This is not an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. The Company’s business, financial condition, results of operations and prospects may have changed since such dates.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or cove4nants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current sale of our affairs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our lack of operating history;

●	our current and future capital requirements and our ability to satisfy our capital needs;

●	our ability to complete required clinical trials of our product and obtain approval from the FDA or other regulatory agents in different jurisdictions;

●	our ability to maintain or protect the validity of our patents and other intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements; and

●	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

EXPLANATORY NOTE

On February 12, 2016, Artinsic, Inc., a Delaware corporation, (“Atrinsic”) completed a reverse business combination (merger) whereby Atrinsic’s wholly-owned subsidiary Protagenic Acquisition Corp. was merged with and into Protagenic Therapeutics, Inc., a Delaware corporation, and Protagenic Therapeutics, Inc. became the wholly-owned subsidiary of Atrinsic. On June 17, 2016, Protagenic Therapeutics, Inc. (the then wholly-owned subsidiary of Atrinsic) was merged with and into Atrinsic. Atrinsic was the surviving corporation in this merger and changed its name from Atrinsic to Protagenic Therapeutics, Inc.

As used in this prospectus, the terms the “Company,” “we,” “us,” and “our” refer to Protagenic Therapeutics, Inc. after giving effect to the mergers. The terms “Atrinsic” and “Predecessor” refer to Atrinsic, Inc. before giving effect to the mergers, and the term “Protagenic” refers to Protagenic Therapeutic, Inc. before giving effect to the mergers.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

General

We are a biotechnology company that specializes in the discovery and development of therapeutics to treat central nervous system (“CNS”) disorders. Our mission is to provide safe and effective treatments for mood, anxiety, depression and neurodegenerative disorders by using novel peptide-base, brain active therapeutics. Our strategy is to develop, test and obtain regulatory approval for various applications of these brain active therapeutics.

Our scientists have utilized our proprietary search algorithm to identity several new bioactive peptides in the genome. With our technology, we have created a portfolio of neuropeptides that are in various stages of development and preclinical evaluation for the treatment of various mood disorders. These neuropeptides are called PT00114, PT00121, PT00211, PT00311 and PT00411. While we intend to advance all of our neuropeptides, our near term priority will be to focus on PT00114 (our lead product candidate, which seeks to inhibit anxiety and depression without interfering with normal brain function) and PT00121 (which is a product candidate that has similar functionality as PT00114 but with a shorter peptide). We intend to advance PT00114 through Investigational New Drug (IND)-enabling studies, and enter PT00114 into clinical proof-of-concept studies in Treatment-Resistant Depression (TRD) and/or Post-Traumatic Stress Disorder (PTSD) (anticipated clinical start: 2017-2018).

Our current business model is designed around the further development of our applications, and to obtain the required regulatory approvals to allow for the commercialization of our neuropeptide-based applications and products. If approval is obtained, we expect to begin our sales efforts and anticipate generating revenue through both licensing and direct sales of our products. We believe that we can establish and subsequently strengthen our market position in the following ways: (i) working to obtain FDA approval of current and future neuropeptide applications; (ii) investigating foreign markets for the use of our current and future products; (iii) securing relationships with strong partners in our field; (iv) entering into license agreements, strategic partnerships and joint ventures for our various applications; and, (v) continuing our current research into improving our processes, reducing costs and developing new and innovative applications.

The Opportunity

An estimated 340 million people worldwide and 40-60 million people in the United States alone suffer from mental disorders including Major Depressive Disorder, or MDD, including TRD, PTSD, Bipolar Disorder and various Anxiety Disorders. The global sales of anxiolytic and antidepressant drugs in the US were $69 billion in 2013 and are projected to grow to nearly $77.1 billion by 2018 (BCC Research). Yet, up to one-half of mood disorder patients are unresponsive to current treatments and about two-thirds of mood disorder patients experience side effects. Efficacy of therapy is challenged by non-compliance during the weeks to months required to achieve therapeutic benefit in combination with daily dosing requirements. Major targets in this space include TRD and PTSD, both indications which are highly resistant to available therapies.

The market for antidepressant drugs is the largest growing segment of the CNS pharmaceutical sector. In 2006 global sales of antidepressants peaked at US$22 billion capitalizing on the serendipitous discoveries of serotonin selective reuptake inhibitors (SSRI), serotonin/norepinephrine reuptake inhibitors (SNRI) and older monoamine oxidase inhibitor technologies. However, the 38% of those suffering from a MDD that do not respond to the current antidepressant medications constitute a separate group of people suffering from TRD. Despite a large patient population and current treatments that leave much room for improvement, the developmental pipelines are sparse and few novel candidates are in development. The serendipitous discoveries of current drug classes, side effects and lack of efficacy have led to shrinkage or extinction of many pharma or small biotech neuroscience research programs. It is in this TRD market that we intend to focus our PT00114 development efforts.

Competitive Landscape

The pharmaceutical and biotechnology industries are highly competitive and characterized by rapidly evolving technology and intense research and development efforts. We expect to compete with companies, including major international pharmaceutical companies, and other institutions that have substantially greater financial, research and development, marketing and sales capabilities and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and marketing and selling biopharmaceutical products. We will face competition based on, among other things, product efficacy and safety, the timing and scope of regulatory approvals, product ease of use and price.

While we believe that our lead candidate, PT00114, presents a number of competitive advantages over competing products, there are a number of competing drug classes currently commercially available for TRD, including opioid receptor modulators, antipsychotics with antidepressant effects (dopamine receptor modulators), ketamine-like TRD drugs and N-methyl-D-aspartate receptor modulators.

Corporate Information

We are currently a Delaware corporation with one subsidiary named Protagenic Therapeutics Canada (2006) Inc., a corporation formed in 2006 under the laws of the Province of Ontario, Canada.

We were most recently known as Atrinsic, Inc., a company that was once a reporting company under the Securities Act, but that, in 2012 and 2013, reorganized under Chapter 11 of the United States Bankruptcy Code and emerged from bankruptcy. On February 12, 2016, we acquired Protagenic Therapeutics, Inc. through a reverse merger (see “Recent Developments – The Reverse Business Combination (Merger) Transaction”). On June 17, 2016, Protagenic Therapeutics, Inc. (the then wholly-owned subsidiary of Atrinsic, Inc.) was merged with and into Atrinsic, Inc. Atrinsic, Inc. was the surviving corporation in this merger and changed its name from Atrinsic, Inc. to Protagenic Therapeutics, Inc. (see “Recent Developments – The Subsidiary Merger”).

Our principal offices are located at 149 Fifth Avenue, New York, New York 10010. Our web address is www.protagenic.com. Information contained in or accessible through our web site is not, and should not be deemed to be, part of this prospectus.

Recent Developments

Reverse Stock Split

Our stockholders voted at a special meeting held on June 17, 2016 in favor of, and we effectuated, a 1-for-15,463.7183 reverse stock split of our common stock, or the Reverse Split. Additionally, as a result of the Reverse Split and in accordance with our certificate of designations for our Series B Preferred Stock, our Series B Preferred Stock immediately and automatically converted into our common stock on a 1-for-1 basis. However, under the terms of the Series B Preferred Stock, Series Preferred B Stock will not convert into our common stock (i) to the extent (but only to the extent) a Series B Preferred Stock holder would beneficially own greater than 9.99% of our common stock (the “Springing Blocker”) and (ii) such holder has notified the Company in writing that it wants the Springing Blocker to apply to such holder. Any Series B Preferred Stock not converted as a result of this provision would automatically convert into common stock as soon as such conversion would not violate the Springing Blocker. Our Series B Preferred Stock will cease to be designated as a separate series of our preferred stock when all of such shares have converted into shares of our common stock.

In connection with the Reverse Split, our board of directors may, in its discretion, provide special treatment to certain of our stockholders to preserve round lot holders (i.e., holders owning at least 100 shares prior to the Reverse Split) after the Reverse Split. Our board of directors may elect, in its discretion, to provide such special treatment to the record holders of our common stock only on a per certificate basis or more generally to the beneficial holders of our common stock. For example, if our board determines to provide such special treatment to record holders only, the record holders of our common stock holding a certificate representing 1,546,371 or fewer shares of common stock but at least 100 shares of common stock would receive 100 shares of common stock after the Reverse Split with respect to each such certificate, and record holders holding a certificate representing less than 100 shares of our common stock would not be affected and would continue to hold a certificate representing the same number of shares as such stockholders held before the Reverse Split. In the alternative, if our board determines to provide such special treatment to beneficial holders generally, the beneficial holders of our common stock beneficially holding 1,546,371 or fewer shares of our common stock but at least 100 shares of our common stock would receive 100 shares of our common stock after the Reverse Split, and persons beneficially holding less than 100 shares of our common stock would not be affected by the Reverse Split and would continue to hold the same number of shares as such stockholders held before the Reverse Split. The terms and conditions of special treatment afforded to our stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established in the discretion of our board of directors.

The Subsidiary Merger

On June 17, 2016, we merged Protagenic Therapeutics, Inc., our wholly-own subsidiary as a result of the Reverse Business Combination (Merger) described below, with and into the Company. Simultaneously with this subsidiary merger, we changed our name from Atrinsic, Inc. to Protagenic Therapeutics, Inc.

The Reverse Business Combination (Merger) Transaction

On February 12, 2016, which we refer to as the Merger Closing Date, Atrinsic, Inc., Protagenic Therapeutics, Inc. and Protagenic Acquisition Corp., Atrinsic, Inc.’s wholly-owned subsidiary, entered into a merger agreement and completed the merger contemplated by the merger agreement. Pursuant to the merger agreement, on the Merger Closing Date, Protagenic Acquisition Corp. merged with and into Protagenic Therapeutics, Inc., with Protagenic Therapeutics, Inc. remaining as the surviving entity and wholly-owned subsidiary of Atrinsic, Inc.

Simultaneously with the Merger, on the Closing Date all of the issued and outstanding shares of Protagenic common stock converted, on a 1-for-1 basis into shares of the Company’s Series B Preferred Stock, par value $0.000001 per share (“Series B Preferred Stock”) (assuming no exercise of dissenters’ rights by any Protagenic stockholder). Also on the Closing Date, all of the issued and outstanding options to purchase shares of Protagenic common stock, and all of the issued and outstanding warrants to purchase shares of Protagenic common stock, converted, on a 1-for-1 basis, into options (the “New Options”) and new warrants (the “New Warrants”) respectively, to purchase shares of our Series B Preferred Stock. The New Options will be administered under Protagenic’s 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”), which the Company assumed and adopted on the Closing Date in connection with the Merger.

On the Closing Date, (i) the former Protagenic common stock was exchanged for the right to receive 6,612,838 shares of Series B Preferred Stock; (ii) New Options to purchase 1,807,744 shares of Series B Preferred granted under the 2006 Plan, having an average exercise price of approximately $0.87 per share, were issued to optionees pursuant to the assumption of the 2006 Plan; (iii) the holders of options to purchase the common stock of Atrinsic before the Merger (“Predecessor”) were issued options (“Predecessor Options”) to purchase 17,784 shares of Series B Preferred Stock at $1.25 per share; (iv) New Warrants to purchase 3,403,367 shares of Series B Preferred Stock at an average exercise price of approximately $1.03 per share were issued to holders of Protagenic warrants; and (v) 2,775,000 shares of Series B Preferred Stock were issued to investors at a purchase price of $1.25 per share in the Private Offering, as defined below. In addition, warrants (“Predecessor Warrants”) to purchase 295,945 shares of Series B Preferred Stock at $1.25 per share were issued to Strategic Bio Partners, LLC, the designee (the “Designee”) of the holders of Predecessor’s debt, in consideration of the cancellation of debt $665,000 in principal and $35,000 in interest, and Placement Agent Warrants, as such term is defined below, to purchase 127,346 shares of Series B Preferred Stock were issued to the Placement Agent of the Private Offering. The common stockholders of Predecessor before the Merger retained 400,000,000 shares of our common stock, par value $0.000001 per share (which became 25,867 shares of common stock as a result of the Reverse Split). In addition, upon the effectiveness of the Merger, the holders of the Predecessor’s Series A Preferred Stock exchanged all of the issued and outstanding Series A Preferred Stock for an aggregate of 297,468 shares of Series B Preferred Stock (which became 297,468 shares of common stock as a result of the Reverse Split). These shares were issued to the Designee.

The Merger was treated as a recapitalization of Atrinsic Inc. for financial accounting purposes and the historical financial statements of Protagenic Therapeutics, Inc. are our financial statements as a result of the Merger. The parties to the Merger Agreement have agreed to take all actions necessary to ensure the Merger is treated as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Following the Closing Date, our board of directors consists of five members. Four of these directors were designated by the former stockholders of Protagenic, and one of these directors was to be designated by the Designee. In keeping with the foregoing, on the Closing Date, Edward Gildea and Jonathan Schechter, the directors of Atrinsic before the Merger, appointed five new directors to fill vacancies on the board of directors. Mr. Schecter and Mr. Gildea thereafter resigned effective the Closing Date. The appointment of Garo H. Armen, Khalil Barrage, Robert B. Stein, Gregory H. Ekizian and Josh Silverman as directors was effective immediately. Also on the Closing Date, Mr. Gildea and David Horin, the officers of Atrinsic, resigned and new executive officers designated by Protagenic were appointed. Our officers and directors as of the Closing Date are further identified in this prospectus under the heading “Directors and Executive Officers.”

In connection with the Merger, we assumed and adopted the 2006 Plan, and as described above option holders under that plan will be granted New Options to purchase Series B Preferred Stock. As a result of the Reverse Split, all outstanding options automatically and immediately converted into options to purchase common stock on a post Reverse Split basis.

2016 Private Placement

Concurrently with the closing of the Merger, we conducted the first closing of an offering (the “Private Offering”) of our Series B Preferred Stock. At the first closing, we sold 2,775,000 shares of Series B Preferred Stock at a purchase price of $1.25 per share, for which we received total gross consideration of $3,468,750. Of this amount, $350,000 consisted of conversion of outstanding stockholder debt held by Garo H. Armen, our chairmen and a member of our board of directors, and $150,000 of legal expenses incurred by Strategic Bio Partners LLC, stockholders of the Predecessor, in conjunction with and as allowed by the Merger agreement. On March 2, 2016 we completed the second closing of the Private Offering, at which we issued an additional 913,200 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $1,141,500. On April 15, 2016, we completed the final closing of the Private Offering, at which we issued an additional 420,260 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $525,325.

We paid the Katalyst Securities LLC, our placement agent (the “Placement Agent”) and its selected dealers for the Private Offering a commission of 10% of the funds raised in the Private Offering from investors introduced by the Placement Agent and its selected dealers. In addition, the Placement Agent received $15,000 to reimburse it for its expenses in the private Offering, and the placement Agent and its selected dealers were issued warrants (the “Placement Agent Warrants”) to purchase a number of shares of Series B Preferred Stock equal to 10% of the shares of Series B Preferred Stock sold to investors in the Private Offering who were introduced by the Placement Agent and its selected dealers. The Placement Agent Warrants, which contain a “cashless exercise” provision, are exercisable for a period of five years from the initial closing of the Private Offering at a price of $1.25 per share.

For all three closings, we raised total gross proceeds of $4,635,575 and total net proceeds of $4,283,438 (or total gross proceeds of $5,135,575 and total net proceeds of $4,783,438, including the conversion of the $350,000 in principal and interest of stockholder debt and $150,000 of legal expenses incurred by Predecessor stockholders as allowed by the Merger agreement). We issued 4,108,460 shares of Series B Preferred Stock to investors in the Private Offering (which became 4,108,460 shares of common stock as a result of the Reverse Split). The Placement Agent and its selected dealers were paid total cash commissions of $159,183 and the Placement Agent was paid an expense allowance of $15,000 and was issued (together with its selected dealers) Placement Agent Warrants to purchase 127,346 shares of Series B Preferred Stock at an exercise price of $1.25 per share (which became 127,346 shares of common stock as a result of the Reverse Split).

Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock underlying the Series B Preferred Stock and the Placement Agent Warrants issued in the 2016 Private Placement for public resale by the selling stockholders named herein and their assigns.

Debt Exchange

Simultaneous with the Merger and the Private Offering, holders of $665,000 of Atrinsic’s debt accompanied with $35,000 in accrued interest exchanged such debt for five-year warrants of Predecessor (the “Predecessor Warrants”) to purchase 295,945 shares of Series B Preferred Stock (which became 295,945 shares of common stock as a result of the Reverse Split) at $1.25 per share.

Split-Off Agreements

At the closing of the Merger we had a 51% interest in MomSpot LLC, and the remaining 49% was held by B.E. Global LLC. Barry Eisenberg is the sole owner of B.E. Global LLC and is the Chief Executive Officer of MomSpot LLC. Immediately after the closing of the Merger, we split off our 51% membership interests in MomSpot LLC. The split-off was accomplished through the transfer of all of our membership interests of MomSpot LLC to B.E. Global LLC.

Immediately after the closing of the Merger, we split off all of our equity interest in 29 wholly-owned subsidiaries. The split-off was accomplished through the sale of all equity interests in these wholly-owned subsidiaries to Quintel Holdings, Inc.

Current Ownership

As of August 31, 2016, after giving effect to the Merger Transaction and the Reverse Split, our issued and outstanding securities are as follows:

•	10,437,536 shares of common stock;

•	671,649 shares of Series B Preferred Stock;

•	New Options to purchase 1,807,744 shares of common stock at an average exercise price of approximately $1.05 per share granted under the 2006 Plan;

•	Predecessor Options to purchase 17,784 shares of common stock at an exercise price of $1.25 per share issued to holders of Predecessor options;

•	Options to purchase 1,333,299 shares of common stock at a price of $1.25 per share granted under the 2016 Equity Compensation Plan.

•

Predecessor Warrants to purchase 295,945 shares of common stock at an exercise price of $1.25 per share issued to two stockholders of Predecessor in exchange for cancellation of Predecessor debt owed to them;

•

New Warrants to purchase 3,403,367 shares of common stock at an average exercise price of approximately $1.05 per share per share issued in exchange for warrants held by Protagenic warrant holders; and

•	Placement Agent Warrants to purchase 127,346 shares of common stock at an exercise price of $1.25 per share, issued to the Placement Agent in the 2016 Private Placement.

 THE OFFERING

Common Stock Outstanding	10,437,536 shares (1)

Common Stock Offered by Selling Stockholders	4,485,806 shares (2)

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders.  We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $471,683.  Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

OTC Market Symbol	PTIX

Risk Factors

An investment in our company is highly speculative and involves a significant degree of risk.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)

As of August 31, 2016, excluding: (i) outstanding options to purchase 2,742,229 shares of our common stock exercise prices ranging from $0.26 to $1.25 per share; (ii) up to 1,666,701 shares of our common stock that are available for issuance under our 2016 Plan; and (iii) outstanding warrants to purchase 3,826,658 shares of common stock at exercise prices ranging from $1.00 to $1.25 per share.

(2)

Includes: (i) 127,346 shares of our common stock underlying the Placement Agent Warrants, which have an exercise price of $1.25 per share; (ii) 250,000 shares of our common stock underlying warrants held by Brandt Mandia, which have an exercise price of $1.25 per share; and (iii) 671,649 shares of common stock issuable upon conversion of our outstanding Series B Preferred Stock which is subject to the Springing Blocker.

RISK FACTORS

An investment in our common stock is speculative and illiquid and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before purchasing shares of our common stock. The risks set forth below are not the only ones facing us. Additional risks and uncertainties may exist that could also adversely affect our business, operations and prospects. If any of the following risks actually materialize, our business, financial condition, prospects and/or operations could suffer. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock.

Risk Related to our Company and our Business

Risks Related to our Discovery, Development and Commercialization of New Medicines

Our results to date provide no basis for predicting whether any of our product candidates will be safe or effective, or receive regulatory approval.

The Company’s proprietary portfolio of five new neuropeptide hormones are in various stages of research and preclinical evaluation and their risk of failure is high. It is impossible to predict when or if any of our neuropeptide hormones will prove effective or safe in humans or will receive regulatory approval. These compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems or other drugs in unforeseen, ineffective or harmful ways. If we are unable to discover or successfully develop drugs that are effective and safe in humans, we will not have a viable business.

We may not be able to initiate and complete preclinical studies and clinical trials for our product candidates which could adversely affect our business.

We must successfully initiate and complete extensive preclinical studies and clinical trials for our product candidates before we can receive regulatory approval. Preclinical studies and clinical trials are expensive and will take several years to complete and may not yield results that support further clinical development or product approvals. Conducting clinical studies for any of our drug candidates for approval in the United States requires filing an IND and reaching agreement with the FDA on clinical protocols, finding appropriate clinical sites and clinical investigators, securing approvals for such studies from the independent review board at each such site, manufacturing clinical quantities of drug candidates, supplying drug product to clinical sites and enrolling sufficient numbers of participants. We cannot guarantee that we will be able to successfully accomplish all of the activities necessary to initiate and complete clinical trials.

As a result, our preclinical studies and clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approvals or successfully commercialize our products.

None of our product candidates has received regulatory approvals. If we are unable to obtain regulatory approvals to market one or more of our product candidates, our business may be adversely affected.

All of our product candidates are in early stages of development, and we do not expect our product candidates to be commercially available for several years, if at all. Our product candidates are subject to strict regulation by regulatory authorities in the United States and in other countries. We cannot market any product candidate until we have completed all necessary preclinical studies and clinical trials and have obtained the necessary regulatory approvals. We do not know whether regulatory agencies will grant approval for any of our product candidates. Even if we complete preclinical studies and clinical trials successfully, we may not be able to obtain regulatory approvals or we may not receive approvals to make claims about our products that we believe to be necessary to effectively market our products. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval, and failure to comply with regulatory requirements or inadequate manufacturing processes are examples of other problems that could prevent approval. In addition, we may encounter delays or rejections due to additional government regulation from future legislation, administrative action or changes in the FDA policy. Even if the FDA approves a product, the approval will be limited to those indications covered in the approval.

Outside the United States, our ability to market any of our potential products is dependent upon receiving marketing approvals from the appropriate regulatory authorities. These foreign regulatory approval processes include all of the risks associated with the FDA approval process described above. If we are unable to receive regulatory approvals, we will be unable to commercialize our product candidates, and our business may fail.

We may not be able to gain market acceptance of our product candidates, which would prevent us from becoming profitable.

We cannot be certain that any of our product candidates will gain market acceptance among physicians, patients, healthcare payers, pharmaceutical companies or others. Demonstrating the safety and efficacy of our product candidates and obtaining regulatory approvals will not guarantee future revenue. Sales of medical products largely depend on the reimbursement of patients’ medical expenses by government healthcare programs and private health insurers. Governments and private insurers closely examine medical products to determine whether they should be covered by reimbursement and if so, the level of reimbursement that will apply. We cannot be certain that third party payers will sufficiently reimburse sales of our products, or enable us to sell our products at profitable prices. Similar concerns could also limit the reimbursement amounts that health insurers or government agencies in other countries are prepared to pay for our products. In many countries where we plan to market our products, including Europe and Canada, the pricing of prescription drugs is controlled by the government or regulatory agencies. Regulatory agencies in these countries could determine that the pricing for our products should be based on prices of other commercially available drugs for the same disease, rather than allowing us to market our products at a premium as new drugs. Sales of medical products also depend on physicians’ willingness to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost-effective. We cannot predict whether physicians, other healthcare providers, government agencies or private insurers will determine that our products are safe, therapeutically effective and cost effective relative to competing treatments.

We may not be able to manufacture our product candidates in clinical or commercial quantities, which would prevent us from commercializing our product candidates.

To date, our product candidates have been manufactured in small quantities by us and third party manufacturers for preclinical studies. If any of our product candidates is approved by the FDA or other regulatory agencies for commercial sale, we will need to manufacture it in larger quantities and we intend to use third party manufacturers for commercial quantities. Our third party manufacturers may not be able to successfully increase the manufacturing capacity for any of our product candidates in a timely or efficient manner, or at all. If we are unable to successfully increase the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate. Our failure or the failure of our third party manufacturers to comply with the FDA’s good manufacturing practices and to pass inspections of the manufacturing facilities by the FDA or other regulatory agencies could seriously harm our business.

We may not be able to obtain and maintain the third party relationships that are necessary to develop, commercialize and manufacture some or all of our product candidates.

We expect to depend on collaborators, partners, licensees, clinical research organizations, manufacturers and other third parties to support our discovery efforts, to formulate product candidates, to conduct clinical trials for some or all of our product candidates, to manufacture clinical and commercial scale quantities of our product candidates and products and to market, sell, and distribute any products we successfully develop.

We cannot guarantee that we will be able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, manufacturers and other third parties on favorable terms, if at all. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize our product candidates, which will in turn adversely affect our business.

We expect to expend substantial management time and effort to enter into relationships with third parties and, if we successfully enter into such relationships, to manage these relationships. In addition, substantial amounts of our expenditures will be paid to third parties in these relationships. However, we cannot control the amount or timing of resources our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion, if at all.

We have no experience in sales, marketing and distribution and may have to enter into agreements with third parties to perform these functions, which could prevent us from successfully commercializing our product candidates.

We currently have no sales, marketing or distribution capabilities. To commercialize our product candidates, we must either develop our own sales, marketing and distribution capabilities, which will be expensive and time consuming, or make arrangements with third parties to perform these services for us. If we decide to market any of our products on our own, we will have to commit significant resources to developing a marketing and sales force and supporting distribution capabilities. If we decide to enter into arrangements with third parties for performance of these services, we may find that they are not available on terms acceptable to us, or at all. If we are not able to establish and maintain successful arrangements with third parties or build our own sales and marketing infrastructure, we may not be able to commercialize our product candidates which would adversely affect our business and financial condition.

We may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable product candidates.

We have limited technical, managerial and financial resources to determine which of our product candidates should proceed to initial clinical trials, later stage clinical development and potential commercialization. We may make incorrect determinations. Our decisions to allocate our research and development, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also be incorrect and could cause us to miss valuable opportunities.

We may not be able to maintain our exclusive worldwide license to use and develop PT00114 which could materially affect our business plan.

On July 21, 2005, we entered into the License Agreement with UT pursuant to which UT agreed to license to us patent rights and other intellectual property related to PT00114, among other things. The Technology License Agreement was amended on February 18, 2015. There is no expiration date to this agreement as long as we continue to provide UT with progress reports every 6 months and make ongoing progress toward development of the drug.

Pursuant to the License Agreement, we obtained an exclusive worldwide license to make, have made, use, sell and import products based upon the Technologies, or to sublicense the Technologies in accordance with the terms of the License Agreement. In the event we fail to provide UT with semi-annual reports on our progress or fail to continue to make reasonable commercial efforts towards obtaining regulatory approval for products based on the Technologies, UT may convert our exclusive license into a non-exclusive one. In such a case, we would lose our competitive advantage in the development of treatments based on PT00114.

If we are not able to retain our current senior management team and our scientific advisors or continue to attract and retain qualified scientific, technical and business personnel, our business will suffer.

We are dependent on the members of our management team and our scientific advisors for our business success. An important element of our strategy is to take advantage of the research and development expertise of our current management and to utilize the unique expertise of our scientific advisors. We do not have any employment agreements with our executive officers. The loss of any one of our executive officers or key scientific consultants, including, in particular, Garo Armen, Ph.D., Chairman of the Board, and Dr. David A. Lovejoy, our Chief Scientific Advisor, could result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the development and further commercialization of our product candidates.

To grow, we will eventually need to hire a significant number of qualified commercial, scientific and administrative personnel. However, there is intense competition for human resources, including management in the technical fields in which we operate, and we may not be able to attract and retain qualified personnel necessary for the successful development and commercialization of our product candidates. Our inability to attract new employees or to retain existing employees could limit our growth and harm our business.

We have not entered into an employment agreement with Dr. David A. Lovejoy, our Chief Scientific Advisor.

Dr. David A. Lovejoy is a key contributor to our Company due to his role in the development of PT00114 and his continued role in the development of our products as our Chief Scientific Advisor. We have not entered into an employment agreement with Dr. Lovejoy. If Dr. Lovejoy elects to discontinue his service as our Chief Scientific Advisor, the development of our products and our overall business plan could be materially affected.

Disputes under key agreements or conflicts of interest with our scientific advisors or clinical investigators could delay or prevent development or commercialization of our product candidates.

Any agreements we have or may enter into with third parties, such as collaboration, license, formulation supplier, manufacturing, clinical research organization or clinical trial agreements, may give rise to disputes regarding the rights and obligations of the parties. Disagreements could develop over rights to ownership or use of intellectual property, the scope and direction of research and development, the approach for regulatory approvals or commercialization strategy. We intend to conduct research programs in a range of therapeutic areas, but our pursuit of these opportunities could result in conflicts with the other parties to these agreements who may be developing or selling pharmaceuticals or conducting other activities in these same therapeutic areas. Any disputes or commercial conflicts could lead to the termination of our agreements, delay progress of our product development programs, compromise our ability to renew agreements or obtain future agreements, lead to the loss of intellectual property rights or result in costly litigation.

We collaborate with outside scientific advisors and collaborators at academic and other institutions that assist us in our research and development efforts. Our scientific advisors are not our employees and may have other commitments that limit their availability to us. If a conflict of interest between their work for us and their work for another entity arises, we may lose their services.

We may encounter difficulties in managing our growth, which could adversely affect our operations.

Our ability to manage our operations and growth effectively depends upon the continual improvement of our procedures, reporting systems, and operational, financial, and management controls. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we do not meet these challenges, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures which in turn may slow our growth or give rise to inefficiencies that would increase our losses.

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including the diversion of management’s attention from core business concerns, failure to exploit acquired technologies, or the loss of key employees from either our business or the acquired business.

Company Risks

We have a history of losses and expect that losses may continue in the future.

We have generated net losses since we began operations, including $1,023,422 and $302,481 for the years ended December 31, 2015 and December 31, 2014, respectively. During the six months ended June 30, 2016, we incurred a loss from operations of approximately $1,222,398. As of June 30, 2016, we had an accumulated deficit of $7,570,570. We have no approved products and have generated no product revenue. We expect that product development, preclinical and clinical programs will increase losses significantly over the next five years. In order to achieve profitability, we will need to generate significant revenue. We cannot be certain that we will generate sufficient revenue to achieve profitability. We anticipate that we will continue to generate operating losses and negative cash flow from operations at least until late 2017. We cannot be certain that we will ever achieve, or if achieved, maintain profitability. If our revenue grows at a slower rate than we anticipate or if our product development, marketing and operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operation and financial condition will be materially adversely affected and we may be unable to continue operations.

We will not be able to generate product revenue unless and until one of our product candidates successfully completes clinical trials and receives regulatory approval. As our most advanced product candidates are at an early proof-of-concept stage, we do not expect to receive revenue from any product candidate for the foreseeable future. We may seek to obtain revenue from collaboration or licensing agreements with third parties. We currently have no such agreements which will provide us with material, ongoing future revenue and we may never enter into any such agreements. Even if we eventually generate revenues, we may never be profitable, and if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We need to obtain financing in order to continue our operations.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We have no existing bank lines of credit and have not established any definitive sources for additional financing. We believe that cash on hand provided by the investors in the Private Offering will be sufficient to meet our short-term financial requirements until late 2017. However, we will require additional funds if we want to fully implement our business plan and proceed with submission of an IND/CTA application. Additional financing may not be available to us, or if available, then it may not be available upon terms and conditions acceptable to us. If adequate funds are not available, then we may be required to delay, reduce or eliminate product development or clinical programs. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects. If we fail to obtain the capital necessary to fund our operations, we will be unable to advance our development programs and complete our clinical trials.

In addition, our research and development expenses could exceed our current expectations. This could occur for many reasons, including:

•	some or all of our product candidates fail in clinical or preclinical studies and we are forced to seek additional product candidates;

•	our product candidates require more extensive clinical or preclinical testing than we currently expect;

•	we advance more of our product candidates than expected into costly later stage clinical trials;

•	we advance more preclinical product candidates than expected into early stage clinical trials;

•	we are required, or consider it advisable, to acquire or license rights from one or more third parties; or

•	we determine to acquire or license rights to additional product candidates or new technologies.

While we expect to seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or other third parties. These arrangements would generally require us to relinquish rights to some of our technologies, product candidates or products, and we may not be able to enter into such agreements, on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our development programs, including some or all of our product candidates.

We currently do not have sufficient cash to fully implement our business plan.

We have experienced a lack of adequate capital resources causing us to be unable to fully implement our business plan. We believe that we need to raise or otherwise obtain additional financing beyond the Private Offering in order to satisfy our existing obligations and fully implement our business plan. We do not expect to have positive cash flow until the end of 2017 or longer. If we are not successful in obtaining additional financing, we will not be able to fully implement our business plan and we may not be able to continue our operations.

We have a limited operating history and a history of operating losses, and expect to incur significant additional operating losses.

We began our business in September 2004 and have a limited operating history. Though we have enlisted the assistance of pharmaceutical and academic experts, our lack of experience may cause us to encounter unforeseen problems that could have a material adverse effect on our business and financial condition. As well, there is limited historical financial information upon which to base an evaluation of our performance.

The drug development and approval process is uncertain, time-consuming and expensive.

The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain. It also can vary substantially based on the type, complexity, and novelty of the product. We must provide the FDA and foreign regulatory authorities with preclinical and clinical data demonstrating that our products are safe and effective before they can be approved for commercial sale. Clinical development, including preclinical testing, is a long, expensive and uncertain process. It may take us several years to complete our testing, and failure can occur at any stage of testing. Any preclinical or clinical test may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results from a preclinical study or clinical trial, adverse medical events during a clinical trial or safety issues resulting from products of the same class of drug could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful.

We have to sustain and further build our intellectual property rights.

If we fail to sustain and further build our intellectual property rights, competitors will be able to take advantage of our research and development efforts to develop competing products. If we are not able to protect our proprietary technology, trade secrets, and know-how, our competitors may use our inventions to develop competing products. Protagenic has obtained worldwide exclusive rights to PT00114 and related technology that was developed at the University of Toronto. The Company currently has four patents issued by the Governments of the United States, Canada, European Union and Australia. Two patent applications are pending. However, our patents and patent applications, even if granted, may not protect us against our competitors. Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions. The standards which the United States Patent and Trademark Office uses to grant patents, and the standards which courts use to interpret patents, are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, the level of protection, if any, that will be provided by our patents if we attempt to enforce them, and they are challenged, is uncertain. In addition, the type and extent of patent claims that will be issued to us in the future is uncertain. Any patents that are issued may not contain claims that permit us to stop competitors from using similar technology.

In addition to our patentable technology, we also rely on unpatented technology, trade secrets, and confidential information. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We generally require each of our employees, consultants, collaborators, and certain contractors to execute a confidentiality agreement at the commencement of an employment, consulting, collaborative, or contractual relationship with us. However, these agreements may not provide effective protection of our technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

Our patent position is generally uncertain and involves complex legal and factual questions. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and other biotechnology companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions. Whether filed in the United States or abroad, our patent applications may be challenged or may fail to result in issued patents. In addition, any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or drugs, or design around our patents. Our patents may be challenged, invalidated or fail to provide us with any competitive advantages. We may not have the funds available to protect our patents or other technology; such protection is costly and can result in further litigation expenses.

If we do not obtain or we are unable to maintain adequate patent or trade secret protection for our products in the United States, competitors could duplicate them without repeating the extensive testing that we will be required to undertake to obtain approval of the products by the FDA. Regardless of any patent protection, under the current statutory framework the FDA is prohibited by law from approving any generic version of any of our products for three years after it has approved our product. Upon the expiration of that period, or if that time period is altered, the FDA could approve a generic version of our product unless we have patent protection sufficient for us to block that generic version. Without sufficient patent protection, the applicant for a generic version of our product would be required only to conduct a relatively inexpensive study to show that its product is bioequivalent to our product and may not have to repeat the studies that we will need to conduct to demonstrate that the product is safe and effective. In the absence of adequate patent protection in other countries, competitors may similarly be able to obtain regulatory approval in those countries of products that duplicate our products.

We have to comply with our obligations in our intellectual property licenses with third parties.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business. We are a party the License Agreements with UT under which we receive the right to practice and use important third party patent rights. We may enter into additional licenses in the future. Our existing licenses impose, and we expect future licenses will impose, various diligences, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

We may need to resort to litigation to enforce or defend our intellectual property rights, including any patents issued to us. If a competitor or collaborator files a patent application claiming technology also invented by us, in order to protect our rights, we may have to participate in an expensive and time consuming interference proceeding before the United States Patent and Trademark Office. We cannot guarantee that our product candidates will be free of claims by third parties alleging that we have infringed their intellectual property rights. Third parties may assert that we are employing their proprietary technologies without authorization and they may resort to litigation to attempt to enforce their rights. Third parties may have or obtain patents in the future and claim that the use of our technology or any of our product candidates infringes their patents. We may not be able to develop or commercialize combination product candidates because of patent protection others have. Our business will be harmed if we cannot obtain a necessary or desirable license, can obtain such a license only on terms we consider to be unattractive or unacceptable, or if we are unable to redesign our product candidates or processes to avoid actual or potential patent or other intellectual property infringement. Obtaining, protecting and defending patent and other intellectual property rights can be expensive and may require us to incur substantial costs, including the diversion of management and technical personnel. An unfavorable ruling in patent or intellectual property litigation could subject us to significant liabilities to third parties, require us to cease developing, manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties, or result in awards of substantial damages against us.

There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third party intellectual property on commercially reasonable terms, successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize our products could seriously harm our business and prospects.

Patent litigation or other litigation in connection with our intellectual property rights may lead to publicity that may harm our reputation and the value of our common stock may decline.

During the course of any patent litigation, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the value of our common stock may decline. General proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

From time to time, we may receive notice that others have infringed on our proprietary rights or that we have infringed on the intellectual property rights of others. There can be no assurance that infringement or invalidity claims will not materially adversely affect our business, financial condition or results of operations. Regardless of the validity or the success of the assertion of claims, we could incur significant costs and diversion of resources in protecting or defending against claims, which could have a material adverse effect on our business, financial condition or results of operations. We may not have the funds or resources available to protect our intellectual property.

Our competitors and potential competitors may develop products and technologies that make ours less attractive or obsolete.

Many companies, universities, and research organizations developing competing product candidates have greater resources and significantly greater experience in financial, research and development, manufacturing, marketing, sales, distribution, and technical regulatory matters than we have. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Our competitors could commence and complete clinical testing of their product candidates, obtain regulatory approvals, and begin commercial-scale manufacturing of their products faster than we are able to for our products. They could develop products that would render our product candidates, and those of our collaborators, obsolete and noncompetitive. If we are unable to compete effectively against these companies, then we may not be able to commercialize our product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenues.

Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

There are many companies that are seeking to develop products and therapies for the treatment of mood, anxiety and neurodegenerative disorders. Many of our competitors have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for superior products.

Other risks and uncertainties include:

•	our ability to successfully complete preclinical and clinical development of our products and services

•	our ability to manufacture sufficient amounts of products for development and commercialization activities

•	our ability to obtain, maintain and successfully enforce adequate patent and other proprietary rights protection of our products and services

•	the scope, validity and enforceability of patents and other proprietary rights held by third parties and their impact on our ability to commercialize our products and services

•	the accuracy of our estimates of the size and characteristics of the markets to be addressed by our products and services, including growth projections

•	market acceptance of our products and services

•	our ability to identify new patients for our products and services

•	the accuracy of our information regarding the products and resources of our competitors and potential competitors

•	the content and timing of submissions to and decisions made by the US Food and Drug Administration (FDA) and other regulatory agencies

•	our ability to obtain reimbursement for our products and services from third-party payors, and the extent of such coverage

•	our ability to establish and maintain strategic license, collaboration and distribution arrangements

•	the continued funding of our collaborations and joint ventures, if any are ultimately established

•

the possible disruption of our operations due to terrorist activities and armed conflict, including as a result of the disruption of operation of our subsidiaries and our customers, suppliers, distributors, couriers, collaborative partners, licensees and clinical trial sites.

Positive or timely results from preclinical studies and early clinical trials do not ensure positive or timely results in late stage clinical trials or product approval by the FDA or any other regulatory authority. Product candidates that show positive preclinical or early clinical results often fail in later stage clinical trials. Data obtained from preclinical and clinical activities is susceptible to varying interpretations, which could delay, limit, or prevent regulatory approvals.

We have limited experience in conducting the clinical trials required to obtain regulatory approval. We may not be able to conduct clinical trials at preferred sites, enlist clinical investigators, enroll sufficient numbers of participants, or begin or successfully complete clinical trials in a timely fashion, if at all. Any failure to perform may delay or terminate the trials. Our current clinical trials may be insufficient to demonstrate that our potential products will be active, safe, or effective. Additional clinical trials may be required if clinical trial results are negative or inconclusive, which will require us to incur additional costs and significant delays. If we do not receive the necessary regulatory approvals, we will not be able to generate product revenues and may not become profitable.

The regulatory approval process is costly and lengthy and we may not be able to successfully obtain all required regulatory approvals.

The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. We must obtain regulatory approval for each of our product candidates before marketing or selling any of them. It is not possible to predict how long the approval processes of the FDA or any other applicable federal or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. The FDA and foreign regulatory agencies have substantial discretion in the drug approval process, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If we encounter significant delays in the regulatory process that result in excessive costs, this may prevent us from continuing to develop our product candidates. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of our products and our ability to generate product revenue. The risks associated with the approval process include:

•	failure of our product candidates to meet a regulatory agency’s requirements for safety, efficacy and quality;

•	limitation on the indicated uses for which a product may be marketed;

•	unforeseen safety issues or side effects; and

•	governmental or regulatory delays and changes in regulatory requirements and guidelines.

Even if we receive regulatory approvals for marketing our product candidates, if we fail to comply with continuing regulatory requirements, we could lose our regulatory approvals, and our business would be adversely affected.

The FDA continues to review products even after they receive initial approval. If we receive approval to commercialize any product candidates, the manufacturing, marketing and sale of these drugs will be subject to continuing regulation, including compliance with quality systems regulations, good manufacturing practices, adverse event requirements, and prohibitions on promoting a product for unapproved uses. Enforcement actions resulting from our failure to comply with government and regulatory requirements could result in fines, suspension of approvals, withdrawal of approvals, product recalls, product seizures, mandatory operating restrictions, criminal prosecution, civil penalties and other actions that could impair the manufacturing, marketing and sale of our potential products and our ability to conduct our business.

Even if we are able to obtain regulatory approvals for any of our product candidates, if they exhibit harmful side effects after approval, our regulatory approvals could be revoked or otherwise negatively impacted, and we could be subject to costly and damaging product liability claims.

Even if we receive regulatory approval for our product candidates, we will have tested them in only a small number of patients during our clinical trials. If our applications for marketing are approved and more patients begin to use our product, new risks and side effects associated with our products may be discovered. As a result, regulatory authorities may revoke their approvals; we may be required to conduct additional clinical trials, make changes in labeling of our product, reformulate our product or make changes and obtain new approvals for our and our suppliers’ manufacturing facilities. We might have to withdraw or recall our products from the marketplace. We may also experience a significant drop in the potential sales of our product if and when regulatory approvals for such product are obtained, experience harm to our reputation in the marketplace or become subject to lawsuits, including class actions. Any of these results could decrease or prevent any sales of our approved product or substantially increase the costs and expenses of commercializing and marketing our product.

Healthcare reform measures could adversely affect our business.

The efforts of governmental and third-party payers to contain or reduce the costs of healthcare may adversely affect the business and financial condition of pharmaceutical companies. In the United States and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system. For example, in some countries other than the United States, pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the United States to continue. The pendency or approval of such proposals could result in a decrease in our common stock value or limit our ability to raise capital or to enter into collaborations or license rights to our products.

New federal legislation may increase the pressure to reduce prices of pharmaceutical products paid for by Medicare, which could adversely affect our revenues, if any.

The Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, expanded Medicare coverage for drug purchases by the elderly and disabled beginning in 2006. The new legislation uses formularies, preferred drug lists and similar mechanisms that may limit the number of drugs that will be covered in any therapeutic class or reduce the reimbursement for some of the drugs in a class. More recently, the Patient Protection and Affordable Care Act of 2010 also contained certain provisions with the potential to affect pricing of pharmaceutical products.

As a result of the expansion of legislation, including recent healthcare insurance legislation, and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives could decrease the coverage and price that we receive for our products in the future and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement systems, and any limits on or reductions in reimbursement that occur in the Medicare program may result in similar limits on or reductions in payments from private payers.

New federal laws or regulations on drug importation could make lower cost versions of our future products available, which could adversely affect our revenues, if any.

The prices of some drugs are lower in other countries than in the United States because of government regulation and market conditions. Under current law, importation of drugs into the United States is generally not permitted unless the drugs are approved in the United States and the entity that holds that approval consents to the importation. Various proposals have been advanced to permit the importation of drugs from other countries to provide lower cost alternatives to the products available in the United States. In addition, the MMA requires the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States.

If the laws or regulations are changed to permit the importation of drugs into the United States in circumstances that are currently not permitted, such a change could have an adverse effect on our business by making available lower priced alternatives to our future products.

Failure to obtain regulatory and pricing approvals in foreign jurisdictions could delay or prevent commercialization of our products abroad.

If we succeed in developing any products, we intend to market them in the European Union and other foreign jurisdictions. In order to do so, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval abroad may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval and additional risks associated with requirements particular to those foreign jurisdictions where we will seek regulatory approval of our products. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock and Liquidity Risks

Our common stock is a “Penny Stock” subject to specific rules governing its sale to investors that could impact its liquidity.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to our common stock, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors sell shares of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no recent trading activity in our common stock and there is no assurance that an active market will develop in the future.

Although our common stock is currently quoted on the OTC Pink (an interdealer electronic quotation system operated by OTC Markets Group, Inc.) under the symbol “PTIX”, trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of our common stock. There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

The market price of our common stock may be volatile, and you could lose all or part of your investment.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The market price of our common stock may fluctuate substantially and will depend on a number of factors many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you pay for the shares. Factors that could cause fluctuations in the market price of our common stock include, but are not necessarily limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of pharmaceutical and biotechnology stocks;

•	changes in operating performance and stock market valuations of other pharmaceutical and biotechnology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	announcements by us or our competitors of new products or services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our operating results or fluctuations in our operating results;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we became public by means of a reverse business combination (merger) we may not be able to attract the attention of brokerage firms.

Additional risks may exist since we became public through a “reverse business combination (merger).” Securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares once publicly traded, have an adverse effect on the market for our shares, and thereby depress our share price.

Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and certain compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

Even though our pre-merger assets and liabilities were transferred in the split-off of MomSpot LLC (of which we owned a 51% interest) and 29 wholly-owned subsidiaries, we may be liable for any or all of such liabilities. Any such liabilities that survived the Merger could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

The transfer of our membership interests in MomSpot LLC and 29 of our wholly-owned subsidiaries, as well as associated assets and liabilities, will result in taxable income to us in an amount equal to the difference between the fair market value of the assets transferred and the pre-merger tax basis of the assets. Any gain recognized, to the extent not offset by our net operating loss carryforward, if any, will be subject to federal income tax at regular corporate income tax rates.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	the timing of IDE and/or NDA approval, the completion and/or results of our clinical trials

•	regulatory actions regarding our products

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products by us or our competitors;

•	sales of our common stock or other securities in the open market; and

•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes and some of these issuances may be at a price (or exercise prices) below the price at which shares of our common stock is currently quoted on the OTC Pink. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock.

Our common stock is controlled by insiders

Our officers and directors beneficially own approximately 30% of our outstanding shares of common stock, after giving effect to the Reverse Split. Such concentrated control of our common stock may adversely affect the price of our common stock. Investors who acquire our common stock may have no effective voice in the management of our operations. Sales by our insiders or affiliates, along with any other market transactions, could affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future and may never pay dividends.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of our business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to issue shares of our preferred stock, with such relative rights and preferences as the board of directors may determine, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders special and unique rights, including without limitation, a preferred right to our assets upon liquidation, a right to receive dividend payments before dividends are distributed to the holders of common stock and the right to convert into our common stock at a price more favorable then the price at which you acquired our common stock. The issuance of any preferred stock could decrease the value of your common stock and relative voting power of our common stock or result in dilution to our existing stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from engaging in certain business combinations with us for a prescribed period of time.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full (and assuming no “cashless” exercise features are utilized), would be $471,683. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

DETERMINATIN OF OFFERING PRICE

Selling Stockholders may sell shares of common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the same of shares by Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders and the shares of our common stock offered by them in this prospectus.

The selling stockholders received the securities being offered under this prospectus in the 2016 Private Placement prior to the initial filing date of the registration statement of which this prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.

Certain of the selling stockholders and intermediaries, who are identified as broker-dealers in the footnotes to the selling stockholder table, through whom such securities are sold are deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The percent of beneficial ownership for the selling stockholders is based on 10,437,536 shares of common stock outstanding and 671,649 shares of Series B Preferred Stock outstanding as of the date of this prospectus. Warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants or options to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned as of the date of this Prospectus		Shares Offered by	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent	this Prospectus	Number	Percent
Agbaje, Kola (1)	29,419 (2)	*	29,419	-	*
Armen, Garo	3,882,713(3)	33%	280,000	3,602,713	31%
Armitage, Barclay	8,000	*	8,000	-	*
Arrow, Alexander, K.	163,818(4)	2%	58,260	105,558	1%
Baley, Lori R.	10,000	*	10,000	-	*
Caswell, Robert	56,000	1%	56,000	-	*
Collado, Michael	40,000	*	40,000	-	*
Dasa Sada LLC (5)	80,000	1%	80,000	-	*
EFD Capital Inc. (6)	4,809(7)	*	4,809	-	*
Ernest W. Moody Revocable Trust (8)	200,000	2%	200,000	-	*
Frankel, Robert D.	10,000	*	10,000	-	*
Gentile, Albert & Hiedi	20,000	*	20,000	-	*
Gibralt Capital Corporation (9)	100,000	1%	100,000	-	*
Granito, Robert	20,000	*	20,000	-	*
Hailey, Charles	160,000	2%	160,000	-	*
Halajian, Vahe	50,000	*	50,000	-	*
Halling, Thomas	32,400 (10)	*	32,400	-	*
Hickey, Denis J.	200,000	2%	120,000	80,000	1%
Hickey, Denis P.	40,000	*	40,000	-	*
Janssen, Morgan (11)	2,400 (12)	*	2,400	-	*
Janssen, Peter K. (13)	21,700 (14)	*	21,700	-	*
Kadi Family Trust (15)	40,000	*	40,000	-	*
COR Clearing Cust. FBO Darnell Leffel IRA #19124808 (16)	61,600	1%	61,600	-	*
LMB Tech Investments LLC (17)	40,000	*	40,000	-	*
Mandia, Brandt (18)	290,000 (19)	3%	290,000	-	*
COR Clearing Cust. FBO Jennifer Mandia IRA #7441-1949 (20)	10,000	*	10,000	-	*
McColl, Kevin	72,000	1%	72,000	-	*
Oxendine, Foncie B. & Beatrice	20,000	*	20,000	-	*
Pappas, Gregory	40,000	*	40,000	-	*

Pashayan, Richard	300,000(21)	3%	50,000	250,000	2%
Payne, Richard E. and Christine	120,000	1%	120,000	-	*
Perri, Joseph	80,000	1%	80,000	-	*
Pflederer, Mark	25,200	*	25,200	-	*
Prieur, C. James & Karen Ann	40,000	*	40,000	-	*
Renaud, Stephen (22)	19,800 (23)	*	19,800	-	*
Rogers, Dyke	40,000	*	40,000	-	*
Rosenthal, Robin	40,000	*	40,000	-	*
Sanzo, Louis	300,000(24)	3%	75,000	225,000	2%
Silverman, Michael (25)	29,800 (26)	*	10,000	-	*
Strategic Bio Partners, LLC (27)	1,225,819(28)	9.99%	1,600,000(29)	593,413	6%
Struve, Clayton A.	20,000	*	20,000	-	*
Tom, Lillian	40,000	*	40,000	-	*
Toner, Martin & Claudia	20,000	*	20,000	-	*
Ungaro, Peter & Rita(30)	80,000	1%	80,000	-	*
Vaccaro, Daniel	60,000 (31)	1%	60,000	-	*
Vaccaro, Neil	80,000	1%	80,000	-	*
Venditti, Anthony	50,000	*	50,000	-	*
Wagner, John V. Jr.	20,000	*	20,000	-	*
WestPark Capital, Inc. (32)	29,418(33)	*	29,418	-	*
Whited, Craig	30,000	*	30,000	-	*
Wong, Gordon	20,000	*	20,000	-	*
TOTAL	8,374,896		4,485,806	4,856,684

* Less than 1%

(1) Kola Abgaje is an affiliate of a FINRA member broker-dealer.

(2) Consists of a warrant to purchase 29,419 shares of common stock.

(3) Includes 2,546,012 shares of common stock (250,000 shares of which are held by Garo H. Armen IRA), a warrant to purchase 300,000 shares of common stock, a warrant to purchase 953,367 shares of common stock, and options to purchase 83,334 shares of common stock. Does not include options to purchase 416,666 shares, which vest in equal monthly installments of 13,889 shares from September 15, 2016 through March 15, 2019.

(4) Includes 118,260 shares of common stock (18,260 shares of which are held by COR Clearing Cust. FBO Alexander Arrow IRA #2727-2468), and options to purchase 45,558 shares of common stock. Does not include options to purchase 77,776 shares of common stock, which vest on equal monthly installments of 2,778 shares from February 12, 2016 through February 12, 2019, and options to purchase 116,666 shares of common stock, which vest on equal monthly installments of 3,889 shares from April 15, 2016 through April 15, 2019. Alexander K. Arrow, as beneficiary, has voting and dispositive power over the shares held by COR Clearing Cust. FBO Alexander Arrow IRA #2727-2468.

(5) Donald Motschwiller is a natural person with voting and dispositive power over the shares held by Dasa Sada LLC.

(6) Barbara J. Glenns is a natural person with voting and dispositive power over the shares held by EFD Capital Inc.

(7) Consists of a warrant to purchase 4,809 shares of common stock.

(8) Ernest W. Moody is a trustee with voting and dispositive power over the shares held by Ernest W. Moody Revocable Trust.

(9) Samuel Belzberg is a natural person with voting and dispositive power over the shares held by Gibralt Capital Corporation.

(10) Consists of 22,000 shares of common stock held by Thomas Halling and 10,400 shares of common stock held by Thomas A. Halling Trust. Thomas Halling is a trustee with voting and dispositive power over the shares held by Thomas A. Halling Trust.

(11) Morgan Janssen is an affiliate of a FINRA member broker-dealer.

(12) Consists of a warrant to purchase 2,400 shares of common stock.

(13) Peter K. Janssen is an affiliate of a FINRA member broker-dealer.

(14) Consists of a warrant to purchase 21,700 shares of common stock.

(15) These shares are beneficially owned by William Kadi and Sandra Kadi. William Kadi is a trustee with voting and dispositive power over the shares held by Kadi Family Trust.

(16) Darnell Leffel, as beneficiary, has voting and dispositive power over the shares held by COR Clearing Cust. FBO Darnell Leffel IRA #19124808

(17) John A. Saraceno and Jonathan B. Schultz are natural persons with voting and dispositive power over the shares held by LMB Tech Investments LLC.

(18) Brandt Mandia is an affiliate of a FINRA member broker-dealer.

(19) Includes 40,000 shares of common stock (20,000 shares of which are held by COR Clearing Cust. FBO Brandt Mandia IRA #4834-7331) and a warrant to purchase 250,000 shares of common stock. Brandt Mandia, as beneficiary, has voting and dispositive power over the shares held by COR Clearing Cust. FBO Brandt Mandia IRA #4834-7331.

(20) Jennifer Mandia, as beneficiary, has voting and dispositive power over the shares held by COR Clearing Cust. FBO Jennifer Mandia IRA #7441-1949.

(21) Includes 150,000 shares of common stock and a warrant to purchase 150,000 shares of common stock.

(22) Stephen Renaud is an affiliate of a FINRA member broker-dealer.

(23) Consists of a warrant to purchase 19,800 shares of common stock.

(24) Includes 150,000 shares of common stock and a warrant to purchase 150,000 shares of common stock.

(25) Michael Silverman is an affiliate of a FINRA member broker-dealer.

(26) Includes 10,000 shares of common stock and a warrant to purchase 19,800 shares of common stock.

(27) Hudson Bay Master Fund Ltd. (the "Managing Member") is the managing member of Strategic Bio Partners, LLC ("SBP"). Pursuant to SBP's Limited Liability Company Operating Agreement, the Managing Member has delegated to Hudson Bay Capital Management LP ("HBC") full and sole investment discretion and voting control of SBP's portfolio securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of HBC. Each of SBP, the Managing Member and Sander Gerber disclaims beneficial ownership over these securities.

(28) SBP also holds shares of Series B Preferred Stock convertible into common stock and Predecessor Warrants to purchase common stock. However, the Series B Preferred and the Predecessor Warrants are subject to a "Beneficial Ownership Cap" limitation pursuant to which the holder thereof does not have the right to convert Series B Preferred Stock or exercise the Predecessor Warrants to the extent that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, of more than 9.99% of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion or exercise. Disregarding the Beneficial Ownership Cap, SBP would own 2,193,413 shares of common stock, including the shares underlying Series B Preferred Stock and Predecessor Warrants.

(29) Includes (i) 928,351 shares of common stock held by SBP and (ii) 671,649 shares of common stock issuable upon conversion of Series B Preferred Stock held by SBP for which it disclaims beneficial ownership due to the “Beneficial Ownership Cap” described in footnote 28 above.

(30) Peter and Rita Ungaro are affiliates of a FINRA member broker-dealer.

(31) Includes 40,000 shares of common stock held by Daniel Vaccaro and 20,000 shares of common stock held by COR Clearing Cust. FBO Daniel Vaccaro Roth IRA #3358-8137. Daniel Vaccaro, as beneficiary, has voting and dispositive power over the shares held by COR Clearing Cust. FBO Daniel Vaccaro Roth IRA #3358-8137.

(32) Richard A. Rappaport is a natural person with voting and dispositive power over the shares held by WestPark Capital, Inc. WestPark Capital, Inc. is a FINRA member broker-dealer.

(33) Consists of a warrant to purchase 29,419 shares of common stock.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 4,485,806 shares of our common stock by the Selling Shareholder.

The Selling Stockholders and their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at then prevailing market prices or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether though an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholder may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the shares covered by this prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions..

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholder may also transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

We will pay certain fees and expenses incurred by us incident to the registration of the Shares.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) such time as all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTC Pink under the symbol “PTIX.” There has been very limited market for our common stock and trading volume has been negligible. There is no guarantee that an active trading market will develop in our common stock.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of our common stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

As of the date of this filing, there are approximately 482 record holders of our common stock and one holder of our Series B Preferred Stock.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering, if at all. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

As the result of the Merger Transactions and the change in our business to a biotechnology company, a discussion of the past financial results of Predecessor is not pertinent, and the financial results of Protagenic, the accounting acquirer, are considered our financial results on a historical and going-forward basis.

The discussion and analysis of our financial condition and results of operations are based on Protagenic’s financial statements, which Protagenic has prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires Protagenic to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, Protagenic evaluates such estimates and judgments, including those described in greater detail below. Protagenic bases its estimates on historical experience and on various other factors that Protagenic believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Historical Background

The Company was originally incorporated in Delaware on February 3, 1994 under the name Millbrook Acquisition Corp. The Company was the successor to The Millbrook Press Inc., which was a wholly-owned subsidiary of Antia Publishing Company, a Delaware corporation, which in turn was a wholly-owned subsidiary of Groupe de la Cite International, a Science Anonyme organized under French law.  In February 1994, the founders of the Company effected a management buyout by forming the Company which purchased substantially all of the assets of The Millbrook Press Inc.

For the next 10 years, the Company was involved in a variety of attempts at creating a profitable, sustainable business model in the publishing and retail sectors, none of which succeeded. On February 6, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court") and changed its name to MPLC, Inc.

Also in 2004, a biotechnology company called Protagenic Therapeutics, Inc. (referred to herein as “Protagenic”) was organized under the name Protagenic Therapeutics, Inc., with the goal of commercializing novel peptide drugs that had been discovered in the laboratory of Dr. David Lovejoy (“The Professor”) at the University of Toronto (UofT). The Company specializes in the discovery and development of therapeutics to treat central nervous system (CNS) disorders. PTI’s mission is to provide safe and effective treatments for mood, anxiety, depression and neurodegenerative disorders by using novel peptide-base, brain active therapeutics. The Company’s strategy is to develop, test and obtain regulatory approval for various applications of these brain active therapeutics.

On January 31, 2007, MPLC, Inc. entered into an exchange agreement ("Exchange Agreement”) with New Motion, Inc., a Delaware corporation formed in March 2005 (“New Motion”), the stockholders of New Motion (the "Stockholders"), and Trinad Capital Master Fund. On May 2, 2007, the Company changed its corporate name to New Motion, Inc.

As part of a corporate re-branding strategy, on June 25, 2009, New Motion, Inc. changed its name to Atrinsic, Inc.  Its new corporate image was as a provider of “digital advertising and marketing services,” primarily digital music, casual games, interactive contests, and communities/lifestyles.

Meanwhile, from 2006 through 2014, Protagenic sponsored fundamental research & development work in the Lovejoy lab at the UofT aimed at demonstrating the efficacy of Protagenic‘slead drug candidate, known as Teneurin C-Terminus Associated Peptide, or TCAP-1, and elucidating its mechanism of action. This research resulted in a detailed understanding of the peptide and its actions on neurons. Protagenic’s worldwide exclusive technology license agreement with the UofT gives it sole rights to commercialize and eventually sell drugs related to the TCAP family of proteins.

By early 2015, it became clear that the Company needed an influx of working capital in order to meet its goal of completing the process of applying for an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to sell a commercial version of TCAP-1. To secure this capital, Management chose to pursue a reverse merger and financing strategy, with the help of a placement agent. This resulted in the introduction of Protagenic Therapeutics, Inc., to the former Atrinsic, Inc., and the consummation of a memorandum of understanding (MOU) in mid-2015 that the two companies would merge and conduct an equity financing, with the former Protagenic Therapeutics, Inc. shareholders owning approximately 80% of the pre-financing entity, and the former Atrinsic, Inc. shareholders owning the other 20%.

On February 12, 2016, Protagenic Therapeutics, Inc. merged into Protagenic Acquisition Corp., a wholly-owned subsidiary of Atrinsic, Inc., and raised gross proceeds of approximately $4.6 million in the 2016 Private Placement. All previous lines of business of Atrinsic, Inc. where theretofore dropped in favor of the field of neurologic drug development. On June 17, 2016, Protagenic Therapeutics, Inc. was merged with and into Atrinsic. Atrinsic was the surviving corporation in this merger and changed its name from Atrinsic to Protagenic Therapeutics, Inc.

Protagenic Therapeutics Canada (2006) Inc. (“PTI Canada”) was incorporated in 2006 in the Province of Ontario, Canada. PTI Canada is our wholly-owned subsidiary. PTI Canada provides us with operational support and assistance for the implementation of our corporate and operational activities conducted in Canada.

Results of Operations

We are a development stage company currently performing clinical trials to obtain FDA approval. We have no revenue.

For the years ended December 31, 2015 and 2014, we incurred a loss from operations of $1,025,038 and $292,100 respectively. The increase in loss can be largely attributed to an increases in research & development costs of $103,305 due to clinical trial budget expansion as the size and complexity of the test subjects increase, in legal fees of $189,452 associated with capital funding transactions and the merger, and in stock compensation of $393,461 relating to the issuance of 490,000 stock options and 250,000 stock warrants during the year ended December 31, 2015.

During the three months ended June 30, 2016, we incurred a loss from operations of approximately $496,656 as compared to $100,963 for three months ended June 30, 2015. The increase in the loss is due to an increase in research and development of $334,231 from $39,975 for the three months ended June 30, 2015 to $374,206 for the three months ended June 30, 2016 and an increase in general and administrative expenses of $61,462 from $60,988 for the three months ended June 30, 2015 to $122,450 for the three months ended June 30, 2016.

During the six months ended June 30, 2016, we incurred a loss from operations of approximately $1,222,398 as compared to $150,884 for six months ended June 30, 2015. The increase in the loss is due to an increase in research and development of $361,297 from $61,424 for the six months ended June 30, 2015 to $422,721 for the six months ended June 30, 2016 and an increase in general and administrative expenses of $306,048 from $89,460 for the six months ended June 30, 2015 to $395,508 for the three months ended June 30, 2016. In addition, during the six months ended June 30, 2016, we incurred an impairment of goodwill of $404,169 with no such impairment in the prior year.

Liquidity and Going Concern

We continually project anticipated cash requirements, predominantly from the ongoing funding requirements of our neuropeptide drug development program. The majority of these expenses relate to paying external vendors such as Contract Research Organizations (CROs) and peptide synthesizer companies. They could also include business combinations, capital expenditures, and new drug development working capital requirements. As of June 30, 2016, we had cash of $3,788,189 and working capital of $3,185,092. We anticipate further losses in the development of our business. Based on our current forecast and budget, Management believes that the Company’s cash resources will be sufficient to fund its operations for nearly two years from the date of this quarterly report. Absent generation of sufficient revenue from the execution of the Company’s business plan, we will need to obtain debt or equity financing in early 2018.

Our existing liquidity is not sufficient to fund our operations, anticipated capital expenditures and working capital for the foreseeable future. Absent generation of sufficient revenue from the execution of our business plan, we will need to obtain additional debt or equity financing in late 2017.

Operating activities used $502,443 and $67,486 in cash for the six months ended June 30, 2016 and 2015, respectively. The sources of cash from operating activities during the six months ended June 30, 2016, primarily comprised of $1,264,273 net loss, $404,169 of goodwill impairment, $239,865 in stock compensation expense, $7,162 in interest accrued on the bridge loan, $150,000 in legal expenses satisfied through the issuance of Series B preferred stock, $28,394 of change in the fair value of the derivative liability since inception, $6,428 received on tax receivables, and a $74,422 decrease of accounts payable and accrued expenses, which included payments to tax penalties, legal and accounting professionals, payments to consultants, and other administrative expenses.

We do not have investing activities for the six months ended June 30, 2016 and 2015.

Our financing activities provided cash of $4,302,437 for the six months ended June 30, 2016. On February 12, March 2, 2016, and April 15, 2016 we raised gross proceeds of $5,135,575 in the three closings of our Series B financing equity capital raising transaction, of which $1,850,000 was from our two principal institutional stockholders, Iroquois Capital and Hudson Bay Capital. With these proceeds, we converted $350,000 of stockholder debt to Series B preferred stock. We paid $332,000 in closing costs, including $125,000 paid on accrued liabilities, and an additional $150,000 in legal expenses netted against the $2,000,000 invested on behalf of Iroquois Capital and Hudson Bay Capital per requirements of the Merger agreement.

Recent Developments

On February 12, 2016, we merged Protagenic Acquisition Corp (a wholly-owned subsidiary of Atrinsic, Inc.) with and into Protagenic Therapeutics, Inc. with Protagenic Therapeutics, Inc. remaining as the surviving corporation and a wholly-owned subsidiary of Atrinisic, Inc. As a result of the merger, we acquired the business of Protagenic Therapeutics, Inc. and will continue its existing business operations. On June 17, 2016, we merged Protagenic Therapeutics, Inc. with and into Atrinsic, Inc. and changed our name to Protagenic Therapeutics, Inc.

Simultaneously with the Merger, on February 12, 2016, we converted all of the issued and outstanding shares of the Company’s common stock, on a 1-for-1 basis, into shares of the Atrinsic’s Series B Preferred Stock, par value $0.000001 per share (“Series B Preferred Stock”). All of the issued and outstanding options to purchase shares of the Company’s common stock, and all of the issued and outstanding warrants to purchase shares of the Company’s common stock, converted, on a 1-for-1 basis, into options and new warrants, respectively, to purchase shares of Series B Preferred Stock. The new options will be administered under the Company’s 2006 Employee, Director and Consultant Stock Plan, which we assumed and adopted on February 12, 2016, in connection with the Merger.

Concurrently with the closing of the Merger, we conducted the first closing of our 2016 Private Placement of Series B Preferred Stock. At the first closing, we sold 2,775,000 shares of Series B Preferred Stock at a purchase price of $1.25 per share, for which we received total gross consideration of $3,468,750. Of this amount, $350,000 consisted of conversion of outstanding stockholder debt held by Garo H. Armen, our chairmen and a member of our board of directors, and $150,000 of legal expenses incurred by Strategic Bio Partners LLC, stockholders of the Predecessor, in conjunction with and as allowed by the merger agreement. On March 2, 2016, we completed the second closing of the 2016 Private Placement, at which we issued an additional 913,200 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $1,141,500. On April 15, 2016, we completed the final closing of the 2016 Private Placement, at which we issued an additional 420,260 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $525,325.

For all three closings, we raised total gross proceeds of $4,635,575 and total net proceeds of $4,283,438 (or total gross proceeds of $5,135,575 and total net proceeds of $4,783,438, including the conversion of the $350,000 in stockholder debt and $150,000 in legal expenses referred to above). We issued 4,108,460 shares of Series B Preferred Stock to investors in the 2016 Private Placement. The Placement Agent and its selected dealers were paid total cash commissions of $159,183 and the Placement Agent was paid an expense allowance of $15,000 and was issued (together with its selected dealers) Placement Agent Warrants to purchase 127,346 shares of Series B Preferred Stock at an exercise price of $1.25 per share.

Following the final closing of the 2016 Private Placement, we have agreed to register with the Securities and Exchange Commission for resale the shares of common stock underlying the Series B Preferred Stock sold in the 2016 Private Placement and the Placement Agent Warrants.

Plan of Operations

Business Overview

The Company is in its developmental stage, with encouraging but not conclusive evidence that its lead drug candidate, PT00014, may be effective as an anti-anxiety and/or anti-depression drug.  It is focused on confirming the efficacy of this drug candidate, along with performing the other preclinical steps needed to progress along the pathway to bring this drug candidate into human clinical trials and eventually, to the global market to provide a new pharmaceutical for patients suffering from anxiety or treatment-resistant depression.

Development Milestones (upcoming developmental milestones)

Upcoming development milestones include confirming efficacy of our lead drug candidate in an animal model in a clinical research organization (CRO), conducting toxicology testing in two animal species, and filing an Investigational New Drug (IND) application to begin human clinical trials.

Human Resources (current state of employees and future plans towards employees

The Company has two full-time employees: David Hogg, PhD, a Research Technician, and Garo H. Armen, PhD, the Executive Chairman. The Company has one part-time W-2 employee, the Chief Financial Officer, Alexander K. Arrow.  The Company also has three paid consultants: Dalia Barsyte, PhD, Chief Technology Officer, David Lovejoy, PhD, Chief Scientific Officer, and Christina Fam Faragalla, Director of Project Management.

Financing – Capital Needs

The Company anticipates that it will need to raise additional capital in the next two years to support its R&D activities as it prepares to commence human clinical trials.

Contractual Arrangements

Bridge loan to Garo Armen. We entered into a series of bridge loan arrangements with Garo Armen, a major stockholder and Chairman, for total borrowings received and interest accrued of approximately $399,103 as of December 31, 2015 and $422,752 as of the date of the Merger Closing Date. On February 12, 2016, the Company converted $350,000 in principal and accrued interest on the note into shares of Series B Preferred Stock at a price of $1.25 per share. On June 17, 2016, the Company converted the remaining $75,264 in principal and accrued interest on the note into shares of Series B Preferred Stock at a price of $1.25 per share.

Operating lease. We paid Robert Ziroyan rent on the property for which a portion of operations are held at as part of the contractual obligation within his employment agreement. We occupy roughly 1/3 of the total rented area and pay rent in an amount approximately 1/3 of the total monthly rent of the property. As of December 31,2015, the monthly rent was $430 per month.

Off Balance Sheet Arrangements

We have no material off-balance sheet arrangements that are likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital resources, or capital expenditures.

Significant Accounting Policies

We have identified significant accounting principles that affect our consolidated financial statements by considering accounting policies that involve the most complex or subjective decisions or assessments as well as considering newly adopted principles. They are:

Basis of Presentation. Protagenic Therapeutics Inc.’s consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of PTI U.S.A, and our wholly owned subsidiary, PTI Canada. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

Foreign Currency Translation and Transactions. The assets and liabilities of our foreign subsidiary PTI Canada are translated into U.S. dollars from the functional currency using the exchange rate in effect at the balance sheets date. Additionally, the accounts on the statements of operations are translated using exchange rates approximating average rates prevailing during the years. Equity accounts are translated at historical exchange rates. Translation adjustments that arise from translating its financial statements from the local currency to the U.S. dollar are accumulated and reflected as a separate component of stockholders’ equity (deficit). The current year effect of the transaction adjustments are included on the statement of operations as a realized gain (loss) on foreign transaction exchange.

Use of Estimates. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to accruals, contingencies, valuation allowance for deferred tax assets, and valuation of stock options and warrants. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable in the circumstances. Actual results may differ from those estimates. Macroeconomic conditions may directly, or indirectly through our business partners and vendors, impact our financial performance and available resources. Such conditions may, in turn, impact the aforementioned estimates and assumptions.

Cash and Cash Equivalents. Cash equivalents consist of money market instruments with an original maturity at the time of purchase of three months or less. Our policy is to maintain its cash and cash equivalents with reputable financial institutions assessed on an annual basis. There are no cash equivalents at this time. There is little concentration of credit risk for foreign cash as minimal balances of cash are held by PTI Canada.

Equipment. Equipment was stated at cost less accumulated depreciation. Improvements and replacements of equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of equipment are charged to expense as incurred. When assets are retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss will be reported in the consolidated statements of operations. Depreciation is computed using straight- line methods over their estimated useful lives ranging from 3 to 5 years.

Rebates from Research and Development Credits. We derive rebates from scientific research and experimental development tax credits issued by the Canada Revenue Agency for qualified expenditures. The credits are recognized when the rebate is issued. The amounts received are reinvested into our scientific research, experimental development and operational works conducted in Canada.

Research and Development Expenses, net of Rebates. Research and development expenditures for present and future products are expensed as incurred.

Fair Value Measurements. Cash and cash equivalents, accounts payable, and accrued expenses carry value equals approximately the fair value due to its short term nature. Based on the borrowing rates currently available to Protagenic Therapeutics Inc. for loans with similar terms and the expected short term maturity, the carrying value of the bridge note payable approximates fair value.

Stock-Based Compensation. We record stock based compensation in accordance with ASC 718. In estimating the grant date fair value of stock option awards and performance based restricted stock, we use the Black Scholes option pricing model and other binomial pricing models where appropriate. The key assumptions for these models to derive fair value include expected term, rate of risk free returns, and volatility.

Income Taxes. We account for income taxes utilizing the liability method. Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement basis and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such asset will be realized.

 Management has determined that a valuation allowance is required for the deferred tax assets which is primarily attributable to net operating loss carry forwards for federal and state tax purposes. The net operating losses expire through 2035 and 2022 for federal and state taxes, respectively. Thus, the consolidated financial statements do not reflect a deferred tax provision.

Basic and Diluted Net (Loss) per Common Share. Basic (loss) per common share is computed by dividing the net (loss) by the weighted-average number of shares of common stock outstanding for each period. Diluted (loss) per share is computed by dividing the net (loss) by the weighted-average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. Potentially dilutive securities consisting of options and warrants aggregating 5,535,767 as of April 15, 2016, including options and warrants issued in the Private Offering closing and merger transactions were not included in the calculation of weighted-average shares of common stock outstanding as they were determined to be anti-dilutive.

Recently Issued Accounting Pronouncements

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

On March 30, 2016, the FASB issued ASU 2016-09, "Compensation - Stock Compensation" which simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. For public business entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods. Early adoption will be permitted in any interim or annual period for which financial statements have not yet been issued or have not been made available for issuance. If early adoption is elected, all amendments in the ASU that apply must be adopted in the same period. In addition, if early adoption is elected in an interim period, any adjustments should be reflected as of the beginning of the annual period that includes that interim period. The Company is in the process of evaluating the impact of the standard on its consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the consolidated financial statements filed with this annual report.

BUSINESS

Overview

We are a privately held Delaware corporation specializing in the discovery and development of therapeutics to treat central nervous system (CNS) disorders. Our mission is to provide safe and effective treatments for mood, anxiety, depression and neurodegenerative disorders by using novel peptide-base, brain active therapeutics. Our strategy is to develop, test and obtain regulatory approval for various applications of these brain active therapeutics.

Our current business model is designed around the further development of these applications, and to obtain the required regulatory approvals to allow for the commercialization of our neuropeptide-based applications and products (see “Governmental Regulation” below). If approval is obtained, we expect to begin our sales efforts and anticipate generating revenue through both licensing and direct sales of our products. We believe that we can establish and subsequently strengthen our market position in the following ways: (i) working to obtain FDA approval of current and future neuropeptide applications; (ii) investigating foreign markets for the use of our current and future products; (iii) securing relationships with strong partners in our field; (iv) entering into license agreements, strategic partnerships and joint ventures for our various applications; and, (v) continuing our current research into improving our processes, reducing costs and developing new and innovative applications.

We intend to advance PT00114 through Investigational New Drug (IND)-enabling studies, and enter PT00114 into clinical proof-of-concept studies in Treatment-Resistant Depression (TRD) and/or Post-Traumatic Stress Disorder (PTSD) (anticipated clinical start: 2017-2018).

Mood and Anxiety Disorders

An estimated 340 million people worldwide and 40-60 million people in the United States alone suffer from mental disorders including Major Depressive Disorder (MDD), Bipolar Disorder and various Anxiety Disorders. The global sales of anxiolytic and antidepressant drugs were US $69 billion in 2013 and are projected to grow to nearly $77.1 billion by 2018 (BCC Research). Yet, up to one-half of mood disorder patients are unresponsive to current treatments and about two-thirds of mood disorder patients experience side effects. Efficacy of therapy is challenged by non-compliance during the weeks to months required to achieve therapeutic benefit in combination with daily dosing requirements. Major targets in this space include TRD and PTSD, both indications which are highly resistant to available therapies.

TRD is the type of MDD that does not respond to standard courses of antidepressant medication. Stress plays a significant role in this illness that affects as many as half of people diagnosed with depression. Patients suffering with TRD are at greater risk of hospitalization for their psychiatric illness and are more likely to abuse drugs and alcohol. These patients have a lower long-term quality of life and are at increased risk of attempting suicide. As a last resort, this disease is currently managed by invasive treatment, primarily electroconvulsive therapy (ECT). However, the ECT treatment’s side effects and high cost prevent millions of people from taking advantage of it.

According to an article titled “Global prevalence of anxiety disorders: a systemic review and meta-regression,” written by AJ Baxter et al., (published in Psychological Medicine in 2013), PTSD affects an estimated 7.7 million adults (3.5%) in the US, with a disproportionately high prevalence in war veterans. Therapeutic approaches include cognitive therapy in combination with antidepressants, such as selective serotonin reuptake inhibitors (SSRIs). In addition to the vulnerabilities noted above for antidepressant-related treatments, PTSD patients often present with co-morbidities such as addictions or dependencies, which make therapeutic case management difficult.

Protagenic Research

PT00114 is the first known example of a new class of brain-targeted therapies based on a newly-described and highly conserved family of neuropeptides that regulate stress-induced mood and addictive behaviors. PT00114 is believed to act via a novel mechanism of action and is therefore expected to provide an extremely attractive therapeutic and commercial profile, especially for those patients who are not fully responsive to or compliant with current interventions. Based on preclinical data, we believe that PT00114 is well differentiated from other drug candidates on the basis of having: Dual activity on stress- and addiction-related pathways (as present in TRD and PTSD); Blood-brain barrier permeability; Rapid onset of action and long duration of therapeutic effects; Restoration of normalcy in stress, anxiety and addiction disorders; No adverse effects with little to no accumulation; Good safety and tolerability profiles; Convenient dosing route and schedule; High potency/low dose; and, Ease of chemical synthesis.

We believe that optimal cellular energy metabolism is fundamental to the biology of the brain, and clinical manifestation of aberrant energy metabolism often manifests in debilitating neurological disorders. PT00114’s ability in preclinical models to enhance glucose mobilization and utilization in the brain, maintain energy homeostasis, inhibit stress-related pathways and protect cells from oxidative damage suggests potential therapeutic benefits in a range of indications involving both acute and chronic neurological injury. Potential applications include traumatic brain injury, stroke recovery, and neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease and ALS, among others.

Technology

PT00114 is a synthetic form of the natural peptide sequence TCAP-1.

TCAP-1 was discovered in a genome-wide search for proteins related to corticotropin releasing factor (CRF), a key brain peptide hormone in stress response. While TCAP-1 counteracts stress, it does so by a non-CRF receptor pathway and unlike direct CRF antagonists it does not exhibit negative effects in animal models studied to date.

PT00114 inhibits stress and stress (CRF)-induced actions in clinically-relevant gold-standard animal models of anxiety, depression and addiction at concentrations several magnitudes below current front-line therapeutics. These beneficial effects are maintained for as long as three weeks after treatment. PT00114 promotes neuronal process development, spine density, axon fasciculation and branching in neurons.

PT00114 crosses the blood brain barrier and concentrates in regions of the brain associated with the regulation of mood disorders. Preliminary toxicity assessment (non-GLP) indicates no clear or significant adverse effects, although further toxicity testing is required.

PT00114 is highly soluble and shows excellent stability in several storage conditions. The initial dosage form is intended as a subcutaneous injection but is also amenable to other routes of administration.

Business plan / Proposed next steps

Process Development and Manufacturing

•	Pursue cGMP synthesis of PT00114

Q1 2016-Q2 2017

Preclinical Safety & Toxicology

•	Conduct preclinical studies for IND readiness

Q2 2016 – Q1 2017

Pursue Strategic Partnership

•	Secure a collaboration with a pharma/biopharma company with a presence in neurological and psychiatric diseases and/or addiction

Q4 2016-Q4 2018

Strategic Marketing & Clinical/Regulatory Planning

•	Seek validation of target product profile(s) and clinical trial design(s)

Q4 2016 - Q3 2018

Compile and File IND

Q4 2017 –Q2 2018

Initiate Phase 1 Clinical Studies

Q1 2018 – Q4 2018

 Technology License Agreement

On July 31, 2005, the Company had entered into a Technology License Agreement (“License Agreement”) with the University pursuant to which the University agreed to license to the Company patent rights and other intellectual property, among other things (the “Technologies”). The Technology License Agreement was amended on February 18, 2015 and currently does not provide for an expiration date.

Pursuant to the License Agreement and its amendment, the Company obtained an exclusive worldwide license to make, have made, use, sell and import products based upon the Technologies, or to sublicense the Technologies in accordance with the terms of the License Agreement and amendment. In consideration, the Company agreed to pay to the University a royalty payment of 2.5% of net sales of any product based on the Technologies. If the Company elects to sublicense any rights under the License Agreement and amendment, the Company agrees to pay to the University 10% of any up-front sub-license fees for any sub-licenses that occurred on or after September 9, 2006, and, on behalf of the sub-licensee, 2.5% of net sales by the sub-licensee of all products based on the Technologies. The Company had no revenue for the three months ended June 30, 2016 and 2015 and therefore was not subject to paying any royalties.

In the event the Company fails to provide the University with semi-annual reports on the progress or fails to continue to make reasonable commercial efforts towards obtaining regulatory approval for products based on the Technologies, the University may convert our exclusive license into a non-exclusive arrangement. Interest on any amounts owed under the License Agreement and amendment will be at 3% per annum. All intellectual property rights resulting from the Technologies or improvements thereon will remain the property of the other inventors and/or the Professor, and/or the University, as the case may be. The Company has agreed to pay all out-of- pocket filing, prosecution and maintenance expenses in connection with any patents relating to the Technologies. In the case of infringement upon any patents relating to the Technologies, the Company may elect, at its own expense, to bring a cause of action asserting such infringement. In such a case, after deducting any legal expenses the Company may incur, any settlement proceeds will be subject to the 2.5% royalty payment owed to the University under the License Agreement and amendment.

The patent applications were made in the name of the Professor and other inventors, but the Company’s exclusive, worldwide rights to such patent applications are included in the License Agreement and its amendment with the University. The Company maintains exclusive licensing agreements and it currently controls the six intellectual patent properties.

Sales and Marketing

We currently have no sales, marketing or distribution capabilities. In order to commercially market PT00114 and any product candidates we develop in the future, we would either need to develop an internal sales team and marketing department or collaborate with third parties who have sales and marketing capabilities.

Manufacturing

We currently do not own any manufacturing facilities, nor have we entered into any agreements with contract manufacturer for the production of PT00114. Currently we synthesize all the PT00114 we use in our development activities.

Competition

The pharmaceutical and biotechnology industries are highly competitive and characterized by rapidly evolving technology and intense research and development efforts. We expect to compete with companies, including major international pharmaceutical companies, and other institutions that have substantially greater financial, research and development, marketing and sales capabilities and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and marketing and selling biopharmaceutical products. We will face competition based on, among other things, product efficacy and safety, the timing and scope of regulatory approvals, product ease of use and price.

In particular, the market for antidepressant drugs is highly competitive as it is the largest growing segment of the central nervous system (CNS) pharmaceutical sector. According to Thompson Reuters, in 2003 global sales of antidepressants peaked at US$15 billion capitalizing on the serendipitous discoveries of serotonin selective reuptake inhibitors (SSRI), serotonin/norepinephrine reuptake inhibitors (SNRI) and older mononamine oxidase inhibitor technologies. However, the major depressive disorder (MDD) patients that do not respond to the current antidepressant medications constitute a separate group of treatment resistant depression (TRD). Despite a large patient population and current treatments that leave much room for improvement, the developmental pipelines are sparse and few novel candidates are in development. The serendipitous discoveries of current drug classes, side effects and lack of efficacy have led to shrinkage or extinction of many pharma or small biotech neuroscience research programs. The Company believes that the current global market for anti-depression medications is approximately $8.5 billion, and will be $7.3 billion in 2019. Slightly smaller but on the rise, according to Global Industry Analysts, Inc., the global market for anti-anxiety medications is expected to be $5.9 billion in 2017. It is in either or both of the TRD and anti-anxiety markets that we intend to launch PT00114.

Set forth below is a discussion of competitive factors for each of the current drug classes commercially available for TRD, and the competitive advantages that we believe PT00114 may offer.

Opioid receptor modulators

Opioid receptor modulators have the potential to be non-addictive therapeutic drugs for TRD. Competitors include ALKS 5461 (from Alkermes) is a fixed combination of buprenorphine and samidorphan being developed as a therapy for TRD. Buprenorphine is a mu opioid receptor partial agonist as well as an antagonist of the kappa-opioid receptor (KOR), while samidorphan is an antagonist of mu opioid receptors that essentially works to block the buprenorphine from binding to the mu-receptor. The combination of these mechanisms may result in attenuation of the mu agonist effects of buprenorphine, potentially making this a non-addictive therapy. ALKS 5461 is in phase 3 as a once-daily therapy administered as a sublingual tablet. It is well tolerated and treatment effects were evident after one week of dosing. We believe that our competitive advantage is that PT00114 targets different receptor system therefore it is not likely to have a clinical overlap with opioid receptor modulators.

Antipsychotics with antidepressant effects (dopamine receptor modulators)

Brexpiprazole (from Otsuka) is a dopamine (D2 receptor) partial stimulator (agonist) approved as an oral adjunctive TRD therapy. Its side effects include suicidal risk, weight gain and restlessness. Cariprazine (from Gedeon Richter) is an oral dopamine D2 and D3 receptor antagonist approved for schizophrenia and bipolar disorder in development for TRD. The most common side effects reported were extrapyramidal symptoms, the urge to move (akathisia), indigestion (dyspepsia), vomiting, drowsiness (somnolence) and restlessness. We believe that our competitive advantage is that PT00114, due to its low toxicity profile, will be clinically preferable to these antipsychotic drugs.

Ketamine-like TRD drugs

Drugs that act in a mechanism similar to Ketamine, such as Esketamine nasal spray (from Johnson and Johnson) is the S(+) enantiomer of the drug ketamine acts primarily as a non-competitive NMDA receptor antagonist, but is also a dopamine reuptake inhibitor. As of July 2014, it is in phase II clinical trials for treatment-resistant depression (TRD). This class of candidates is generating a lot of excitement but uncertainty due to their use history will be a compounding factor. We believe that our competitive advantage is that the toxicity profile is likely to be less favorable when compared with PT00114.

NMDA receptor modulators

The N-methyl-D-aspartate (or “NMDA”) receptor is a molecule that appears on the surface of neurons. When “activated” by a drug that binds with it, the NMDA receptor is a potential natural way to counteract TRD. A drug called GLYX 13, an amidated tetrapeptide (with the amino acid sequence Thr-Pro-Pro-Thr-NH2) is a glycine-site functional partial agonist of the NMDA receptor discovered at Northwestern University, now being developed by Naurex/Allergan, in Phase 3 U.S. clinical trials. It will be administered by intravenous injection and has a rapid onset. Phase 2 results have shown that GLYX 13 treatment reduces depression scores in patients with TRD, with no psychotomimetic side effects common to other NMDA receptor modulators. The major peptide candidate in this group GLYX13 shows a better tolerance profile and even IV dosing once weekly is not a deterrent enough in the clinic so PT00114 peptide with possible subcutaneous delivery would be a much more preferable clinical option. The development of the tetrapeptide and entry into the trials demonstrated room and willingness to accept peptide based therapies in TRD. More candidates are expected to come from this therapeutic class that may present a competitive challenge for PT00114.

Another of Naurex’s small molecule candidates, NRX-1074, is an orally active therapy based on GLYX13, in preclinical stages. L-4-Chlorokynurenine, AV-101 (from VistaGen Therapeutics) is a fast acting, orally active small molecule glycine binding site NMDA receptor antagonist. A NIH-funded phase 2 trial in major depressive disorder has been initiated in the US. CERC-301 (Cerecor) is an orally-active, selective NMDA receptor subunit 2B (NR2B) antagonist which is in phase 2 an adjunctive therapy for TRD.

PT00114’s Competitive Advantages

We believe PT00114 will be able to compete against each of these drugs based on its core advantages:

●	PT00114, once in a patient, had a rapid onset of action (efficacy in animal anxiety and depression models) compared with other TRD drugs which may take longer to take effect.

●	PT00114’s effects are long lasting and potent (single 1-10 nmole/kg dose lasts up to one week for glucose/insulin blood-based biomarkers)

●	PT00114 is rapidly cleared from the patient’s bloodstream (its “half life” is 5-10min if given intravenously (IV), 20-30 minutes if given subcutaneously (SC)

●

PT00114 naturally crosses the blood brain barrier, while certain other TRD drugs do not naturally do that and therefore must be given at higher doses so that any of them make it into the patient’s brain.

●	PT00114 is an L-isomer, a naturally modified peptide (by way of pyroGlu, amidation) therefore liver toxicity is not anticipated – resulting in a potentially superior toxicity profile

●	PT00114 is soluble, it can be easily formulated with clinical excipients, and it is stable when lyophilized, making it easy to package into a drug pill form.

●	PT00114 will be manufactured by standard solid phase chemistry, which is less expensive than manufacturing processes required by other TRD drugs.

●	It counteracts the stress effects associated with corticotropin releasing factor (CRF), a mechanism of action not yet known among today’s commercially-available TRD drugs.

●	It increases glucose import into brain cells, thus it is potentially effective against diabetes associated depression and anxiety disorders

●	It increases energy metabolism likely by mitochondrial activation in brain cells

Although we believe PT00114’s advantages will allow it to compete effectively against other antidepressant drugs in the TRD market, many of our competitors and potential competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to our programs or advantageous to our business.

Intellectual Property

We believe that patents, trademarks, copyrights and other proprietary rights are important to our business. We also rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We seek to protect our intellectual property rights by a variety of means, including obtaining patents, maintaining trade secrets and proprietary know-how, and technological innovation to operate without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, actively seeking patent protection in the United States and foreign countries.

As of October, 2015, we have four patents issued by the Governments of the United States, Canada, European Union and Australia and two patent applications pending worldwide including US. The patent applications were made in the name of Dr. David A. Lovejoy and inventors, but the Company’s exclusive, worldwide rights to such patent applications are included in the License Agreement with UT.

Our success will depend in part on our ability to maintain our proprietary position through effective patent claims and their enforcement against our competitors. Although we believe our patent applications provide a competitive advantage, the patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. We do not know whether any of our patent applications will result in the issuance of any patents. Those patents that may be issued in the future or those acquired by us may be challenged, invalidated or circumvented, and the rights granted under any issued patent may not provide us with proprietary protection or competitive advantages against competitors with similar technology. In particular, we do not know if competitors will be able to design variations on our treatment methods to circumvent our current and anticipated patent claims. Furthermore, competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for the development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized or marketed, any related patent claim may expire or remain in force for only a short period following commercialization, thereby reducing the advantage of the patent.

We also rely upon trade secrets, confidentiality agreements, proprietary know-how and continuing technological innovation to remain competitive, especially where we do not believe patent protection is appropriate or obtainable. We continue to seek ways to protect our proprietary technology and trade secrets, including entering into confidentiality or license agreements with our employees and consultants, and controlling access to and distribution of our technologies and other proprietary information. While we use these and other reasonable security measures to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our proprietary information to competitors.

Our commercial success will depend in part on our ability to operate without infringing upon the patents and proprietary rights of third parties. It is uncertain whether the issuance of any third party patents would require us to alter our products or technology, obtain licenses or cease certain activities. Our failure to obtain a license to technology that we may require to discover, develop or commercialize our future products may have a material adverse impact on us. One or more third-party patents or patent applications may conflict with patent applications to which we have rights. Any such conflict may substantially reduce the coverage of any rights that may issue from the patent applications to which we have rights. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine priority of invention.

We may collaborate in the future with other entities on research, development and commercialization activities. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our subsidiaries, collaborators, partners, licensors and consultants. As a result, we may not be able to maintain our proprietary position.

We currently control the following intellectual property:

Title	Country	Status	Issue Date
1. Teneurin C-Terminal Associated Peptides (TCAP) and Methods and uses thereof. Serial # 10/510,959	United States	Patent issued	01/03/2012

2. Teneurin C-Terminal Associated Peptides (TCAP) and Methods and uses thereof. Serial # 2003221575.	Australia	Patent issued	09/23/2011

3. Teneurin C-Terminal Associated Peptides (TCAP) and Methods and uses thereof. Serial # 2,482,810.	Canada	Patent issued	06/10/2014

4. Teneurin C-Terminal Associated Peptides (TCAP) and Methods and uses thereof. Serial # 03717086.7	European Union. Validated in France, Germany and Great Britain.	Patent issued	03/12/2014

5. A Method for Regulating Neurite Growth: Application. Serial # 60/783,821	United States	Pending	Filed: 03/21/2006

6. Method for Modulating Glucose Transport Using Teneurin C-Terminal Associated Peptide (TCAP). Serial # 62/026,346	United States	Pending	N/A

In the future we may file additional patent applications based on proprietary formulations and novel compounds.

Governmental Regulation

Our technologies are subject to extensive government regulation, principally by FDA and state and local authorities in the United States and by comparable agencies in foreign countries. Governmental authorities in the United States extensively regulate the preclinical and clinical testing, safety, efficacy, research, development, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution, among other things, of pharmaceutical products under various federal laws including the Federal Food, Drug and Cosmetic Act, or FFDCA, and under comparable laws by the states and in most foreign countries.

Domestic Regulation

In the United States, the FDA, under the FFDCA, the Public Health Service Act and other federal statutes and regulations, subject pharmaceutical and biologic products to rigorous review. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products or product candidates, and we may be criminally prosecuted. The FDA also has the authority to discontinue or suspend manufacture or distribution, require a product withdrawal or recall or revoke previously granted marketing authorizations, if we fail to comply with regulatory standards or if we encounter problems following initial marketing.

FDA Approval Process

To obtain approval of a new product from the FDA, we must, among other requirements, submit data demonstrating the product’s safety and efficacy as well as detailed information on the manufacture and composition of the product candidate. In most cases, this entails extensive laboratory tests and preclinical and clinical trials. This testing and the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take many years to complete. The FDA may deny our applications or may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA also may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit the products or technologies.

The process required by the FDA before a new drug or biologic may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests or trials and formulation studies;

•	submission to the FDA of an IND for a new drug or biologic, which must be accepted by FDA before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug or biologic for its intended use; and,

•	submission and approval of a New Drug Application, or NDA, for a drug, or a Biologic License Application, or BLA, for a biologic.

Preclinical tests include laboratory evaluation of product chemistry formulation and stability, as well as studies to evaluate toxicity. The results of preclinical testing, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The FDA requires a 30-day waiting period after the filing of each IND application before clinical trials may begin, in order to ensure that human research subjects will not be exposed to unreasonable health risks. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials, or may authorize trials only on specified terms. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results of preclinical tests will not necessarily indicate positive results in clinical trials.

The sponsor typically conducts human clinical trials in three sequential phases, which may overlap. These phases generally include the following:

Phase I: The product is usually first introduced into healthy humans or, on occasion, into patients, and is tested for safety, dosage tolerance, absorption, distribution, excretion and metabolism.

Phase II: The product is introduced into a limited patient population to:

•	assess its efficacy in specific, targeted indications;

•	assess dosage tolerance and optimal dosage; and

•	identify possible adverse effects and safety risks.

Phase III: These are commonly referred to as pivotal studies. If a product is found to have an acceptable safety profile and to be potentially effective in Phase II clinical trials, new clinical trials will be initiated to further demonstrate clinical efficacy, optimal dosage and safety within an expanded and diverse patient population at geographically-dispersed clinical study sites.

If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, to monitor its safety and effectiveness.

Clinical trials must meet requirements for Institutional Review Board, or IRB, oversight, informed consent and the FDA’s Good Clinical Practices. Prior to commencement of each clinical trial, the sponsor must submit to the FDA a clinical plan, or protocol, accompanied by the approval of the committee responsible for overseeing clinical trials at one of the clinical trial sites. The FDA and the IRB at each institution at which a clinical trial is being performed may order the temporary or permanent discontinuation of a clinical trial at any time if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients.

The sponsor must submit to the FDA the results of the preclinical and clinical trials, together with, among other things, detailed information on the manufacturing and composition of the product, in the form of an NDA, or, in the case of a biologic, a BLA. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

It is possible that our product candidates will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria, or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the product. Satisfaction of FDA pre-market approval requirements for a new biologic is a process that may take several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. The FDA reviews these applications and, when and if it decides that adequate data are available to show that the product is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Upon approval, a product candidate may be marketed only for those indications approved in the BLA or NDA and may be subject to labeling and promotional requirements or limitations, including warnings, precautions, contraindications and use limitations, which could materially impact profitability. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if safety, efficacy or other problems occur after the product reaches the marketplace.

The FDA may, during its review of an NDA or BLA, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, to monitor the safety and effectiveness of the product. In addition, the FDA may, in some circumstances, impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials.

Ongoing FDA Requirements

Before approving an NDA or BLA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s current Good Manufacturing Practices, or cGMP, requirements which govern the manufacture, holding and distribution of a product. Manufacturers of biologics also must comply with the FDA’s general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the cGMP requirements. Manufacturers must continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure full compliance with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product, voluntary recall of product, withdrawal of marketing approval or civil or criminal penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and FTC requirements which include, among others, standards and regulations for direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a Warning Letter directing the company to correct deviations from regulatory standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA and enforcement actions that can include seizures, injunctions and criminal prosecution.

Manufacturers are also subject to various laws and regulations governing laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with their research. In each of the above areas, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and deny or withdraw approvals.

HIPAA Requirements

Other federal legislation may affect our ability to obtain certain health information in conjunction with our research activities. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards designed to safeguard the privacy and security of individually identifiable health information. In relevant part, the U.S. Department of Health and Human Services, or HHS, has released two rules to date mandating the use of new standards with respect to such health information. The first rule imposes new standards relating to the privacy of individually identifiable health information. These standards restrict the manner and circumstances under which covered entities may use and disclose protected health information so as to protect the privacy of that information. The second rule released by HHS establishes minimum standards for the security of electronic health information. While we do not believe we are directly regulated as a covered entity under HIPAA, the HIPAA standards impose requirements on covered entities conducting research activities regarding the use and disclosure of individually identifiable health information collected in the course of conducting the research. As a result, unless they meet these HIPAA requirements, covered entities conducting clinical trials for us may not be able to share with us any results from clinical trials that include such health information.

In addition to the statutes and regulations described above, we are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state and local regulations.

Research and Development

Our research and development efforts with respect to the formulations of PT00114 as our first potential product are exclusively conducted under premises of UT, Ontario, Canada. Much of our scientific research and discovery work is performed by Dr. David A. Lovejoy, our Chief Science Advisor and Dr. Dalia Barsyte, our Chief Technology Officer. These activities are funded by us under our Sponsored Research agreements with UT. We intend in the future to raise capital in distinct phases, matched to relevant scientific developments. The Company has financed completion of its preclinical proof of principle studies and the solidification of its intellectual property position through private offerings of its securities. In addition, the proceeds of bridge loans from the Company’s Chairman were used to fund research, development and the general operating activities of the Company. We anticipate that we will require additional financing through IND-enabling studies, and to support entry into clinical proof-of-concept studies in Treatment-Resistant Depression (TRD) and/or Post-Traumatic Stress Disorder (PTSD). As we develop new product candidates, we may be required to conduct additional scientific, preclinical and as well as clinical studies. We currently have no commitments to provide us with any such additional funding.

We incurred approximately $170,575 and $67,270 for research and development activities for the years ended December 31, 2015 and 2014, respectively and $422,721 and $61,424 for these activities for the six months ended June 30, 2016 and 2015, respectively. These expenses include cash and non-cash expenses relating to the development of our programs for PT00114.

The Company derives income from scientific research and experimental development tax credits/and or refunds issued by the Canada Revenue Agency for qualified expenditures. The credits are recognized when the refund is issued. The amounts received are reinvested into the Company’s scientific research, experimental development and operational works conducted in Canada.

Subsidiary

Protagenic Therapeutics Canada (2006) Inc. (“PTI Canada”) was incorporated in 2006 in the Province on Ontario, Canada. PTI Canada is a wholly-owned subsidiary of Protagenic. It provides operational support and assistance for the implementation of corporate and operational activities conducted in Canada. It also oversees and supports research and development activities conducted under auspices of UT. PTI Canada has three directors: Garo H. Armen (Chairman), Alexander K. Arrow and Vigen Nazarian. PTI Canada also has one part-time consultant, Robert Ziroyan. PTI Canada also benefits through tax incentive programs provided by the governments of Canada and the Province of Ontario. We derived income from Canadian research and development tax credits for the years ended December 31, 2015 and 2014 of $8,181 and $78,366, respectively.

Employees

We currently have two part-time employees. We also engage consultants and temporary employees from time to time to provide services that relate to our research and development activities as well as for general administrative and accounting services. We believe that our current personnel are capable of meeting our operating requirements in the near term. We expect that as our business grows we may hire additional personnel to handle the increased demands on our operations, preclinical and clinical activities.

Corporate History

We were originally incorporated as a Delaware corporation under the name Millbrook Acquisition Corp. in 1994. In 2007, Millbrook Acquisition Corp. changed its name to New Motion, Inc. In 2008, New Motion, Inc. merged with Traffix, Inc., pursuant to which Traffix, Inc. became wholly-owned subsidiary of New Motion, Inc. In 2009, New Motion, Inc. changed its name to Atrinsic, Inc. On June 15, 2012, we filed Chapter 11 in the United States Bankruptcy Court in Southern District of New York (Case No. 12-12553). As of that date, we terminated all remaining employees and ceased normal business operations.

Prior to March 30, 2012, the Company was a reporting company under the Exchange Act, and filed periodic reports with the SEC. On March 30, 2012, we filed a Form 15 with the SEC, terminating our obligation to file periodic reports under Sections 13 and 15(d) of the Exchange Act. Prior to the filing of our Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code on June 15, 2012 (the “Plan of Reorganization”), we were a marketer of direct-to-consumer subscription products and an Internet search marketing agency. We sold entertainment and lifestyle subscription products directly to consumers, which we marketed through the Internet. We also sold Internet marketing services to our corporate and advertising clients.

We emerged from Chapter 11 on June 26, 2013, at which time the Plan of Reorganization was conditionally confirmed by the United States Bankruptcy Court, Southern District of New York. The confirmation was subject to the consummation of the Company’s acquisition of a 51% controlling interest in MomSpot LLC (“MomSpot”), which was subsequently completed on July 12, 2013 (“Emergence Date”). MomSpot’s goal is to be the premier specialty retail affiliate marketing company targeting women between the ages of 24 and 45 who are either mothers or expecting their first child. The Emergence Date was the date the Company adopted fresh start accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. At that time, our principle activities were conducted through MomSpot.

Since the fourth quarter of the 2015 fiscal year, MomSpot’s development plans has been suspended pending receipt of incremental funding. On February 12, 2016, the Company sold its 51% interest of MomSpot to the remaining 49% interest holder through a split off agreement. Additionally, on February 12, 2016, the Company sold its equity interests in 29 wholly-owned subsidiaries.

Also on February 12, 2016, the Company entered into a Merger and completed the first closing in our private placement financing and at which time we entered into the field of neurologic drug development.

On June 17, 2016, we merged our wholly-owned subsidiary Protagenic Therapeutics, Inc. with and into the Company and we changed our name from Atrinsic, Inc. to Protagenic Therapeutics, Inc. We are the parent company of Protagenic Therapeutics Canada (2006), Inc., corporation incorporated in the Province of Ontario.

Our principal offices are located at 149 Fifth Avenue, New York, New York 10010. Our web address is www.protagenic.com. Information contained in or accessible through our web site is not, and should not be deemed to be, part of this prospectus.

Facilities

Our principal offices are located at 149 Fifth Avenue, New York, New York 10010. We currently utilize our principal offices at no cost through an arrangement with Agenus Inc. Dr. Armen, our Executive Chairman, is also the Chairman and Chief Executive Officer of Agenus Inc.

Legal Matters

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

We anticipate that we will expend significant financial and managerial resources in the defense of our intellectual property rights in the future if we believe that our rights have been violated. We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

MANAGEMENT AND BOARD OF DIRECTORS

The following sets forth certain information with respect to our executive officers and directors.

Name	Age	Position(s)
Garo H. Armen	63	Executive Chairman of the Board of Directors
Alexander K. Arrow	45	Chief Financial Officer
Robert B. Stein	65	Director
Khalil Barrage	51	Director
Gregory H. Ekizian	53	Director
Josh Silverman	46	Director

 Garo H. Armen, PhD, Executive Chairman, is one of our founders and joined us in September 2004. Garo H. Armen is Chairman and Chief Executive Officer of Agenus Inc., a biotechnology company he co-founded in 1994. From mid-2002 through 2004, he also served as Chairman of the Board of directors of the biopharmaceutical company Elan Corporation, plc, which he successfully restructured. Prior to Agenus Inc., Dr. Armen established Armen Partners, a money management firm specializing in biotechnology and pharmaceutical companies, and was the architect of the widely publicized creation of the Immunex Lederle oncology business in 1993. Earlier, he was a senior vice president of research at Dean Witter Reynolds, having begun his career on Wall Street as an analyst and investment banker at EF Hutton. In 2002, Dr. Armen founded the Children of Armenia Fund, a nonprofit organization dedicated to significantly rebuilding and revitalizing impoverished rural Armenian towns to provide immediate and sustainable benefits to children and youth. He received the Ellis Island Medal of Honor in 2004 for his humanitarian efforts, and received the Sabin Humanitarian Award from the Sabin Vaccine Institute in 2006 for his achievements in biotechnology and progressing medical research. Dr. Armen was also the Ernst & Young 2002 New York City Biotechnology Entrepreneur of the Year, and received a Wings of Hope Award in 2005 from The Melanoma Research Foundation for his ongoing commitment to the melanoma community. Dr. Armen received a PhD in physical chemistry from the Graduate Center, City University of New York, after which he worked as a research fellow at Brookhaven National Laboratories in Long Island, NY.

Alexander K. Arrow, M.D., CFA –Chief Financial Officer. Dr. Arrow joined us as our Chief Financial Officer upon the closing of the Merger. Dr. Arrow is and will continue to serve as the Chief Executive officer of Zelegent, Inc., a clinical-stage start-up medical device company preparing to launch the a minimally invasive snoring cessation surgical tool. From January 2015 through the closing of the Merger, Dr. Arrow also served as a director and acting Chief Operating Officer of Neumedicines, Inc., a clinical-stage private biotechnology company developing protein therapeutics that address unmet clinical and societal needs in Oncology, Hematology and Immunology. Dr. Arrow serves as a director of BioLx, Inc., a start-up developing an advanced surgical mask capable of protecting its user from more viral particles and other airborne contaminants than conventional masks do, and Rindex Medical, Inc., a developmental-stage company (30% owned by the Cleveland Clinic) which is developing a diagnostic technology for use in cardiovascular intensive care units. Previously, Dr. Arrow served on the board and was the Chairman of both the Audit Committee and Compensation Committee of Biolase, Inc. (NASDAQ: BIOL) from July 2010 through February 2014, and served as the President and Chief Operating Officer of Biolase, Inc. from June 2013 through December 2014. Biolase, Inc. is a medical device manufacturer and the leading provider of lasers to the global dentistry industry. From July 2012 to June 2013 Dr. Arrow was the Chief Medical and Strategic Officer of Circuit Therapeutics, Inc., a company seeking to realize commercial potential in the field of optogenetics. From December 2007 through June 2012, Dr. Arrow was the Chief Financial Officer of Arstasis, Inc., a cardiology device manufacturer. From 2002 to 2007, Dr. Arrow headed medical technology equity research at the global investment bank Lazard Capital markets, LLC, providing research coverage on a wide variety of medical device manufacturers. Dr. Arrow also spent two years as Chief Financial Officer of the Patent & License Exchange, later renamed PLX Systems, Inc., and three years as the publishing life sciences research analyst at Wedbush Morgan Securities. In 1996, Dr. Arrow was a surgical resident at the UCLA Medical Center. Dr. Arrow received his CFA in 1999. He was awarded an M.D. from Harvard Medical School in 1996 and a B.A. in Biophysics, magna cum laude, from Cornell University in 1992.

Khalil Barrage, Director, joined us in July, 2007. Mr. Khalil Barrage has served as a Managing Director of The Invus Group, LLC since 2003, in charge of the Public Equities Group that he set up in September 2003. Invus manages over $3B of capital, with a primary focus is on private equity investments, biotechnology and health care. In addition, Invus manages a fund-of-funds liquid alternative investment and, most recently, the newly established public equities portfolio activity. Mr. Barrage is a value investor. He started his career in 1988 with The Olayan Group, a multibillion private group. He was in charge of the group’s US public equities portfolio, overseeing more than $2 billion of assets. Mr. Barrage holds a BA from American University of Beirut.

Robert B. Stein, PhD. MD, Director, joined us effective the closing of the Merger in February, 2016. Dr. Robert B. Stein is Chief Scientific Officer of Agenus Inc. Dr. Robert B. Stein leads Agenus’ Research, Preclinical Development and Translational Medicine functions. He helps shape clinical development strategy for vaccines and adjuvants. Additionally, he’s leading integration of the 4-Antibody acquisition, which includes the company’s fully human antibody drug discovery and optimization technology platform, and portfolio of immune checkpoint antibody programs. Over his 30 years of experience in the biopharmaceutical industry he played a pivotal role in bringing to the market Sustiva®, Fablyn®, Viviant®, PanRetin®, TargRetin®, Promacta® and Eliquis®. Prior to joining Agenus, he held executive management positions at Ligand Pharmaceuticals, DuPont Merck, Incyte Pharmaceuticals, Roche Palo Alto and KineMed. Dr. Stein began his career at Merck, Sharp and Dohme. He holds an MD and a PhD in Physiology & Pharmacology from Duke University. Dr. Stein filed a personal voluntary bankruptcy petition under Chapter 7 in August of 2012 and the bankruptcy was discharged in May 2013.

Gregory H. Ekizian, CFA – Director, joined us effective the closing of the Merger in February, 2016. Mr. Ekizian is presently a private investor. From 2012 to 2014 Mr. Ekizian was associated with Victory Capital Management, serving as the Chief Investment Officer and Lead Portfolio Manager for the Victory Dividend Growth Fund, a strategy which was managed for conservative growth and income across mutual fund and separate accounts. Prior to Victory, he was a private investor from 2009 through 2012. From 1997 through 2009 Mr. Ekizian was the co-leader of the Growth team at Goldman Sachs Asset Management where he served as a Chief Investment Officer and Senior Portfolio Manager. Over his tenure at GSAM, the Growth team grew assets from $2.2 billion to a peak of $29 billion across multiple Growth products. Prior to his service with GSAM, Mr. Ekizian was a principal member in the start-up of Liberty Investment Management in 1994, and as a Senior Portfolio Manager, remained with the firm through its acquisition by Goldman Sachs in 1997. Mr. Ekizian started his investment management career in 1990 at Eagle Asset Management as an analyst covering health care, media, staples and consumer discretionary industries. Mr. Ekizian received a Bachelor of Science in Finance from Lehigh University and MBA from the University of Chicago Graduate School of Business and is a CFA Charterholder.

Joshua Silverman, Director, joined us effective the closing of the Merger in February 2016. He is the Co–founder, and is a Principal and Managing Partner of Iroquois Capital Management, LLC, the Registered Investment Advisor to Iroquois Capital LP and Iroquois Capital (Offshore) Ltd. (collectively, “Iroquois”). Mr. Silverman has served as Co–Chief Investment Officer of Iroquois since inception in 2003. From 2000 to 2003, Mr. Silverman served as Co–Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman received his B.A. from Lehigh University in 1992. In the past five years, Mr. Silverman has served as a director on the following companies that were required to file periodic and current reports with the U.S. Securities and Exchange Commission: MGT Capital Investments, Inc. and National Holdings Corporation. Based on Mr. Silverman’s overall background and experience as an executive in the financial industry, Board believes that Mr. Silverman has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board.

Consultants and Advisors

Dalia Barsyte PhD, Chief Technology Officer. Dr. Dalia Barsyte received her PhD in molecular and cellular biology from the University of Manchester, UK. Her postdoctoral training at the University of Manchester and Ontario Cancer Institute, Canada focused on characterizing cellular signaling mechanisms. Dr. Barsyte is an inventor on one of the key Protagenic patents and author of over 50 scientific publications in oncology and neuroscience. Dr. Barsyte’s scientific interests include exploring chemical biology in therapeutic target validation through peptide or small molecule chemical probe compounds as well as novel in vitro models of disease based on patient derived cell culture.

David A. Lovejoy, PhD, Chief Scientific Advisor, is one of our founders and joined us in September 2004. He holds a PhD in Neuroendocrinology from the University of Victoria (Victoria, BC) and spent three years at the Clayton Foundation Laboratories for Peptide Biology at the Salk Institute (San Diego, CA) as a postdoctoral fellow. Dr. Lovejoy took his first academic appointment at the University of Manchester (Manchester, UK), one of the United Kingdom’s top-ranking research universities. He joined the University of Toronto (Toronto, Ontario) in 2000 and is currently Professor of Neuroendocrinology in the Department of Cell and Systems Biology at the University of Toronto. He is the author of more than 210 scientific publications including 3 books in the field and an Associate Editor for a scientific journal and is inventor or co-inventor on all of our intellectual property.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by our stockholders or us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Except as set forth above with respect to Dr. Stein, had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Our board of directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees will operate under a charter that has been approved by our board of directors.

Audit Committee. The Audit Committee will oversee and monitor our financial reporting process and internal control system, review and evaluate the audit performed by our registered independent public accountants and reports to the Board any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee will review and approve all transactions with affiliated parties. The Audit Committee shall be comprised on two or more independent directors who shall be appointed annually and subject to removal by the Board at any time. Each member of the Audit Committee shall meet the independence requirements of The NASDAQ Stock Market, LLC, and SEC regulations, as well as any other applicable requirements. On March 25, 2016, our Board appointed Messrs. Ekizian (Committee Chairperson) and Barrage to the Audit Committee, each of whom meets the independence requirements. In addition, the Board also designated Gregory Ekizian as an "audit committee financial expert," as that term is defined by the NSADAQ Listing Rules and SEC regulations.

Compensation Committee. The Compensation Committee will provide advice and make recommendations to the board in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee will also review the compensation of our President, Chief Executive Officer, and other officers and make recommendations in that regard to the board as a whole. The Compensation Committee shall be comprised on three or more directors who shall be appointed annually and subject to removal by the Board at any time. At least two members of the Compensation Committee shall be "nonemployee directors" as such term is defined by SEC regulations and "outside directors" tem such term is defined by the Internal Revenue Code. On March 25, 2016, our Board appointed Messrs. Barrage (Committee Chairperson) and Ekizian, and Dr. Stein to the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will nominate individuals to be elected to the full board by our stockholders. The Nominating and Corporate Governance Committee will determine the slate of director nominees for election to the Board, to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, to review the Company's policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stockholders. The Compensation Committee shall be comprised on three or more directors who shall be appointed annually and subject to removal by the Board at any time. Each member of the Nominating and Corporate Governance Committee may or may not meet the independence requirements of The NASDAQ Stock Market, LLC and SEC regulations. On March 25, 2016, our Board appointed Messrs. Silverman (Committee Chairperson), and Drs. Armen and Stein to the Nominating and Corporate Governance Committee.

Director Independence

We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has a requirement that the Board of Directors be independent. However, in evaluating the independence of our members and the composition of the committees of our Board of Directors, our Board utilizes the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Our Board of Directors expects to continue to evaluate its independence standards and whether and to what extent the composition of the Board and its committees meets those standards. We ultimately intend to appoint such persons to our Board and committees of our Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange. Therefore, we intend that a majority of our directors will be independent directors of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC.

We believe that Messrs. Barrage and Ekizian are each an “independent” director as that term is defined by the Nasdaq Stock Market, Inc. Marketplace Rules and SEC Regulations. In addition, the Board also designated Gregory Ekizian as an "audit committee financial expert," as that term is defined by the NSADAQ Listing Rules and SEC regulations.

Code of Business Conduct and Ethics

We have not adopted a written Code of Business Conduct and Ethics but anticipate doing so following the effectiveness of the registration statement of which this prospectus is a part.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors of our company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with the company.

We have entered into indemnification agreements with each of our directors and executive officers. It is anticipated that future directors and officers will enter into an Indemnification Agreement with us in substantially similar form. The Indemnification Agreement provides, among other things, that we will indemnify and hold harmless each person subject to an Indemnification Agreement (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director of ours or serving at our direction as a director, officer, employee, fiduciary or agent of another entity. The Indemnification Agreement further provides that, upon an Indemnified Party’s request, we will advance expenses to the Indemnified Party to the fullest extent permitted by applicable law. Pursuant to the Indemnification Agreement, an Indemnified Party is presumed to be entitled to indemnification and we have the burden of proving otherwise. The Indemnification Agreement also requires us to maintain in full force and effect directors’ liability insurance on the terms described in the Indemnification Agreement. If indemnification under the Indemnification Agreement is unavailable to an Indemnified Party for any reason, we, in lieu of indemnifying the Indemnified Party, will contribute to any amounts incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event in such proportion as is deemed fair and reasonable in light of all of the circumstances to reflect the relative benefits received or relative fault of the parties in connection with such event.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Executive Compensation

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers and for fiscal year ended December 31, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Deferred Compensation ($)	All Other Compensation ($)		Total Compensation ($)

Garo Armen, Chairman	2015	N/A	N/A	N/A	N/A		N/A	N/A	N/A		N/A
	2014	N/A	N/A	N/A	N/A		N/A	N/A	N/A		N/A

Robert Ziroyan, Chief Operating Officer and Interim President (4)	2015	$76,812	$0	$0	$55,125	(1)	$0	$0	$4,758	(3)	$136,695
	2014	$88,870	$0	$0	$36,500	(2)	$0	$0	$7,548	(3)	$132,918

(1)

We use the Black-Scholes option pricing model to value the options granted. 3/9/15 granted 56,250 options (exercise price of $1.25/option) which vested on 12/31/15 valued at US $0.98 AT 12/31/15. 12/31/15 granted 18,750 options (exercise price of $1.25/option) which vested on 3/1/15 using a value of US $0.98 AT 12/31/15.

(2)

We use the Black-Scholes option pricing model to value the options granted. 3/1/14 granted 41,667 options (exercise price of $1/option) which vested on 12/31/14 valued at US $0.73 AT 12/31/14. 12/31/14 granted 8,333 options (exercise price of $1/option) which vested on 3/1/15 using a value of US $0.73 AT 12/31/14.

(3)	Represents health benefits, Canada Pension Plan and employment insurance, cell phone and internet reimbursements.

(4)	Mr. Ziroyan ceased serving as an executive officer effective April 4, 2016.

Employment Arrangements with Officers and Directors

Dr. Alexander Arrow, our Chief Financial Officer, receives base compensation of $125,000 per year for his part-time work for us. In addition, Dr. Arrow received 100,000 options (on a post-Reverse Split basis) under the 2006 Plan as a sign-on bonus when he joined us and 140,000 options under the 2016 plan on April 15, 2016. These options have an exercise price of $1.25 per share, a ten-year term and vest over a three-year period in 35 monthly installments of 2,778 shares and a final installment of 2,770 shares and 3,889 shares and a final installment of 3,885 shares, respectively. The terms of Dr. Arrow’s option grant also include full vesting acceleration upon a change of control. Drs. Arrow and Armen are the only two executive officers of the Company.

Consultancy Agreements

Dalia Barsyte PhD, Chief Technology Officer. Our subsidiary, Protagenic Therapeutics Canada (2006) Inc., entered into a consulting agreement with Dr. Dalia Barsyte. Dr. Barsyte is responsible for overseeing i) design and development of ELISA assays for measuring TCAP, ii) evaluation of TCAP exposure biomarker assay, iii) development of pipeline peptides, iv) development of clinically compatible formulations for TCAP, as well as all of the bench research and development of formulation and extraction methods. Her consulting agreement is effective through December 2015. She is compensated at the rate of $1,000 (Canadian) per month. As well, we have granted Dr. Barsyte 10,000 shares of our common stock and ten-year options to purchase 150,000 shares of our common stock. Options to purchase 100,000 shares of common stock, at an exercise price of $1.00 per share, have fully vested; the options to purchase the remaining 50,000 shares of common stock, at an exercise price of $1.25 per share, will vest in March 2016, provided she remains a consultant to us.

Brandt J. Mandia. Mr. Mandia has provided financial and business advisory services to Protagenic since January 2015. In October 2015 Protagenic entered into a consulting agreement with Mr. Mandia providing for a continuation of these services through December 31, 2015. As consideration for his past and future services, on November 4, 2015 and December 31, 2015, Mr. Mandia was granted warrants to purchase 187,500 and 62,500 shares of common stock (on a post-Reverse Split basis) respectively, each exercisable until November, 2023 at an exercise price of $1.25 per share. The warrants have vested in their entirety.

Robert B. Stein, PhD, MD. We entered into a consulting agreement with Dr. Stein effective January 2015. Dr. Stein is responsible for providing us with technical and advisory services related to our research and development efforts. The consulting agreement is effective through January 2020. On January 23, 2015, we granted Dr. Stein ten-year options to purchase 200,000 shares of our common stock (on a post-Reverse Split basis), at an exercise price of $1.25 per share. The options vest in increments of 1.667% per month on the first day of each calendar month following January, 2015, such that the shares shall be fully vested on January 23, 2020, provided Dr. Stein remains a consultant to us.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the equity awards, calculated on a post-Reverse Stock Split basis, made to our named executive officers that were outstanding at December 31, 2015. Effective April 4, 2016, Mr. Ziroyan no longer served as an executive officer.

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares or Units of stock that have not vested(#)	Market Value of shares or Units of stock that have not vested($)
Robert Ziroyan	25,000			$0.26	8/2016
	100,000			$1.00	3/2021	1	1
	50,000			$1.00	3/2024
		75,000	(1)	$1.25	3/2025

(1)	These are the only equity awards granted by us to our executive officers during the year ended December 31, 2015.

2006 Employee, Director and Consultant Stock Plan

We adopted Protagenic’s 2006 Employee, Director and Consultant Stock Plan, or the 2006 Plan in connection with the Merger. On June 17, 2016, our stockholders adopted our 2016 Equity Compensation Plan and, as a result, we terminated the 2006 Plan. We will not grant any further awards under the 2006 Plan. All outstanding grants under the 2006 Plan will continue in effect in accordance with the terms of the particular grant and the 2006 Plan. The following description of the pertinent terms of the 2006 Plan is a summary and is qualified in its entirety by the full text of the 2006 Plan.

Administration. The administrator (the “Administrator”) of the 2006 Plan is the Board of Directors, except to the extent the Board of Directors delegates its authority to the committee (the “Committee”) of the Board, in which case the Committee shall be the Administrator. Subject to the provisions of the 2006 Plan, the Administrator is authorized to:

a.	Interpret the provisions of the 2006 Plan or of any option or stock grant and to make all rules and determinations which it deems necessary or advisable for the administration of the 2006 Plan;

b.	Determine which employees, directors and consultants shall be granted awards;

c.	Determine the number of Shares for which an award shall be granted;

d.	Specify the terms and conditions upon which an award may be granted; and

e.

Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax laws applicable to the us or to 2006 Plan participants or to otherwise facilitate the administration of the 2006 Plan, which sub-plans may include additional restrictions or conditions applicable to options or shares acquired upon exercise of options.

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the 2006 Plan or of any award granted under it shall be final.

If permissible under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. Any such allocation or delegation may be revoked by the Board of Directors or the Committee at any time.

Terms and Conditions of Options. Options granted under the 2006 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Administrator will determine the exercise price of options granted under the 2006 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or national market system, the fair market value will generally be the closing sale price on the date of grant. If the common stock is not traded on a stock exchange or national market system on the date of grant, the fair market value will generally be the mean between the bid and the asked price for the common stock at the close of trading in the over-the-counter market for the trading day on which common stock was traded immediately preceding the applicable date. If no such prices are available, the fair market value shall be determined in good faith by the Administrator.

No option intended to qualify as an ISO may be exercisable for more than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten-percent stockholder). Options granted under the 2006 Plan will be exercisable at such time or times as the Administrator prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Generally, the exercise price of an option may be paid (a) in cash or by certified bank check, (b) at the discretion of the Administrator, through delivery of shares of our common stock held for at least six months having a fair market value equal to the purchase price, (c) at the discretion of the Administrator, by delivery of the grantee’s personal note, for full, partial or no recourse, bearing interest payable not less than annually at market rate on the date of exercise and at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, with or without the pledge of such shares as collateral, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of the above methods.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. The Administrator will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

The Administrator will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Effect of Certain Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the Shares then subject to such options either the consideration payable with respect to the outstanding shares of common stock in connection with the Corporate Transaction or securities of any successor or acquiring entity (provided, that, at the discretion of the Administrator, all unvested options shall be made fully or partially exercisable for purposes of this Subparagraph upon the closing of the Corporate Transaction); or (ii) upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator, all options being made fully or partially exercisable), within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares of common stock subject to such options (either to the extent then exercisable or, at the discretion of the Administrator, all options being made fully or partially exercisable) over the exercise price thereof.

Tax Withholding. As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2006 Plan to pay any federal, state or local taxes required by law to be withheld.

2016 Equity Compensation Plan

The following description of the principal terms of the 2016 Plan is a summary and is qualified in its entirety by the full text of the 2016 Plan.

Administration. The 2016 Plan will be administered by the Compensation Committee of our Board of Directors, provided that the entire Board of Directors may act in lieu of the Compensation Committee on any matter, subject to certain requirements set forth in the 2016 Plan. The Compensation Committee may grant options to purchase shares of our common stock, stock appreciation rights, stock units, restricted shares of our common stock, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The Compensation Committee also has broad authority to determine the terms and conditions of each option or other kind of award, and adopt, amend and rescind rules and regulations for the administration of the 2016 Plan. Subject to applicable law, the Compensation Committee may authorize one or more reporting persons (as defined in the 2016 Plan) or other officers to make awards (other than awards to reporting persons, or other officers whom the Compensation Committee has specifically authorized to make awards). No awards may be granted under the 2016 Plan on or after the ten-year anniversary of the adoption of the 2016 Plan by our Board of Directors, but awards granted prior to such tenth anniversary may extend beyond that date.

Eligibility. Awards may be granted under the 2016 Plan to any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary.

Shares Subject to the 2016 Plan. The aggregate number of shares of common stock proposed to be available for issuance in connection with options and awards granted under the 2016 Plan is 3,000,000 shares. Incentive Stock Options may, but need not be, granted with respect to all of the shares available for issuance under the 2016 Plan; provided, however, that the maximum aggregate number of shares of common stock which may be issued in respect of Incentive Stock Options (after giving effect to any increases pursuant to the “evergreen” provisions of the 2016 Plan discussed below) shall not exceed 6,000,000 shares, subject to adjustment in the event of stock, splits and similar transactions. If any award granted under the 2016 Plan payable in shares of common stock is forfeited, cancelled, or returned for failure to satisfy vesting requirements, otherwise terminates without payment being made, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2016 Plan.

In addition, the 2016 Plan contains an “evergreen” provision allowing for an annual increase in the number of shares of our common stock available for issuance under the 2016 Plan on January 1 of each year during the period beginning January 1, 2017, and ending on (and including) January 1, 2026. The annual increase in the number of shares shall be equal to (i) five point five percent (5.5%) of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (ii) with respect to shares of common stock which may be issued under the 2016 Plan other than in respect to Incentive Stock Options, the difference between (x) eighteen y percent (18%) of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, and (y) the total number of shares of common stock reserved under the 2016 Plan on December 31st of such preceding calendar year (including shares subject to outstanding awards, issued pursuant to awards or available for future awards) if such amount is greater than the amount determined in (i) immediately above; provided, however, that our Board may act prior to the first day of any calendar year to provide that there shall be no increase such calendar year, or that the increase shall be a lesser number of shares of common stock than would otherwise occur.

Terms and Conditions of Options. Options granted under the 2016 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2016 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our common stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or national market system, the fair market value shall generally be the closing sale price as of such date, or if there were no trades recorded on such date, then the most recent date preceding such date on which trades were recorded. If on the date of grant the common stock is traded in an over-the-counter market, the fair market will generally be the average of the closing bid and asked prices for the shares of common stock as of such date, or, if there are no closing bid and asked prices for the shares of common stock on such date, then the average of the bid and asked prices for the shares of common stock on the most recent date preceding such date on which such closing bid and asked prices are available. If the common stock is not listed on a national securities exchange or national market system or traded in an over-the-counter market, the fair market value shall be determined by the Compensation Committee in a manner consistent with Section 409A of the Code. Notwithstanding the foregoing, if on the date of grant the common stock is listed on a stock exchange or is quoted on a national market system, or is traded in an over-the-counter market, then solely for purposes of determining the exercise price of any grant of a stock option or the base price of any grant of a stock appreciation right, the Compensation Committee may, in its discretion, base fair market value on the last sale before or the first sale after the grant, the closing price on the trading day before or the trading day of the grant, the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant, or any other reasonable method using actual transactions of the common stock as reported by the exchange or market on which the common stock is traded. In addition, the determination of fair market value also may be made using any other method permitted under Treasury Regulation section 1.409A-1(b)(5)(iv).

No option may be exercisable for more than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten-percent stockholder). Options granted under the 2016 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of a nonqualified stock option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid in cash or by bank check, or such other means as the Compensation Committee may accept. As set forth in an award agreement or otherwise determined by the Compensation Committee, in its sole discretion, at or after grant, payment in full or part of the exercise price of an option may be made (a) in the form of shares of common stock that have been held by the participant for such period as the Compensation Committee may deem appropriate for accounting purposes or otherwise, valued at the fair market value of such shares on the date of exercise; (ii) by surrendering to the Company shares of common stock otherwise receivable on exercise of the option; (iii) by a cashless exercise program implemented by the Compensation Committee in connection with the 2016 Plan; and/or (iv) by such other method as may be approved by the Compensation Committee and set forth in an award agreement.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient or the recipient’s guardian or legal representative. However, the Compensation Committee may permit the transfer of a nonqualified stock option, share-settled stock appreciation right, restricted stock award, performance share or share-settled other stock-based award either (a) by instrument to the participant’s immediate family (as defined in the 2016 Plan), (b) by instrument to an inter vivos or testamentary trust (or other entity) in which the award is to be passed to the participant’s designated beneficiaries, or (c) by gift to charitable institutions. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The Compensation Committee will determine the terms applicable to stock appreciation rights. The base price of a stock appreciation right will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our common stock with respect to the date of grant of such stock appreciation right. The maximum term of any SAR granted under the 2016 Plan is ten years from the date of grant. Generally, each SAR stock appreciation right will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value of a share of common stock on the date of exercise of the stock appreciation right over the base price of such stock appreciation right, multiplied by

●	the number of shares as to which such stock appreciation right is exercised.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Stock Units. The Compensation Committee may award restricted common stock and/or stock units under the 2016 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the times of vesting or other payment of the restricted stock award. Stock unit awards may be granted with dividend equivalent rights, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Compensation Committee in its discretion. If any dividend equivalents are paid while a stock unit award is subject to restrictions, the dividend equivalents shall be subject to the same restrictions on transferability as the underlying stock units, unless otherwise set forth in an award agreement. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the 2016 Plan. Performance shares and performance units are awards which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonus Awards. The Compensation Committee may award Incentive Bonus Awards under the 2016 Plan. Incentive Bonus Awards may be based upon the attainment of specified levels of Company or subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Compensation Committee. Incentive Bonus Awards will be paid in cash or common stock, as set forth in an award agreement

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the 2016 Plan, including the grant or offer for sale of unrestricted shares of our common stock and payment in cash or otherwise of amounts based on the value of shares of common stock.

Section 162(m) Compliance. If stock or cash-based awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to our Company as a whole, any subsidiary or any division or operating unit thereof: (a) pre-tax income; (b) after-tax income; (c) net income; (d) operating income or profit; (e) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (f) earnings per share; (g) return on equity; (h) return on sales or revenues; (i) return on invested capital or assets; (j) cash, funds or earnings available for distribution; (k) appreciation in the fair market value of the common stock; (l) operating expenses; (m) implementation or completion of critical projects or processes; (n) return on investment; (o) total return to stockholders; (p) dividends paid; (q) net earnings growth; (r) related return ratios; (s) increase in revenues; (t) the Company’s published ranking against its peer group of pharmaceutical companies based on total stockholder return; (u) net earnings; (v) changes (or the absence of changes) in the per share or aggregate market price of the common stock; (w) number of securities sold; (x) earnings before or after any one or more of the following items: interest, taxes, depreciation or amortization, as reflected in the Company’s financial reports for the applicable period; (y) total revenue growth; (z) economic value created; (aa) operating margin or profit margin; (bb) share price or total stockholder return; (cc) cost targets, reductions and savings, productivity and efficiencies; (dd) strategic business criteria, consisting of one or more objectives based on meeting objectively determinable criteria: specified market penetration, geographic business expansion, progress with research and development activities, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (ee) objectively determinable personal or professional objectives, including any of the following performance goals: the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions, and (ff) any combination of, or a specified increase or improvement in, any of the foregoing.

At the end of the performance period established in connection with any award, the Compensation Committee will determine the extent to which the performance goal or goals established for such award have been attained, and shall determine, on that basis, the number of performance shares or performance units included in such award that have been earned and as to which payment will be made. The Compensation Committee will certify in writing the extent to which it has determined that the performance goal or goals established by it for such award have been attained.

With respect to awards intended to be performance-based compensation under Section 162(m) of the Code, no participant of the 2016 Plan may receive in any one fiscal year (a) options or stock appreciation rights relating to more than 1,000,000 shares of our common stock, and (b) stock units, restricted shares, performance shares, performance units or other stock-based awards that are denominated in shares of common stock relating to more than 1,000,000 shares of our common stock in the aggregate. The maximum dollar value payable to any participant for a fiscal year of the Company with respect to stock units, performance units or incentive bonus awards or other stock-based awards that may be settled in cash or other property (other than common stock) is $1,500,000.

Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2016 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants upon or following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; (g) cancel any stock unit or performance unit held by a participant affected by the change in control in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share of common stock on the date of the change in control, or (h) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination. The 2016 Plan will remain in effect until March 2016, or, if earlier, when awards have been granted covering all available shares under the 2016 Plan or the 2016 Plan is otherwise terminated by the Board. The Board may amend the terms of awards in any manner not inconsistent with the 2016 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our Board of Directors may at any time amend, suspend, or terminate the 2016 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the 2016 Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2016 Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding. The Company has the power and right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulations to be withheld.

Recoupment Policy. Awards granted under the 2016 Plan will be subject to any provisions of applicable law providing for the recoupment or clawback of incentive compensation, such as provisions imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the award; and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.

Federal Income Tax Consequences. The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the 2016 Plan based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2016 Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For non-statutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price, and the balance of the gain, if any, will be afforded capital gain treatment.

For awards of stock grants, the participant will not have taxable income upon the receipt of the award (unless the participant elects to be taxed at the time of the stock is granted rather than when it becomes vested). The stock grants will generally be subject to tax upon vesting as ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any).

A participant is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such restricted stock units (if any).

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is allowed a tax deduction equal to the amount of ordinary income recognized by the participant. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to certain of the Company’s other executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year).

Option Grants and Stock Awards

As of August 31, 2016, we had outstanding stock options to purchase 2,742,229 shares at an average exercise price of approximately $1.05 per share. Included in the total outstanding stock options were 117,785 stock options granted under the 2006 Plan in 2016 at an exercise price of $1.25 and 1,333,299 nonqualified stock options granted under the 2016 Plan in 2016 to our executive officers and others at an exercise price of $1.25 per share.

All awards to be made under the 2016 Plan are discretionary, subject to the terms of the 2016 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2016 Plan are generally not determinable at this time. The equity grant program for our non-employee directors is described under the Compensation of Directors section in this proxy statement. The following table summarizes these 2016 awards to our named executive officers, all executive officers and the non-executive officer employees and consultants.

New Plan Benefits Table

Name and Position	Number of Units (options)
Garo H. Armen, Executive Chairman	500,000	(1)
Alexander K. Arrow, Chief Financial Officer	140,000	(1)
Non-Executive Director Group	325,000	(2)
Non-Executive Officer Employee/Consultant Group	368,299	(3)

_________________

(1)	These options vest over three years in equal monthly installments.
(2)	175,000 of these options vest over two years in equal monthly installments, and 150,000 are fully vested.
(3)

10,000 of these options vest over one year in equal monthly installments, 100,000 of these options vest over three years in equal monthly installments, and 258,299 of these options vest over 4 years in equal monthly installments.

Director Compensation

During fiscal year 2015 we did not compensate directors who were not employees of the Company. On a going-forward basis we intend to make grants of options under the 2016 Plan, if it is adopted by our stockholders, to our non-employee directors, as follows:

On April 15 of each fiscal year, each non-employee directors will receive an option to purchase 40,000 shares of common stock, as well as an option to purchase 5,000 shares for each committee which they chair. No additional options shall be granted for serving on a committee without being its chair. All options will be granted at fair market value, as defined in the 2016 Plan, on the date of grant, and will vest over a three-year period in equal monthly installments. Vesting will accelerate in certain circumstances, such as a change of control of the Company, and unvested options will terminate upon the cessation of an individual’s service to us as a director.

Non-employee directors may be reimbursed for their reasonable expenses in attending Board and committee meetings.

We entered into a consulting agreement with Robert B. Stein, PhD, MD, which is described above.

PRINCIPAL STOCKHOLDERS

Name and address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Beneficial Ownership

Garo H. Armen(1)	3,882,713	(2)	33

Robert B. Stein(1)	79,995	(3)	*

Khalil Barrage(1)	211,250	(4)	2

Alexander K. Arrow(1)	163,818	(5)	1.6

Larry N. Feinberg 808 North St., Greenwich, CT 06831	800,000	(6)	7.2

Gregory H. Ekizian(1)	611,250	(7)	5.6

David A. Lovejoy	429,017	(8)	4

Josh Silverman(1)	11,250	(9)	*

Strategic Bio Partners LLC (10) 777 Third Avenue 30th Floor New York, NY 10017	1,225,819	(11)	9.99

All directors and executive officers as a group (6 persons)	4,960,276	(12)	42.2

*        Less than 1%

(1)      Executive officer and/or director.

(2)      Includes warrants to purchase 1,253,367 shares of common stock at an exercise price of approximately $1.00 per share. Includes 2,296,012 shares held in the name of Dr. Armen and 250,000 shares held in the name of the Garo H. Armen IRA, as to which Dr. Armen has sole voting and dispositive power. Also includes options to purchase 83,334 shares of common stock. Does not include options to purchase 416,666 shares that are not exercisable within 60 days of the date of this prospectus.

(3)     Represents options to purchase 79,995 shares of common stock at an exercise price of $1.25 per share. Does not include an options to purchase 143,333 shares in the aggregate that are not exercisable within 60 days of the date of this prospectus.

(4)     Includes 50,000 shares of common stock and options to purchase 161,250 shares of common stock at an exercise price of $1.25 per share. Does not include options to purchase 33,750 shares in the aggregate that are not exercisable within 60 days of the date of this prospectus.

(5)      Includes 100,000 shares held in the name of Dr. Arrow and 18,260 shares held in the name of the Alexander K. Arrow IRA, as to which Dr. Arrow has sole voting and dispositive power. Also includes options to purchase 45,558 shares at an exercise price of $1.25 per share. Does not include options to purchase 194,442 shares of common stock in the aggregate that are not exercisable within 60 days of the date of this prospectus.

(6)      Includes 200,000 shares of common stock held in the name of Mr. Feinberg and warrants to purchase 600,000 shares of common stock at an exercise price of $1.00 per share.

(7)      Includes 125,000 shares held in the name of the Gregory H. Ekizian Revocable Trust and 100,000 shares and 300,000 warrants held in the name of Pensco Trust Company f/b/o Gregory H. Ekizian, as to which Mr. Ekizian has sole voting and dispositive power. Also includes warrants to purchase 75,000 shares of common stock at an exercise price of $1.00 per share and options to purchase 11,250 shares or common stock. Does not include options to purchase 33,750 shares that are not exercisable within 60 days of the date of this prospectus.

(8)      Includes 148,800 shares of common stock held in the name of Dr. Lovejoy and options to purchase 280,217 shares of common stock in the aggregate with an exercise price ranging from $1.00 to $1.25 per share. Does not include options to purchase 203,082 shares of common stock that are not exercisable within 60 days of the date of this prospectus.

(9)      Includes options to purchase 11,250 shares of common stock at an exercise price of $1.25 per share. Does not include options to purchase 33,750 shares of common stock that are not exercisable within 60 days of the date of this prospectus.

(10)     Hudson Bay Master Fund Ltd. (the "Managing Member") is the managing member of Strategic Bio Partners, LLC ("SBP"). Pursuant to SBP's Limited Liability Company Operating Agreement, the Managing Member has delegated to Hudson Bay Capital Management LP ("HBC") full and sole investment discretion and voting control of SBP's portfolio securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of HBC. Each of SBP, the Managing Member and Sander Gerber disclaims beneficial ownership over these securities.

(11)     SBP also holds shares of Series B Preferred Stock convertible into common stock and Predecessor Warrants to purchase common stock. However, the Series B Preferred and the Predecessor Warrants are subject to a "Beneficial Ownership Cap" limitation pursuant to which the holder thereof does not have the right to convert Series B Preferred Stock or exercise the Predecessor Warrants to the extent that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, of more than 9.99% of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion or exercise. Disregarding the Beneficial Ownership Cap, SBP would own 2,193,413 shares of common stock, including the shares underlying Series B Preferred Stock and Predecessor Warrants.

(12)   Includes warrants to purchase 1,628,367 shares of common stock and options to purchase 392,637 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “executive compensation.”

Transactions with Predecessor Shareholders

Split-Off

At the closing of the Merger we had a 51% interest in MomSpot LLC, and the remaining 49% was held by B.E. Global LLC. Barry Eisenberg is the sole owner of B.E. Global LLC and is the Chief Executive Officer of MomSpot LLC. Immediately after the closing of the Merger, we split off our 51% membership interests in MomSpot LLC. The split-off was accomplished through the transfer of all of our membership interests of MomSpot LLC to B.E. Global LLC having nominal value of nominal considerations via a split off agreement.

Secured Convertible Notes/Predecessor Warrants

Between February 11, 2014 and December 9, 2015, Atrinsic issued secured convertible promissory notes (the “Secured Convertible Notes”) in the aggregate principal amount of $665,000 and $35,000 in interest to two of its stockholders, of which Secured Convertible Notes in the aggregate principal amount of $332,500 were issued to Iroquois Master Fund Ltd. (“IMF”). Josh Silverman, who became one of our directors upon the closing of the Merger, is an affiliate of IMF. The Secured Convertible Notes, as revised and amended, had a maturity date of August 31, 2016 and bore interest at the rate of 5.0% per annum, payable at maturity. The outstanding principal and accrued interest of each Secured Convertible Note was convertible, subject to a 4.99% beneficial ownership cap), into shares of Atrinsic’s common stock at an initial conversion price of $5.00 per share (subject to adjustment), at the option of the respective holders. IMF exchanged the Secured Convertible Notes that it held for 147,972 Predecessor Warrants, which Predecessor Warrants were issued to the Designee at the closing of the Merger, and the instruments by which the Secured Convertible Notes were secured were simultaneously terminated.

Transactions Relating to Protagenic

Garo H. Armen, our Chairman and principal stockholder, purchased shares of Series B Preferred Stock in the Private Offering in exchange for the cancellation of $350,000 of loans made by him, plus accrued and unpaid interest on these loans.

During 2013 and 2012, Mr. Armen made loans to us in the amount of $310,000. The proceeds of the loans were used to fund research, development and general operating activity of Protagenic. The loans bore interest at the rate of 10% per annum. In February 2013, in connection with a capital raise by Protagenic, the loans and accrued interest thereon, totaling $317,789, were converted into Protagenic warrants to purchase 953,367 shares of Protagenic common stock at an exercise price of $1.00 per share. Other than with respect to the payment of the purchase price for the securities by the conversion of debt, Mr. Armen participated in this capital raise on the same terms as all other investors.

From April 15, 2015 through October 29, 2015, Mr. Armen made five loans to Protagenic. The proceeds of the loans were used to fund research, development and general operating activity of Protagenic. The loans bore interest at the rate of 10% per annum. These loans and accrued interest thereon, totaling approximately $350,000, were converted into shares of Series B Preferred Stock in the Private Offering at a price of $1.25 per share.

On December 21, 2015, Dr. Alexander K. Arrow purchased 60,000 shares of common stock of Protagenic from Mark Berg at a per share purchase price equal to $0.50 for an aggregate purchase price of $30,000. In addition, Dr. Arrow purchased 58,260 shares of Series B Preferred Stock in the Private Offering, on the same terms as all other investors.

Effective December 23, 2015, Mr. Armen entered into an additional loan agreement with Protagenic pursuant to which he agreed to loan Protagenic up to $150,000. Any loans under this Agreement bear interest at the rate of 10% per year. The principal and interest on these loans is convertible into common stock at a price of $1.25 per share. On December 23, 2013, Protagenic only borrowed $37,628 of the $150,000 allowed per the agreement and as of the date of this Current Report on Form 8-K, principal in the amount of $37,628 was outstanding under this agreement.

Effective June 17, 2016, the Board of Directors determined that it was in the best interest of the company to convert the last remaining portion of debt owed to Mr. Armen into equity, per the terms of the loan agreements. The sum total of remaining debt and accumulated interest as of June 17, 2016 was $75,265 which was converted into 60,211 shares of Series B Preferred Stock at a price of $1.25 per share.

Merger Transaction

On February 12, 2016, which we refer to as the Merger Closing Date, Atrinsic, Inc., Protagenic Therapeutics, Inc. and Protagenic Acquisition Corp., Atrinsic, Inc.’s wholly-owned subsidiary, entered into a merger agreement and completed the merger contemplated by the merger agreement. Pursuant to the merger agreement, on the Merger Closing Date, Protagenic Acquisition Corp. merged with and into Protagenic Therapeutics, Inc., with Protagenic Therapeutics, Inc. remaining as the surviving entity and wholly-owned subsidiary of Atrinsic, Inc. On June 17, 2016, we merged our wholly-owned subsidiary Protagenic Therapeutics, Inc. with and into the Company and we changed our name from Atrinsic, Inc. to Protagenic Therapeutics, Inc.

While we believe that all of these agreements and arrangements are in the best interests of our Company, related parties of the Placement Agent may derive material benefits as the result of these transactions. In addition, related parties of the Placement Agent will have a continuing substantial interest in our Company and will derive substantial benefits from any success of our Company.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, which we refer to collectively as related parties, are not permitted to enter into a transaction with us without the prior consent of our board of directors acting through the audit committee or, in certain circumstances, the chairman of the audit committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $100,000 and such related party would have a direct or indirect interest must first be presented to our audit committee, or in certain circumstances the chairman of our audit committee, for review, consideration and approval. In approving or rejecting any such proposal, our audit committee, or the chairman of our audit committee, is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related party’s interest in the transaction.

DESCRIPTION OF SECURITIES

Our current certificate of incorporation authorizes us to issue:

●	100,000,000 shares of common stock, par value $0.0001 per share; and

●	20,000,000 shares of Preferred Stock, par value $0.000001 per share, of which 18,000,000 shares have been designated as Series B preferred stock and the remainder of which have not been designated.

As of August 31, 2016, there were 10,437,536 shares of common stock outstanding and 671,649 shares of Series B Preferred Stock outstanding.

The following statements are summaries only of provisions of our authorized capital stock and are qualified in their entirety by our certificate of incorporation. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock. Copies of our amended and restated certificate of incorporation may be obtained from the Company upon written request. For a description of our common stock, see “Description of Securities – common stock” below and for a description of our Series B Preferred Stock, see “Description of Securities – Preferred Stock” below.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent).

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of “blank check” preferred, which may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders. Our board of directors has designated 18,000,000 of our preferred stock as Series B Preferred Stock.

Series B Preferred Stock

Voting. The holders of our Series B Preferred Stock are entitled to vote together with our common stock as a single class, on all matters on which the holders of the common stock are entitled to vote (or consent pursuant to written consent) Each share of Series B Preferred Stock will have a number of votes equal to one share of common stock.

Dividends. The holders of Series B Preferred Stock are entitled to share, ratably and on an as-converted basis, in all dividends declared by our board of directors and paid to the holders of our common stock.

Liquidation. In the event of any liquidation, dissolution or winding up of our company, the assets available for distribution to our stockholders will be distributed among the holders of our Series B Preferred Stock and the holders of our common stock, pro rata, on an as-converted-to-common stock basis.

Conversion Rights. Under the terms of the Series B Preferred Stock, each share of Series Preferred B Stock was to convert into one shares of our common stock upon the Reverse Split unless (i) to the extent (but only to the extent) such conversion for a Series B Preferred Stock holder would violate the Springing Blocker and (ii) such holder has notified the Company in writing that it wants the Springing Blocker to apply to such holder. We had only one holder of our Series B Preferred Stock that notified the Company that it wanted the Springing Blocker to apply. As a result, only 671,649 shares of our Series B Preferred Stock remains outstanding following the Reverse Split. Any Series B Preferred Stock not converted as a result of this provision would automatically convert into Common Stock as soon as such conversion would not violate the Springing Blocker. Our Series B Preferred Stock will cease to be designated as a separate series of our preferred stock when all of such shares have converted into shares of our Common Stock.

Preemptive and Similar Rights. The holders of our Series B Preferred Stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to our Series B Preferred Stock. All of the outstanding shares of our Series B Preferred Stock are fully-paid and non-assessable.

Warrants

Predecessor Warrants

After the consummation of the Merger and the simultaneous closing of the other Transaction, Predecessor Warrants were issued to the Designee to purchase 295,945 shares of Series B Preferred Stock in consideration of cancellation of debt. Each Predecessor Warrant entitles the holder to purchase one share of Series B Preferred Stock at a purchase price of $1.25 during the five (5) year period commencing on the Closing Date.

The Predecessor Warrants, at the option of the holder, may be exercised by cash payment of the exercise price to us. The Predecessor Warrants may also be exercised on a cashless basis.

The exercise price and the number of warrant shares purchasable upon the exercise of the Predecessor Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of our capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of the Predecessor Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares common stock that might otherwise have been purchased upon the exercise of the Predecessor Warrants.

The Predecessor Warrants contain a provision limiting the number of shares of common stock that may be acquired upon exercise to the extent necessary to insure that, after giving effect to such exercise, the number of shares of common stock then beneficially owned by the holder of the Predecessor Warrants and its affiliates and certain other persons does not exceed 9.99% of the total number of shares of common stock of the Company issued and outstanding immediately after giving effect to such exercise.

No fractional shares will be issued upon exercise of the Predecessor Warrants. If, upon exercise of the Predecessor Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, make a cash payment to the Predecessor Warrant holder with respect to such fractional interest.

New Warrants

There are 3,403,367 New Warrants outstanding, all of which were issued in exchange for warrants held by Protagenic warrant holders at the Merger Closing Date. The New Warrants are exercisable at an average price of approximately $1.03 per share and expire at various dates from January 1, 2017 through December 20, 2023. The other material terms of the New Warrants are substantially similar to those of the Predecessor Warrants. There was no physical exchange of Protagenic warrants for New Warrants; rather, Protagenic warrants automatically converted into New Warrants in connection with the Transactions, and the New Warrants will automatically represent the right to purchase the same number of shares of our common stock following the Reverse Split.

Placement Agent Warrants

In connection with the 2016 Private Placement, we issued to Katalyst Securities LLC, our placement agent and its selected dealers warrants to purchase 127,346 shares of Series B Preferred Stock (which became warrants to purchase 127,346 shares of our common stock following the Reverse Split). The Placement Agent Warrants, which contain a “cashless exercise” provision, are exercisable until February 16, 2021 at a price of $1.25 per share.

 Registration Rights

In connection with the 2016 Private Placement, we entered into a registration rights agreement with the private placement investors, the placement agent and a certain holder of our outstanding warrants. We agreed to file with the SEC a registration statement covering the resale of the shares of common stock underlying the Series B Preferred Stock issued in the 2016 Private Placement, as well as the shares of common stock underlying the Placement Agent Warrants and certain other warrants.

We shall keep the registration statement “evergreen” for one year from the date it is declared effective by the SEC or until Rule 144 of the Securities Act is available to the holders of registrable securities issued in connection with the 2016 Private Placement, whichever is earlier.

We will pay all costs and expenses incurred by us in complying with our obligations to file registration statements pursuant to the registration rights agreement, except that the selling holders will be responsible for their shares of the attorney’s fees and expenses and any commissions or other compensation to selling agents and similar persons; provided, however, that, in any registration, each party will pay for its own underwriting discounts and commissions and transfer taxes.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Dividends

We have never declared or paid dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●

they provide that special meetings of stockholders may be called by the board of directors or at the request in writing by stockholders of record owning at least twenty (20%) percent of the issued and outstanding voting shares of common stock;

●

they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

●	they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

 We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●

prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●

on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation, as amended, provides that any action required by law to be taken at any annual or special meeting of the stockholders or any action which may be taken at such a meeting may be taken without a meeting by written consent of the stockholders in lieu of a meeting.

Choice of Forum

Our Certificate of Incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation, as amended, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Meister Seelig & Fein LLP, New York, New York.

EXPERTS

Our financial statements as of and for the year ended December 31, 2015 included in this prospectus have been audited by Marcum LLP, independent certified public accountants, to the extent as for the periods set forth in their report and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting. Our financial statements as of and for the year ended December 31, 2014 included in this prospectus have been audited by Schulman Lobel Zand Katzen Williams & Blackman LLP, independent certified public accountants, to the extent as for the periods set forth in their report and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

Protagenic Therapeutics Inc. and Subsidiares

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,788,189	$3,343
TOTAL CURRENT ASSETS	3,788,189	3,343

EQUIPMENT - NET
Computer	1,439	1,569

OTHER ASSETS	-	6,230

TOTAL ASSETS	$3,789,628	$11,142

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Bridge loan payable - stockholder and accrued interest	$-	$399,103
Accounts payable and accrued expenses	87,278	279,255
Derivative liability	515,819	-
TOTAL CURRENT LIABILITIES	603,097	678,358

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Series B convertible preferred stock, $0.000001 par value, 18,000,000 shares authorized, 11,018,766 and 0 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	11	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 86,078 shares issued and outstanding at June 30, 2016 , 7,612,838 shares issued and 6,612,838 shares outstanding at December 31, 2015	9	761
Additional paid-in-capital	10,928,024	5,886,971
Accumulated deficit	(7,570,570)	(6,306,297)
Treasury stock, at cost $.001 par value, 1,000,000 shares, for December 31, 2015	-	(100,000)
Accumulated other comprehensive loss	(170,943)	(148,651)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	3,186,531	(667,216)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,789,628	$11,142

See accompanying notes to the unaudited condensed consolidated financial statements.

4

Protagenic Therapeutics Inc. and Subsidiares

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015

REVENUE	$-	$-	$-	$-

OPERATING AND ADMINISTRATIVE EXPENSES
Research and development	374,206	39,975	422,721	61,424
General and administrative	122,450	60,988	395,508	89,460
Goodwill impairment	-	-	404,169	-
TOTAL OPERATING AND ADMINISTRATIVE EXPENSES	496,656	100,963	1,222,398	150,884

LOSS FROM OPERATIONS	(496,656)	(100,963)	(1,222,398)	(150,884)

OTHER (EXPENSE) INCOME
Interest income	279	-	279	-
Interest expense - stockholder	(1,767)	-	(7,161)	-
Realized (loss) gain on foreign exchange transactions	543	(8,156)	(6,599)	3,974
Change in fair value of derivative liability	(26,887)	-	(28,394)	-

TOTAL OTHER (EXPENSE) INCOME	(27,832)	(8,156)	(41,875)	3,974

NET LOSS	$(524,488)	$(109,119)	$(1,264,273)	$(146,910)

COMPREHENSIVE LOSS

Other Comprehensive Loss - net of tax
Foreign exchange translation gain (loss)	21,868	12,815	22,292	(109)

TOTAL COMPREHENSIVE LOSS	$(502,620)	$(96,304)	$(1,241,981)	$(147,019)

Net loss per share - Basic and Diluted	$(14.93)	$(0.02)	$(0.71)	$(0.02)

Weighted average common shares - Basic and Diluted	35,130	6,612,838	1,781,338	6,612,838

See accompanying notes to the unaudited condensed consolidated financial statements.

5

Protagenic Therapeutics Inc. and Subsidiares

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Six Months Ended June 30, 2016

(Unaudited)

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Treasury Stock		Other Comprehensive	Stockholders' (Deficit)
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Shares	Amount	Gain (Loss)	Equity

BALANCE - January 1, 2016	-	$-	7,612,838	$761	$5,886,971	$(6,306,297)	$(1,000,000)	$(100,000)	$(148,651)	$(667,216)

Merger:
Atrinsic shares converted	297,468	1	25,867	3	63,381					63,385
Protagenic shares converted	6,612,838	6	(7,612,838)	(761)	(99,245)		1,000,000	100,000		-
Warrants issued for exchange of debt					340,784					340,784
Private offerings, net of expenses	4,108,460	4			4,761,793					4,761,797
Warrants issued to placement agent					146,641					146,641
Reclassification of warrants to derivative liability					(487,425)					(487,425)
Foreign currency translation (loss)									(22,292)	(22,292)
Stock compensation - stock options					239,865					239,865

Conversion of Bridge loan			60,211	6	75,259					75,265

Net loss						(1,264,273)				(1,264,273)

BALANCE - June 30, 2016	11,018,766	$11	86,078	$9	$10,928,024	$(7,570,570)	$-	$-	$(170,943)	$3,186,531

See accompanying notes to the unaudited condensed consolidated financial statements.

6

Protagenic Therapeutics Inc. and Subsidiares

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2016	2015
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,264,273)	$(146,910)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	234	-
Goodwill impairment	404,169	-
Stock based compensation	239,865	81,077
Interest added on bridge loan	7,162	-
Legal fees satisfied through issuance of Series B preferred stock	150,000	-
Change in fair value of the derivative liability	28,394	-
Changes in operating assets and liabilities
Other receivables	6,428	(377)
Other assets	-	4,147
Accounts payable and accrued expenses	(74,422)	(5,423)

NET CASH USED IN OPERATING ACTIVITIES	(502,443)	(67,486)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	-	50,201
Proceeds from bridge loan	19,000	-
Proceeds from issuance of Series B Preferred Stock	4,283,437	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,302,437	50,201

Effect of exchange rate on cash and cash quivalents	(15,148)	(109)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,784,846	(17,394)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,343	22,733

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,788,189	$5,339

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest expense	$-	$-
Cash paid for income taxes	$-	$-

NONCASH TRANSACTIONS
Warrants issued to placement agent	$146,641	$-
Warrants issued for Atrinsic debt settlement and conversion	$340,784	$-
Debt settled with issuance of Series B preferred stock	$425,265	$-
Reclassification of warrants to derivative liabilities from equity	$487,425	$-
Goodwill recognized in connection with reverse business combination	$404,169	$-
Accrued liabilities paid through the issuances of Series B preferred stock	$125,000	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

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 PROTAGENIC THERAPEUTICS, INC & SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Company Background

Protagenic Therapeutics, Inc. (“Protagenic”) was originally incorporated in Delaware on February 3, 1994 under the name Millbrook Acquisition Corp. The Company was the successor to The Millbrook Press Inc., which was a wholly-owned subsidiary of Antia Publishing Company, a Delaware corporation, which in turn was a wholly-owned subsidiary of Groupe de la Cite International, a Science Anonyme organized under French law.  In February 1994, the founders of the Company effected a management buyout by forming the Company which purchased substantially all of the assets of The Millbrook Press Inc.

For the next 10 years, the Company was involved in a variety of attempts at creating a profitable, sustainable business model in the publishing and retail sectors, none of which succeeded. On February 6, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court") and changed its name to MPLC, Inc.

That same year, a biotechnology company called Protagenic Therapeutics, Inc. (referred to herein as “Protagenic”) was organized on September 29, 2004 in the State of Delaware. On September 14, 2015, Protagenic obtained its renewal and revival of its Delaware charter which had become inoperative effective August 7, 2015. The Company is a biotechnology company focused on the discovery, research and development of pre-clinical studies for developing novel, naturally occurring, human neuropeptide-based, brain- active therapeutics for treatment of depression, mood, anxiety and other neurodegenerative disorders. The Company is also interested in acquiring exclusive intellectual property rights for peptide-based therapeutics for the treatment of neurological and mood disorders. Once the Company’s planned principal operations commence, its focus will be licensing certain technologies and the continued research of new technologies.

Protagenic Therapeutics Canada (2006) Inc. (“PTI Canada”) was incorporated in 2006 in the Province of Ontario, Canada. PTI Canada is a wholly-owned subsidiary of Protagenic (collectively, the “Company”). It provides operational support and assistance for the implementation of corporate and operational activities conducted in Canada.

On January 31, 2007, MPLC, Inc. entered into an exchange agreement ("Exchange Agreement") with New Motion, Inc., a Delaware corporation formed in March 2005 (“New Motion”), the stockholders of New Motion (the "Stockholders"), and Trinad Capital Master Fund. On May 2, 2007, the Company changed its corporate name to New Motion, Inc.,

As part of a corporate re-branding strategy, on June 25, 2009, New Motion, Inc. changed its name to Atrinsic, Inc.  Its new corporate image was as a provider of “digital advertising and marketing services,” primarily digital music, casual games, interactive contests, and communities/lifestyles.

The Reverse Business Combination (Merger)

On February 12, 2016 (“Closing Date”), Protagenic Acquisition Corp. (“Acquisition Corp.”), a wholly-owned subsidiary of Atrinsic, Inc. (“Atrinsic”), merged (the “Merger”) with and into Protagenic. Protagenic was the surviving corporation of that Merger. As a result of the Merger, Atrinsic acquired the business of Protagenic and will continue the existing business operations of Protagenic as a wholly-owned subsidiary. On June 17, 2016, Atrinsic, Inc. changed its name to Protagenic Therapeutics, Inc.

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On the Closing Date, all of the issued and outstanding (6,612,838) shares of Protagenic common stock converted, on a 1 for 1 basis, into shares of the Company’s Series B Convertible Preferred Stock, par value $0.000001 per share (“Series B Preferred Stock”). Also on the Closing Date, all of the issued and outstanding options to purchase shares of Protagenic common stock, and all of the issued and outstanding warrants to purchase shares of Protagenic common stock, converted, on a 1 for 1 basis, into options (the “New Options”) and warrants (the “New Warrants”) respectively, to purchase shares of Series B Preferred Stock. New Options to purchase 1,807,744 shares of Series B Preferred, having an average exercise price of approximately $0.87 per share, were issued to Protagenic optionees. New Warrants to purchase 3,403,367 shares of Series B Preferred Stock at an average exercise price of approximately $1.03 per share were issued to holders of Protagenic warrants.

The common stockholders of Atrinsic, Inc. before the Merger (“Predecessor”) retained 25,867 shares of common stock, par value $0.0001 per share (the “Common Stock”). Upon the effectiveness of the Merger, the holders of the Predecessor’s Series A Preferred Stock exchanged all of the issued and outstanding Series A Preferred Stock for an aggregate of 297,468 shares of Series B Preferred Stock. In addition, the holders of options to purchase Predecessor common stock were issued options (“Predecessor Options”) to purchase 17,784 shares of Series B Preferred Stock at $1.25 per share. Warrants (“Predecessor Warrants”) to purchase 295,945 shares of Series B Preferred Stock at $1.25 per share were issued to Strategic Bio Partners, LLC, the designee (the “Designee”) of the holders of the Predecessor’s debt in consideration of the cancellation of such debt amounting to $665,000 in principal and $35,000 in interest.

The Merger is being accounted for as a “Reverse Business Combination,” and Protagenic is deemed to be the accounting acquirer in the merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Protagenic, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Protagenic, historical operations of Protagenic and combined operations of Protagenic and Atrinsic from the Closing Date of the Merger.. Further, as a result of the issuance of the shares of Series B Preferred Stock pursuant to the Merger, a change in control of the Company occurred as of the date of consummation of the Merger.

The Merger will be treated as a recapitalization of the Company for financial accounting purposes. The historical financial statements of Predecessor before the Merger will be replaced with the historical financial statements of Protagenic before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”).

At the closing of the Merger Atrinsic had a 51% interest in MomSpot LLC, and the remaining 49% was held by B.E. Global LLC. Barry Eisenberg is the sole owner of B.E. Global LLC and is the Chief Executive Officer of MomSpot LLC. Immediately after the closing of the Merger, the Company split off its 51% membership interests in MomSpot LLC. The split-off was accomplished through the transfer of all of its membership interests of MomSpot LLC, having nominal value, to B.E. Global LLC via a split off agreement for nominal consideration.

Immediately after the closing of the Merger, the Company also split off all of its equity interest in 29 wholly-owned subsidiaries of Atrinsic. The split-off was accomplished through the sale of all equity interests in these wholly-owned subsidiaries to Quintel Holdings, Inc. for nominal considerations via a split off agreement. These entities had nominal value.

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The Private Offering

Concurrently and a condition of the closing of the Merger, we conducted the first closing of an offering (the “Private Offering”) of our Series B Preferred Stock. At the first closing, we sold 2,775,000 shares of Series B Preferred Stock at a purchase price of $1.25 per share, for which we received total gross consideration of $3,468,750. Of this amount, $350,000 consisted of the conversion of outstanding stockholder debt held by Garo H. Armen, our chairmen and a member of our board of directors, and $150,000 of legal expenses incurred by Strategic Bio Partners, LLC, stockholders of the Predecessor, in conjunction with and as allowed by the Merger agreement. On March 2, 2016 we completed the second closing of the Private Offering, at which we issued an additional 913,200 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $1,141,500. On April 15, 2016 we completed the final closing of the Private Offering, at which we issued an additional 420,260 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $525,325. We paid the Placement Agent and its selected dealers total cash commissions of $159,183 including allowable expense of $15,000 and $266,727 of additional legal and miscellaneous fees. We also issued Placement Agent Warrants to purchase 127,346 shares of Series B Preferred Stock valued at $146,641 using a Black-Scholes model at an exercise price of $1.25 per share to the Placement Agent and its selected dealers. The Company determined the fair value of the binomial lattice model and the Black-Scholes valuation model to be materially the same. For all three closings, we issued 4,108,460 shares of Series B Preferred Stock and raised total gross proceeds of $4,635,575 and total net proceeds of $4,283,438 (or total gross proceeds of $5,135,575 and total net proceeds of $4,783,438, including the conversion of the $350,000 in principal of stockholder debt, and $150,000 of legal expenses incurred by the Predecessor stockholders.

Debt Exchange

Simultaneous with the Merger and the Private Offering, holders of $665,000 of Atrinsic debt accompanied with $35,000 in accrued interest exchanged such debt for Predecessor Warrants to purchase 295,945 shares of Series B Preferred Stock at $1.25 per share. The Predecessor Warrants were valued at $340,784 (see Note 6).

The Reverse Split

On July 27, 2016 we effectuated a 1-for-15,463.7183 Reverse Split which will trigger the automatic conversion of our Series B Preferred Stock into our common stock. As a result of the Reverse Split, each share of our Series B Preferred Stock will convert into approximately one share of our common stock. Upon the effectiveness of the Reverse Split, the 11,018,766 outstanding shares of our Series B Preferred Stock will immediately and automatically convert into 11,018,766 shares of our common stock (accounting for the Reverse Split ratio). Our Series B Preferred Stock will cease to be designated as a separate series of our preferred stock when all of such shares have converted into shares of our common stock. Also at this time, the total number of stock which the Company is authorized to issue will be 120,000,000, consisting of 100,000,000 shares of common stock at a par value of $0.0001 per share and 20,000,000 shares of preferred stock at a par value of $0.000001 per share. All share and per share amounts for the common stock have been retroactively restated to give effect to the reverse split.

NOTE 2 - LIQUIDITY

As shown in the accompanying condensed consolidated financial statements, the Company incurred a net loss of $1,264,273 and $146,910 for the six months ended June 30, 2016 and 2015, respectively and $524,488 and $109,119 for the three months ended June 30, 2016 and 2015, respectively. The Company has incurred losses since inception resulting in an accumulated deficit of $7,570,570 as of June 30, 2016. The net loss presented for the three and six months is attributed to goodwill impairment, an increase in professional fees as related to the Merger, and an increase in stock compensation expense. The net loss present for the prior period was attributed to stock compensation expense and research and development expenses. The Company anticipates further losses in the development of its business. The Company had a net working capital of $3,185,092 at June 30, 2016 as a result of the Merger and simultaneous financings. Based on its current forecast and budget, Management believes that the Company’s cash resources will be sufficient to fund its operations for nearly two years from the date of this quarterly report. Absent generation of sufficient revenue from the execution of the Company’s business plan, it will need to obtain debt or equity financing in early 2018.

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NOTE 3 - SUMMARY OF SIGNFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the SEC for interim financial information. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended June 30, 2016 and 2015. As this is an interim period financial statement, certain adjustments are not necessary as with a financial period of a full year. Although management believes that the disclosures in these unaudited condensed consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements that have been prepared in accordance U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC.

The condensed consolidated financial statements include the accounts of Atrinsic, Inc., and its wholly owned subsidiary, Protagenic Acquisition Corp, and Protagenic Therapeutics, Inc., which was merged with and into Protagenic Acquisition Corp, on February 12, 2016, as well as Protagenic Therapeutics’ wholly-owned Canadian subsidiary, PTI Canada. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s financial statements for the year ended December 31, 2015, which contains the audited financial statements and notes thereto, for the years ended December 31, 2015 and 2014 included within the Company’s Form 8-K/A filed with the SEC on July 12, 2016. The interim results for the three months ended and six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the year ended December 31, 2016 or for any future interim periods.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates underlying the consolidated financial statements include the allocation of the fair value of acquired assets and liabilities associated with the Merger, assessment of intangible assets, including goodwill and income tax provisions and allowances. The Company also relies on estimates for the valuation of stock-based compensation expense and financial instruments.

 Goodwill and indefinite-lived assets

 Goodwill and indefinite-lived assets are not amortized, but are evaluated for impairment annually or when indicators of a potential impairment are present. Our impairment testing of goodwill is performed separately from our impairment testing of indefinite-lived intangibles. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans.

On the date of the Merger, the Company recorded the fair value of shares given to Atrinsic stockholders as Goodwill, and subsequent to the merger the Company determined that goodwill was impaired and wrote it down to zero. Atrinsic’s assets and liabilities acquired in the Merger had nominal value.

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The allocation of the consideration transferred is as follows:

Allocated to:
Atrinsic 25,867 shares Common stock	$32,334
Atrinsic Series A preferred stock as converted to Series B preferred stock, 297,468 shares	371,835
Total value of shares issued to Atrinsic on Merger date	404,169
Goodwill	404,169
Net value of consideration	$0

Fair Value Measurements

Accounting Standards Codification 820, “Fair Value Measurements and Disclosure,” (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not adjusted for transaction costs. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels are described below:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that is accessible by the Company;

Level 2 Inputs – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 Inputs – Unobservable inputs for the asset or liability including significant assumptions of the Company and other market participants.

Cash equivalents consisting of money market funds are carried at cost which approximate fair value due to its short-term nature.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of financial instruments that are measured at fair value as of June 30, 2016.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative warrant liabilities	$515,819	$—	$—	$515,819	$515,819

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The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the six months ended June 30, 2016:

Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2015	$—
Issuance of derivative warrants liabilities	487,425
Change in fair value of derivative warrant liabilities	28,394
Balance, June 30, 2016	$515,819

The fair value of the derivative feature of the 127,346 and 295,945 warrants to the placement agent of the private offering and to Strategic Bio Partners for debt cancellation, respectively on the issuance dates and at the balance sheet date were calculated using a Black-Scholes option model valued with the following weighted average assumptions:

	February 12, 2016	June 30, 2016
Risk free interest rate	1.20%	1.01%
Dividend yield	0.00%	0.00%
Expected volatility	156%	129%
Contractual term (years)	5.0	4.5

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar term on the date of the grant.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the warrants’ expected term.

Remaining term: The Company’s remaining term is based on the remaining contractual maturity of the warrants.

During the six months ended June 30, 2016, the Company marked the derivative feature of the warrants to fair value and recorded a loss of $28,394 relating to the change in fair value.

Impairment

The Company estimates the expected undiscounted future cash flows and operating plans and compares such amounts to the carrying amount of the goodwill to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the goodwill to the fair value. The factors used to determine fair value are subject to management’s judgement and expertise and include, but are not limited to, recent sales prices of comparable companies, the present value of future cash flows, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs. Goodwill impairment for the six months ended June 30, 2016 was $404,169.

Derivative Liability

The Company evaluates its options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

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The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company utilizes a Black-Scholes option pricing model to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The Company determined the fair value of the binomial lattice model and the Black-Scholes valuation model to be materially the same. The Company records the change in the fair value of the derivative as other income or expense in the consolidated statements of operations.

 Revenue Recognition

The Company has not begun planned principal operations and has not generated any revenue since inception.

Stock-Based Compensation Expenses

The Company accounts for stock based compensation costs under the provisions of ASC No. 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock based payments granted to employees, officers, directors, and consultants based on the grant date fair value estimated in accordance with the provisions of ASC No. 718. ASC No. 718 is also applied to awards modified, repurchased, or canceled during the periods reported.

Stock-Based Compensation for Non-Employees

The Company accounts for warrants and options issued to non-employees under ASC 505-50, Equity – Equity Based Payments to Non-Employees, using the Black-Scholes option-pricing model. The value of such non-employee awards are periodically re-measured over the vesting terms and at each quarter end.

Basic and Diluted Net (Loss) per Common Share

Basic (loss) per common share is computed by dividing the net (loss) by the weighted average number of shares of common stock outstanding for each period. Diluted (loss) per share is computed by dividing the net (loss) by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. For the six months ended June 30, 2016 and 2015, there were 6,418,887 and 4,801,112, respectively, potentially dilutive options and warrants not included in the calculation of weighted average shares of common stock outstanding since they would be anti-dilutive. For the six months ended June 30, 2016 and 2015, there were 11,018,766 and 0, respectively, potentially dilutive convertible preferred shares not included in the calculation of weighted average shares of common stock outstanding since they would be anti- dilutive.

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	Potentially Outstanding Dilutive Common Shares

	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015

Conversion Feature Shares

Common shares issuable under the conversion feature of preferred shares	11,018,766	0

Stock Option Shares	2,592,229	1,647,745

Warrant Shares	3,826,658	3,153,367

Total potentially outstanding dilutive common shares	17,437,653	4,801,112

Recent accounting pronouncements

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

On March 30, 2016, the FASB issued ASU 2016-09, "Compensation - Stock Compensation" which simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. For public business entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods. Early adoption will be permitted in any interim or annual period for which financial statements have not yet been issued or have not been made available for issuance. If early adoption is elected, all amendments in the ASU that apply must be adopted in the same period. In addition, if early adoption is elected in an interim period, any adjustments should be reflected as of the beginning of the annual period that includes that interim period. The Company is in the process of evaluating the impact of the standard on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the consolidated financial statements filed with this annual report.

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NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at:

	June 30, 2016	December 31, 2015

Legal	$10,723	$186,936
Salaries	2,070	41,166
Patent expense	31,315	29,239
Research and development	14,600	8,128
Payroll taxes and employee benefits	-	6,222
Other	7,970	7,564
Accounting and tax expenses	20,600	-

	$87,278	$279,255

NOTE 5 – BRIDGE LOAN PAYABLE – STOCKHOLDER

During January 1, 2015 through February 12, 2016, the Company had entered into a series of bridge loan arrangements for total borrowings received and interest accrued of $422,752 with a major Stockholder and Chairman. The proceeds were used to fund research, development and the general operating activity of the Company. The Company has guaranteed the payment of all principal and interest in the form of the Company’s common stock at a purchase price of $1.25 per share. The loan bears interest at a rate of 10% per annum. The Company recorded interest expense of $7,905 and $0 for the six months ended June 30, 2016 and 2015, respectively and $2,511 and $0 for the three months ended June 30, 2016 and 2015, respectively. On February 12, 2016, the Company converted $350,000 in principal and accrued interest on the note into shares of Series B Preferred Stock in the Private Offering at a price of $1.25 per share. On June 17, 2016, the Company converted the remaining $75,265 in principal and accrued interest on the note into shares of Common Stock at a price of $1.25 per share.

NOTE 6 - DERIVATIVE LIABILITIES

Upon closing of the private placement transactions on February 12, 2016, the Company issued 127,346 and 295,945 warrants, to the placement agent of the private offering and to Strategic Bio Partners for debt cancellation, respectively, to purchase the Company’s Series B Preferred Stock with an exercise price of $1.25 and a five-year term. The warrants have a cashless exercise feature that requires the Company to classify the warrants as a derivative liability.

NOTE 7 - STOCKHOLDERS’ EQUITY (DEFICIT)

On June 17, 2016, Atrinsic, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a third amendment and restatement (the “Third Amendment and Restatement”) to the Company’s Amended and Restated Certificate of Incorporation, effective July 27, 2016 (the “Effective Time”), to effect a one-for-15,463.7183 reverse split of the Company’s common stock (the “Reverse Stock Split”). Pursuant to the Reverse Stock Split, at the Effective Time, each 15,463.7183 shares of common stock owned by a stockholder were combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split being rounded up to the nearest whole share. The Third Amendment and Restatement also effected (i) a reduction in the Company’s authorized shares of common stock from 100 billion shares to 100 million shares, (ii) an increase in the par value of the Company’s common stock from $0.000001 per share to $0.0001 per share and (iii) a reduction in the Company’s authorized shares of preferred stock from 5 billion shares to 20 million shares.

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Stock-Based Compensation

In connection with the Merger, all of the issued and outstanding options to purchase shares of Protagenic common stock converted, on a 1 for 1 basis, into options (the “New Options”), to purchase shares of our Series B Preferred Stock. The New Options will be administered under Protagenic’s 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”), which the Company assumed and adopted.

The Plan is authorized to issue up to 2,000,000 stock options. In accordance with the Plan, the Company can grant to certain employees, directors or consultants options to purchase shares of the Company’s common stock which vest automatically or ranging from a one-year period to a five-year period. The shares are exercisable over a period of ten years from the date of grant. The Plan provides that qualified options be granted at an exercise price equal to the fair market value at the date of grant.

There were 2,592,229 options outstanding as of June 30, 2016. The fair value of each stock option granted was estimated using the Black-Scholes assumptions and or factors as follows:

Expected dividend yield		0%
Risk free interest rate	1.01%	-	2.43%
Expected life in years		5
Expected volatility	85%	-	129%

The following is an analysis of the stock option grant activity under the Plan:

	Number	Exercise Price	Weighted Average Exercise Price
Stock Options

Outstanding January 1, 2016	1,707,744		$0.84
Granted	1,301,084	$1.25
Expired	(416,599)
Outstanding June 30, 2016	2,592,229		$1.04

On February 12, 2016, the Company issued 100,000 options (on a post-Reverse Split basis) under the 2006 Plan to its Chief Financial Officer as a sign-on bonus. These options have an exercise price of $1.25 per share, a ten-year term and vest over a three-year period in 35 monthly installments of 0.18 shares and a final installment of 2,778 shares. The terms of the option grant also include full vesting acceleration upon a change of control. The Company recognized compensation expense related to this issuance $10,220 and $5,192 for the six and three months ended June 30, 2016 and March 31, 2016, respectively.

On April 15, 2016 the Board determined at the Compensation Committee meeting of the Board of Directors that each board member will be compensated an option grant of 40,000 options per year, plus 5,000 options for serving as the Chair of a committee. Options shall have 10-year expiration dates, 24-month vesting cycles, and a strike price of $1.25 per share, or more in future time periods to match the fair market value of the company’s common stock. The aggregate amount granted was 175,000 options.

On April 15, 2016 the Board granted 1,008,299 options to employees and consultants. Options shall have 10-year expiration dates, 12 to 48 month vesting cycles, and a strike price of $1.25 per share, or more in future time periods to match the fair market value of the company’s common stock.

17

During the quarter 17,785 options were granted to former Atrinsic executives, Options shall have 3-year expiration dates, and a strike price of $1.25 per share, or more in future time periods to match the fair market value of the company’s common stock.

The total number of options granted and vested during the six month period ended June 30, 2016 was 1,301,084 and 133,229, respectively. The exercise price for theses 1,301,084 options was $1.25 per share.

The Company recognized compensation expense related to options issued of $176,892 during the six month period ended June 30, 2016.

On June 17, 2016, the company adopted a new option plan, the 2016 equity compensation plan. This plan replaces and supersedes the 2006 equity compensation plan. Details of this plan can be found with the Company’s Form 8-K filed June 20, 2016.

Warrants:

In connection with the Merger, all of the issued and outstanding warrants to purchase shares of Protagenic common stock, converted, on a 1 for 1 basis, into new warrants (the “New Warrants”) to purchase shares of our Series B Preferred Stock.

Simultaneous with the Merger and the Private Offering, New Warrants to purchase 3,403,367 shares of Series B Preferred Stock at an average exercise price of approximately $1.05 per share were issued to holders of Protagenic warrants; additionally, holders of $665,000 of our debt and $35,000 of accrued interest exchanged such debt for five-year warrants to purchase 295,945 shares of Series B Preferred Stock at $1.25 per share. Placement Agent Warrants to purchase 127,346 shares of Series B Preferred Stock at an exercise price of $1.25 per share were issued in connection with the Private offering. These warrants to purchase 423,291 shares of Series B Preferred Stock have been recorded as derivative liabilities. See Note 6.

A summary of warrant issuances are as follows:

	Number	Exercise Price	Weighted Average Exercise Price
Warrants

Outstanding January 1, 2016	3,403,367		$1.05
Granted	423,291	$1.25
Outstanding June 30, 2016	3,826,658		$1.07

NOTE 8 - COLLABORATIVE AGREEMENTS

The Company and the University of Toronto, a stockholder of the Company (the “University”) entered into an agreement effective December 14, 2004 (the “Research Agreement”) for the performance of a research project titled “Evidence for existence of TCAP receptors in neurons” (the “Project”). The Research Agreement expired on March 31, 2013.

The Company and the University entered into an agreement effective April 1, 2014 (the “New Research Agreement”) for the performance of a research project titled “Teneurin C-terminal Associated Peptide (“TCAP”) mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism" (the “New Project”). The New Project is to perform research related to work done by a professor at the University and stockholder of the Company (the “Professor”) in regard to TCAP mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism. In addition to the New Research Agreement, the Professor entered into an agreement with the University in order to commercialize certain technologies. The New Research Agreement expired on March 30, 2015. In September 2015, the New Research Agreement was extended to June 30, 2016 which allows for further development of the technologies and use of their applications. Upon expiration of the agreement, payments to the University and research support from the University will suspend until an agreement can be made.

18

Prior to January 1, 2016 the University has been granted 25,000 stock options which are fully vested at the exercise price of $1.00 exercisable over 10 year periods which ends on April 1, 2022. As of June 30, 2016 the Professor has been granted 275,000 stock options, of which 125,000 are fully vested, at the exercise prices of $1.00 exercisable over 10 or 13 year periods which ends either on March 30, 2021 or on March 1, 2027.

The sponsorship research and development expenses were $3,000 and $7,056 pertaining to the Research Agreements for the three months ended June 30, 2016 and 2015, respectively.

NOTE 9 - LICENSING AGREEMENTS

On July 31, 2005, the Company had entered into a Technology License Agreement (“License Agreement”) with the University pursuant to which the University agreed to license to the Company patent rights and other intellectual property, among other things (the “Technologies”). The Technology License Agreement was amended on February 18, 2015 and currently does not provide for an expiration date.

Pursuant to the License Agreement and its amendment, the Company obtained an exclusive worldwide license to make, have made, use, sell and import products based upon the Technologies, or to sublicense the Technologies in accordance with the terms of the License Agreement and amendment. In consideration, the Company agreed to pay to the University a royalty payment of 2.5% of net sales of any product based on the Technologies. If the Company elects to sublicense any rights under the License Agreement and amendment, the Company agrees to pay to the University 10% of any up-front sub-license fees for any sub-licenses that occurred on or after September 9, 2006, and, on behalf of the sub-licensee, 2.5% of net sales by the sub-licensee of all products based on the Technologies. The Company had no revenue for the six months ended June 30, 2016 and 2015 and therefore was not subject to paying any royalties.

In the event the Company fails to provide the University with semi-annual reports on the progress or fails to continue to make reasonable commercial efforts towards obtaining regulatory approval for products based on the Technologies, the University may convert our exclusive license into a non-exclusive arrangement. Interest on any amounts owed under the License Agreement and amendment will be at 3% per annum. All intellectual property rights resulting from the Technologies or improvements thereon will remain the property of the other inventors and/or the Professor, and/or the University, as the case may be. The Company has agreed to pay all out-of- pocket filing, prosecution and maintenance expenses in connection with any patents relating to the Technologies. In the case of infringement upon any patents relating to the Technologies, the Company may elect, at its own expense, to bring a cause of action asserting such infringement. In such a case, after deducting any legal expenses the Company may incur, any settlement proceeds will be subject to the 2.5% royalty payment owed to the University under the License Agreement and amendment.

The patent applications were made in the name of the Professor and other inventors, but the Company’s exclusive, worldwide rights to such patent applications are included in the License Agreement and its amendment with the University. The Company maintains exclusive licensing agreements and it currently controls the six intellectual patent properties.

19

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Consulting Agreement

The Company had an employment agreement with its Officer/Related Party which expired on December 31, 2015. The employment agreement indicated a salary of $6,489 per month plus a bonus, other healthcare benefits and was granted stock options during the year ended December 31, 2015, the Officer/Related Party has been granted 75,000 stock options, valued at $64,223 using the Black-Scholes calculation of which $53,519 was expensed in 2015.

As the agreement above expired, the Company issued a consulting agreement in its place that extended the majority of the terms of the employment agreement on a month-to-month basis. As a consultant, he is responsible for financial reporting, data compilation, and document retrieval services to the Chief Financial Officer, and to endeavor to secure non-dilutive grant funding for the Company. Prior to January 1, 2016, the Consultant had been granted 250,000 stock options, which are fully vested, at exercise prices of $0.26, $1.00, and $1.25 exercisable over 10 year periods which ends either August 1, 2016 or March 9, 2025. The consultant will be paid $2,000 per month for the remainder of the year ended 2016 and includes eligibility for bonus payments both contingent and not contingent on obtaining non-dilutive grant financing for the Company. Either party may terminate the agreement (a) immediately at any time upon written notice to the other party in the event of a breach of the agreement by the other party which cannot be cured (i.e. breach of the confidentiality obligations) and or (b) at any time without cause upon not less than fifteen (15) days’ prior written notice to the other party. Upon expiration or termination, neither the Company nor Consultant will have any further obligations under the consulting agreement.

The Company has accrued $14,600 to pay the Consultant for research and development projects during the six months ended June 30, 2016 and paid $0 during the three and six months ended June 30, 2015.

Consulting Agreement

PTI Canada entered into a consulting agreement with a stockholder of the Company, (the “Consultant”) which expired on December 31, 2015 pursuant to which the Consultant is responsible for overseeing i) design and development of enzyme-linked immunosorbent assay “(ELISA”), assays for measuring TCAP, ii) evaluation of TCAP exposure biomarker assay, iii) development of pipeline peptides, and iv) development of clinically compatible formulations for TCAP, as well as all of the bench research and development of formulation and extraction methods. The agreement has been extended through December 31, 2016 and updated accordingly. Prior to January 1, 2016, the Consultant had been granted 150,000 stock options which are fully vested at exercise prices of $1.00 and $1.25 exercisable over 10 year periods which ends either on March 30, 2021 or on March 1, 2025. The Consultant is paid approximately CA$3,000 per month. Either party may terminate the agreement (a) immediately at any time upon written notice to the other party in the event of a breach of the agreement by the other party which cannot be cured (i.e. breach of the confidentiality obligations) and or (b) at any time without cause upon not less than fifteen (15) days’ prior written notice to the other party. Upon expiration or termination, neither the Company nor Consultant will have any further obligations under the consulting agreement.

The Company has accrued $11,283 to pay the Consultant for research and development projects during the three months ended June 30, 2016 and paid $1,619 during the three months ended June 30, 2015.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

NOTE 11 - SUBSEQUENT EVENTS

On July 27, 2016 the Company effectuated a Reverse Split which triggered the automatic conversion of our Series B preferred stock into the Company’s common stock, with the exception of certain Series B shares held by a single shareholder that was subject to a blocker provision to keep their ownership under 10% of the Company’s outstanding common stock. As a result of the Reverse Split, each share of the Company’s Series B preferred stock converted into approximately one share of the Company’s common stock with the exception of 671,649 Series B shares held by a single shareholder that remained as Series B shares. On July 27, 2016, 10,437,318 of the Company’s 11,018,766 outstanding shares of the Company’s Series B preferred stock converted into 10,437,318 shares of the Company’s common stock (accounting for the Reverse Split ratio) with 671,649 Series B shares remaining. Therefore, as of July 27, 2016, there were 10,433,396 shares of Common stock outstanding.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS.

FOR THE YEARS ENDED

DECEMBER 31, 2015 AND 2014

PROTAGENIC THERAPEUTICS, INC. AND

SUBSIDIARY

DECEMBER 31, 2015 AND 2014

Page

Reports of Independent Registered Public Accounting Firms	1-2
Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations and Comprehensive Loss	4

Consolidated Statements of Stockholders’ Deficit	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Protagenic Therapeutics, Inc.

We have audited the accompanying consolidated balance sheet of Protagenic Therapeutics, Inc. (the “Company”) as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Protagenic Therapeutics, Inc. as of December 31, 2015, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp

New York, New York

July 12, 2016

Schulman Lobel
certified public accountants and advisors

NEW YORK • 1001 Avenue of the Americas, 2nd Floor • New York, NY 10018
Tel 212.868.5781 • Fax 212.868.5782
NEW JERSEY • 2 King Arthur Court, Suite A • North Brunswick, New Jersey 08902
Tel 908.964.8300 • Fax 908.964.9090

www.schulmanlobel.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Protagenic Therapeutics, Inc. and Subsidiary as of December 31, 2014 and the related consolidated statements of operations and comprehensive (loss), stockholders' (deficit) equity, and cash flows for the year then ended. Protagenic Therapeutics, Inc. and Subsidiary's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Protagenic Therapeutics, Inc. and Subsidiary as of December 31, 2014 and the results of their consolidated operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has continued to incur net (losses), has an accumulated (deficit) as of December 31, 2014 and its principal operations have not yet commenced. These factors among others create a substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Our opinion is not modified with respect to that matter.

Schulman Lobel Zand Katzen Williams & Blackman LLP
Schulman Lobel Zand Katzen Williams & Blackman LLP

CERTIFIED PUBLIC ACCOUNTANTS

North Brunswick, New Jersey
October 16, 2015

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,343	$22,733
TOTAL CURRENT ASSETS	3,343	22,733
EQUIPMENT
Office	-	9,414
Computer	1,712	12,506
	1,712	21,920
Less: Accumulated depreciation	(143)	(21,920)
Total equipment	1,569	-
OTHER ASSETS	6,230	4,147
TOTAL ASSETS	$11,142	$26,880
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Bridge Loan Payable - Stockholder and accrued interest	$399,103	$-
Accounts payable and accrued expenses	276,532	145,733
Income taxes payable	2,723	2,500
TOTAL CURRENT LIABILITIES	678,358	148,233
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
Common stock at $.001 par value, 20,000,000 shares authorized; 7,613,338 shares issued and 6,613,338 outstanding for December 31, 2015 and 2014	7,613	7,613
Additional paid-in-capital	5,880,119	5,401,490
Accumulated deficit	(6,306,297)	(5,282,875)
Treasury stock, at cost $.001 par value, 1,000,000 shares, for December 31, 2015 and 2014	(100,000)	(100,000)
Accumulated other comprehensive loss	(148,651)	(147,581)
TOTAL STOCKHOLDERS' DEFICIT	(667,216)	(121,353)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$11,142	$26,880

The accompanying notes are an integral part of these consolidated financial statements.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
REVENUE	$-	$-
OPERATING AND ADMINISTRATIVE EXPENSES
Research and development expenses
Sponsorship research and development	170,575	67,270
Legal fees	164,855	25,287
Salaries	73,815	88,791
Patent expense	22,435	60,434
Consulting	10,008	10,861
Payroll taxes and employee benefits	10,170	5,335
Rent - related party and officer	4,546	5,862
Travel	6,228	2,892
Telephone, internet and website	1,658	2,703
Miscellaneous	165	-
Rebates from research and development Canadian tax credits	(8,181)	(78,366)
Total research and development expenses	456,274	191,069
General and administrative expenses	568,764	101,031
TOTAL OPERATING AND ADMINISTRATIVE EXPENSES	1,025,038	292,100
LOSS FROM OPERATIONS	(1,025,038)	(292,100)
OTHER INCOME (EXPENSE)
Interest income	-	49
Interest expense - stockholder	(11,473)	-
Foreign currency exchange gain (loss)	13,089	(10,430)
TOTAL OTHER INCOME (EXPENSE)	1,616	(10,381)
NET LOSS	(1,023,422)	(302,481)
COMPREHENSIVE LOSS
Other Comprehensive Loss - net of tax
Foreign exchange translation loss	(1,070)	(156,338)
TOTAL COMPREHENSIVE LOSS	$(1,024,492)	$(458,819)
Net loss per common share - basic and diluted	$(0.15)	$(0.05)
Weighted average common shares - basic and diluted	6,613,338	6,613,338

The accompanying notes are an integral part of these consolidated financial statements.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

							Accumulated
							Other
	Common Stock		Additional	Accumulated	Treasury Stock		Comprehensive	Stockholders'
	Shares	Amount	Paid-in-Capital	Deficit	Shares	Amount	Loss	Deficit

BALANCE - January 1, 2014	7,613,338	$7,613	$5,316,322	$(4,980,394)	(1,000,000)	$(100,000)	$8,757	$252,298
Stock compensation	-	-	85,168	-	-	-	-	85,168
Foreign currency translation loss	-	-	-	-	-	-	(156,338)	(156,338)
Net loss	-	-	-	(302,481)	-	-	-	(302,481)
BALANCE - December 31, 2014	7,613,338	7,613	5,401,490	(5,282,875)	(1,000,000)	(100,000)	(147,581)	(121,353)
Stock compensation	-	-	478,629	-	-	-	-	478,629
Foreign currency translation loss	-	-	-	-	-	-	(1,070)	(1,070)
Net loss	-	-	-	(1,023,422)	-	-	-	(1,023,422)
BALANCE - December 31, 2015	7,613,338	$7,613	$5,880,119	$(6,306,297)	(1,000,000)	$(100,000)	$(148,651)	$(667,216)

The accompanying notes are an integral part of these consolidated financial statements.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,023,422)	$(302,481)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	143	380
Stock based compensation	478,629	85,168
Interest added to bridge loan	11,473	-
Changes in operating assets and liabilities
Prepaid research and development expenses	-	47,224
Other assets	(2,916)	(1,084)
Accounts payable and accrued expenses	154,529	15,423
Income taxes payable	223	(600)
NET CASH USED IN OPERATING ACTIVITIES	(381,341)	(155,970)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(1,791)	-
NET CASH USED IN INVESTING ACTIVITIES	(1,791)	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bridge loan	387,630	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	387,630	-
Effect of exchange rate on cash and cash quivalents	(23,888)	22,720
NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,390)	(133,250)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	22,733	155,983
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,343	$22,733
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest expense	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 1                 ORGANIZATION AND NATURE OF BUSINESS

Protagenic Therapeutics, Inc. (“PTI U.S.A.”) was organized on September 29, 2004 in the State of Delaware. On September 14, 2015, PTI U.S.A. obtained its renewal and revival of its Delaware charter which had become inoperative effective August 7, 2015. The Company is a privately held biotechnology company focused on the discovery, research and development of pre-clinical studies for developing novel, naturally occurring, human neuropeptide-based, brain- active therapeutics for treatment of depression, mood, anxiety and other neurodegenerative disorders. The Company is also interested in acquiring exclusive intellectual property rights for peptide-based therapeutics for the treatment of neurological and mood disorders. Once the Company’s planned principal operations commence, its focus will be licensing certain technologies and the continued research of the new technologies.

Protagenic Therapeutics Canada (2006) Inc. (“PTI Canada”) was incorporated in 2006 in the Province of Ontario, Canada. PTI Canada is a wholly-owned subsidiary of PTI U.S.A. (collectively, the “Company”). It provides operational support and assistance for the implementation of corporate and operational activities conducted in Canada.

NOTE 2                 LIQUIDITY

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $1,023,422 and $302,481 for the years ended December 31, 2015 and 2014, respectively. The Company has incurred losses since inception resulting in an accumulated deficit of $6,306,297 as of December 31, 2015, and has had negative cash flows from operating activities. The Company anticipates further losses in the development of its business. Additionally, the Company had a net working capital deficiency of $675,015 at December 31, 2015.

The Company intends to finance its activities through managing current cash and cash equivalents on hand and seeking additional funds raised in the future through the issuance of common stock, borrowing of funds or merging with another company (see Note 11). Subsequently in February 2016 through April 2016, the Company raised total gross proceeds $4,635,575 (net proceeds of $4,283,438) through a private offering of Series B Preferred Stock. As a result, the Company expects its cash to sustain its operations through the end of 2017. In the next 12 months, the Company expects to burn cash of approximately $2,691,000. In addition to the above capital raise, the Company will need to raise additional funds. However, there can be no assurance that financing will be available when required or if available, obtained on satisfactory terms to the company.

NOTE 3                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of PTI U.S.A, and its wholly owned subsidiary, PTI Canada. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 3                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation and Transactions

The assets and liabilities of the Company’s foreign subsidiary PTI Canada are translated into U.S. dollars from its functional currency using the exchange rate in effect at the balance sheets date. Additionally, the accounts on the statements of operations are translated using exchange rates approximating average rates prevailing during the years. Equity accounts are translated at historical exchange rates. Translation adjustments that arise from translating its financial statements from the local currency to the U.S. dollar are accumulated and reflected as a separate component of stockholders’ deficit. The current year effect of the transaction adjustments are included on the statement of operations as a foreign currency exchange gain (loss).

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of revenues and expenses during the reporting period. Significant estimates include accruals, contingencies, valuation allowance for deferred tax assets and valuation of stock options and warrants. These estimates may be adjusted as more current information becomes available, and any adjustment could have a significant impact on recorded amounts. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of money market instruments with an original maturity at the time of purchase of three months or less. The Company maintains its cash and cash equivalents with two high credit quality financial institutions with one located in each the United States and Canada, which at times, may be in excess of insured amounts with the U.S. Federal Deposit Insurance Company and Canada Deposit Insurance Corporation. The Company’s policy is to maintain its cash and cash equivalents with reputable financial institutions assessed on an annual basis. There are no cash equivalents at this time. There is little concentration of credit risk for foreign cash as minimal balances of cash are held by PTI Canada.

Equipment

Equipment was stated at cost less accumulated depreciation. Improvements and replacements of equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of equipment are charged to expense as incurred. When assets are retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss will be reported in the consolidated statements of operations. Depreciation is computed using straight- line methods over their estimated useful lives ranging from 3 to 5 years.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 3                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Rebates from Research and Development Credits

The Company derives rebates from scientific research and experimental development tax credits issued by the Canada Revenue Agency for qualified expenditures. The credits are recognized when the rebate is issued. The amounts received are reinvested into the Company’s scientific research, experimental development and operational works conducted in Canada.

Research and Development Expenses, net of Rebates

The Company’s research and development expenditures for present and future products are expensed as incurred.

Treasury Stock

Management of the Company does not plan to retire the stock and applies the cost method to its treasury stock transactions. Differences between proceeds for reissuance of treasury stock and the cost are credited or charged to additional paid in capital to the extent of the prior credits and thereafter to accumulated deficit.

Fair Value Measurements

Accounting Standards Codification 820, “Fair Value Measurements and Disclosure,” (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not adjusted for transaction costs. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

  The three levels are described below:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that is accessible by the Company;

Level 2 Inputs – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 Inputs – Unobservable inputs for the asset or liability including significant assumptions of the Company and other market participants.

There were no transfers in or out of any level for the years ended December 31, 2015 and 2014. The Company determines fair values for its investment assets as follows:

Cash and cash equivalents, accounts payable, and accrued expenses carry value equals approximately the fair value due to its short term nature. Based on the borrowing rates currently available to the Company for loans with similar terms and the expected short term maturity, the carrying value of the bridge note payable approximates fair value.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 3                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

The Company accounts for stock based compensation costs under the provisions of ASC No. 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock based payments granted to employees, officers, directors, and consultants based on the grant date fair value estimated in accordance with the provisions of ASC No. 718. ASC No. 718 is also applied to awards modified, repurchased, or canceled during the periods reported. Pursuant to ASC No. 718 the Company recognize the compensation cost for an award of share-based over the requisite service period, with a corresponding credit to equity (generally, paid-in capital). The requisite service period is the period during which an employee is required to provide service in exchange for an award, which often is the vesting period.

Income Taxes

The Company accounts for income taxes utilizing the liability method. Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement basis and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such asset will be realized.

Management has determined that a valuation allowance is required for the deferred tax assets which is primarily attributable to net operating loss carry forwards for federal and state tax purposes. The net operating losses expire through 2035 and 2022 for federal and state taxes, respectively. Thus, the consolidated financial statements do not reflect a deferred tax provision.

Basic and Diluted Net (Loss) per Common Share

Basic (loss) per common share is computed by dividing the net (loss) by the weighted-average number of shares of common stock outstanding for each period. Diluted (loss) per share is computed by dividing the net (loss) by the weighted-average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. Potentially dilutive securities consisting of options and warrants aggregating 5,111,111 and 4,371,111 for the years ended December 31, 2015 and 2014, respectively were not included in the calculation of weighted-average shares of common stock outstanding as they were determined to be anti-dilutive.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 3                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

On March 30, 2016, the FASB issued ASU 2016-09, "Compensation - Stock Compensation" which simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. For public business entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods. Early adoption will be permitted in any interim or annual period for which financial statements have not yet been issued or have not been made available for issuance. If early adoption is elected, all amendments in the ASU that apply must be adopted in the same period. In addition, if early adoption is elected in an interim period, any adjustments should be reflected as of the beginning of the annual period that includes that interim period. The Company is in the process of evaluating the impact of the standard on its consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income taxes. The provisions of ASU No. 2015-17 simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update. The amendments in this ASU are effective for the annual period ending after December 15, 2016, including interim periods within those fiscal years. The Company does not believe that the adoption of this update will have a significant impact to the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern. The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantialdoubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 3                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)

 Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the consolidated financial statements filed with this annual report.

NOTE 4                     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

           Accounts payable and accrued expenses consist of the following as of December 31:

	2015	2014

Legal expenses	$186,936	$51,120
Salaries	41,166	--
Patent cost	29,239	87,244
Research and development	8,128	6,089
Payroll taxes and employee benefits	6,222	--
Other	4,841	1,280

	$276,532	$145,733

NOTE 5                   BRIDGE LOAN PAYABLE - STOCKHOLDER

The Company did not enter into any bridge loan arrangements during 2014. During January 1, 2015 through December 31, 2015, the Company had entered into a series of bridge loan arrangements for total borrowings received and interest accrued of $399,103 with a major Stockholder and Chairman. The proceeds were used to fund research, development and the general operating activity of the Company. The Company has guaranteed the payment of all principal and interest in the form of the Company’s common stock at a purchase price of $1.25 per share. The loan bears interest at a rate of 10% per annum. The Company recorded interest expense of $11,473 for the year ended December 31, 2015. Subsequent to December 31, 2015, the Company converted $350,000 in principal on the note into shares of Series B Preferred Stock in the Private Offering at a price of $1.25 per share. In addition, during June 2016, the Company has agreed to convert the remaining principal and interest at $1.25 per share.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 6                   STOCKHOLDERS’ DEFICIT

Common Stock

The Company adopted a certificate of amendment to the Company’s restated certificate of incorporation to increase the number of authorized shares of its $.001 par value common stock from 10,000,000 shares to 20,000,000 shares which was recorded by the state of Delaware on October 2, 2015.

No common stock was issued during the years ended December 31, 2015 and 2014.

Stock-Based Compensation

On March 15, 2006, the Company adopted the “Protagenic Therapeutic, Inc. 2006 Employee, Director and Consultant Stock Plan” (the “Plan”) and authorized 140,000 shares for issuance pursuant to the Plan. On April 1, 2012, the Company increased the number of authorized shares to 2,000,000 shares. In accordance with the Plan, the Company can grant to certain employees, directors or consultants options to purchase shares of the Company’s common stock which vest automatically or ranging from a one-year period to a five-year period. The shares are exercisable over a period of ten years from the date of grant. The Plan provides that qualified options be granted at an exercise price equal to the fair market value at the date of grant, as determined by the Board of Directors. During the years ended December 31, 2015 and 2014, the Company granted a total of 490,000 and 240,000 respectively, options to purchase shares of the Company’s common stock at an exercise price of $1.25 and $1.00 per share. The 2015 and 2014 options vest monthly ranging from six months to over a five-year period for one individual.

Management has determined that for each round of stock options granted, it was reasonable to estimate the fair value of the common stock options using the Black Scholes option pricing model. Accordingly, the Company has accounted for options using this calculated value method. Based on the fact that the Company is a privately held company with no revenue, management has estimated its expected future equity volatility factor in valuing the Company’s common stock equivalents by starting with its historical volatility adjusted for the volatility of equity interests from comparable publicly traded and privately held published companies to arrive at such industry benchmarks to evaluate.

The fair value of each stock option granted and warrant issued during 2015 and 2014 was estimated using the Black Scholes assumptions and or factors as follows:

	2015			2014
Expected dividend yield		0%		0%
Risk free interest rate	1.66%	-	2.43%	2.30%
Expected life in years		10		10
Expected volatility		85%		85%

No stock options expired or were forfeited during the years ended December 31, 2015 and 2014. As of December 31, 2015, the stock options had no intrinsic value as there was no current market value for the shares. The Company recognized stock-based compensation expense pertaining to the options granted of $190,751 and $85,168 during the years ended December 31, 2015 and 2014, respectively.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 6                    STOCKHOLDERS’ DEFICIT (CONTINUED)

Stock-Based Compensation (continued)

As of December 31, 2015 and 2014, the Plan had remaining option shares to be granted of 292,256 and 782,256, respectively. Unrecognized compensation expense related to unvested awards as of December 31, 2015 was approximately $290,985, and will be recognized over the remaining vesting periods of the underlying awards.

The following is an analysis of the stock option grant activity under the Plan:

		Exercise	Weighted Average
	Number	Price	Exercise Price
Stock Options

Outstanding January 1, 2014	977,744		$0.60
Granted	240,000	$1.00
Outstanding December, 31, 2014	1,217,744		$0.68
Granted	490,000	$1.25
Outstanding December, 31, 2015	1,707,744		$0.84

The following is an analysis of the vested and non-vested stock options under the Plan as of December 31, 2015:

Number of Options	Expiration Date	Remaining Contractual Life (Years)	Exercise Price
104,150	March 1, 2016	0.17	$0.26
312,449	March 15, 2016	0.21	$0.26
55,000	August 1, 2016	0.59	$0.26
60,000	November 1, 2016	0.84	$0.26
21,145	February 1, 2017	1.09	$1.00
290,000	March 1, 2021	5.25	$1.00
10,000	June 10, 2021	5.45	$1.00
50,000	April 1, 2022	6.25	$1.00
75,000	December 1, 2022	6.92	$1.00
90,000	March 1, 2024	8.17	$1.00
215,000	March 1, 2025	9.17	$1.25
75,000	March 9, 2025	9.19	$1.25
150,000	March 1, 2027	11.17	$1.00
200,000	January 22, 2030	14.07	$1.25
1,707,744

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 6                   STOCKHOLDERS’ DEFICIT (CONTINUED)

Warrants

The Company has conducted private placement offerings to raise financing since its formation. In connection with the private placement offerings that occurred in 2013, 2011, and 2007, the Company offered its common stock at a fixed purchase price of $1.00 per share, $0.001 par value, and offered 3 warrants for each share purchased. The warrants have an exercise price of $1.00 per share and have an exercise term of ten years from the date of issuance.

The Company has warrants outstanding as follows:

	December 31, 2015	December 31, 2014
Financing and stock subscriptions (includes 300,000 warrants to the Major Stockholder and Chairman)	2,100,000	2,100,000
Consultants	350,000	100,000
Major Stockholder and Chairman	953,367	953,367
Total Warrants Issued	3,403,367	3,153,367

A summary of warrant issuances are as follows:

		Exercise	Weighted Average
	Number	Price	Exercise Price
Warrants

Outstanding January 1, 2014	3,153,367		$1.01
Granted	-	$-
Outstanding December, 31, 2014	3,153,367		$1.00
Granted	250,000	$1.25
Outstanding December, 31, 2015	3,403,367		$1.05

All outstanding warrants are currently exercisable. A summary of warrants issued and outstanding at December 31, 2015 is summarized as follows:

Number of Common Stock Equivalents	Expiration Date	Remaining Contractual Life(Years)			Exercise Price
100,000	01/01/2017		1.2		$1.25
675,000	07/07/2021	5.5	to	6.7	$1.00
2,628,367	12/20/2023	7.3	to	8.1	$1.05
3,403,367

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 6                   STOCKHOLDERS’ DEFICIT (CONTINUED)

Warrants (continued)

The Company recognized stock-based compensation expense pertaining to the warrants issued of $287,878 and $0 during the years ended December 31, 2015 and 2014, respectively.

As of December 31, 2015, the Major Stockholder and Chairman has been issued 1,253,367 warrants to purchase 417,789 shares of common stock at an exercise price of $1.00 exercisable over 10 year periods which ends either on May 19, 2021 (warrants to purchase 100,000 shares of common stock) or on February18, 2023 (warrants to purchase 317,789 shares of common stock).

NOTE 7                   INCOME TAXES

The components of (loss) income before income taxes are as follows:

	2015	2014
Domestic	(747,693)	16,001
Foreign	(275,729)	(318,482)
(Loss) income before income taxes	(1,023,422)	(302,481)

The Company had no income tax expense due to operating losses incurred for the years ended December 31, 2015 and 2014.

For the periods ended December 31, 2015 and 2014, the actual tax expense differs from the effective tax expense (benefit) based on the U.S. Federal tax rate of 34% as follows:

	2015	2014
Income taxes at Federal statutory rate	-34.0%	-34.0%
State income taxes, net of Federal income tax effect	-13.0%	-6.0%
Foreign tax rate differential	2.4%	0.0%
Change in valuation allowance	43.5%	40.0%
Other	1.1%	0.0%
Income tax provision	0.0%	0.0%

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 7                   INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities are as follows:

	2015	2014
U.S. net operating loss carryforwards	563,000	401,000
Stock compensation	206,000	-
Canadian Provincial income tax losses	402,000	333,000
Canadian Provincial scientific investment tax credits	201,000	193,000
	1,372,000	927,000
Valuation allowance	(1,372,000)	(927,000)
Net deferred tax assets	-	-

As of December 31, 2015 and 2014, the Company had federal net operating loss carryforwards (“NOL”) of approximately $1,310,000 and $1,041,000, respectively. The losses expire in stages beginning in 2024. The Company has not performed a detailed analysis to determine whether an ownership change under IRC Section 382 has occurred. The effect of an ownership change would be the imposition of annual limitation on the use of NOL carryforwards attributable to periods before the change Any limitation may result in expiration of a portion of the NOL before utilization. As of December 31, 2015 and 2014, the Company had state and local net operating loss carryforwards of approximately $1,303,000 and $1,033,000, respectively, to reduce future state tax liabilities also through 2035.

As of December 31, 2015 and 2014, the Company had Canadian NOL of approximately $1,256,000 and $980,000, respectively. The Canadian losses expire in stages beginning in 2026. As of December 31, 2015 and 2014, the Company also has unclaimed Canadian federal scientific research and development investment tax credits, which are available to reduce future federal taxes payable of approximately $201,000 and $193,000, respectively.

As a result of losses and uncertainty of future profit, the net deferred tax asset has been fully reserved. The net change in the valuation allowance during the years ended December 31, 2015 and 2014 was an increase of $445,000 and $67,000, respectively.

Foreign earnings are assumed to be permanently reinvested. U.S. Federal income taxes have not been provided on undistributed earnings of our foreign subsidiary.

The Company recognizes interest and penalties related to uncertain tax positions in selling, general and administrative expenses. The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2015 and 2014.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 8                 COLLABORATIVE AGREEMENTS

The Company and the University of Toronto, a stockholder of the Company (the “University”) entered into an agreement effective December 14, 2004 (the “Research Agreement”) for the performance of a research project titled “Evidence for existence of TCAP receptors in neurons” (the “Project”). The Research Agreement expired on March 31, 2013.

The Company and the University entered into an agreement effective April 1, 2014 (the “New Research Agreement”) for the performance of a research project titled “Teneurin C-terminal Associated Peptide (“TCAP”) mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism" (the “New Project”). The New Project is to perform research related to work done by a professor at the University and stockholder of the Company (the “Professor”) in regard to TCAP mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism. In addition to the New Research Agreement, the Professor entered into an agreement with the University in order to commercialize certain technologies. The New Research Agreement expired on March 31, 2015. In September 2015, the New Research Agreement was extended to March 31, 2016 which allows for further development of the technologies and use of their applications. Upon expiration of the agreement, payments to the University and research support from the University will suspend until an agreement can be made.

As of December 31, 2015 the University has been granted 129,000 stock options which are fully vested at exercise prices of $.26 and $1.00 exercisable over 10 year periods which ends either on March 15, 2016 or on April 1, 2022. As of December 31, 2015 the Professor has been granted 483,299 stock options which are fully vested, except for 62,500 stock options, at exercise prices of $0.26 and $1.00 exercisable over 10 or 13 year periods which ends either on March 15, 2016 or on March 1, 2027.

The sponsorship research and development expenses were $170,575 and $67,270 pertaining to the Research Agreements for the years ended December 31, 2015 and 2014, respectively.

NOTE 9                 LICENSING AGREEMENTS

On July 31, 2005, the Company had entered into a Technology License Agreement (“License Agreement”) with the University pursuant to which the University agreed to license to the Company patent rights and other intellectual property, among other things (the “Technologies”). The Technology License Agreement was amended on February 18, 2015 and currently does not provide for an expiration date.

Pursuant to the License Agreement and its amendment, the Company obtained an exclusive worldwide license to make, have made, use, sell and import products based upon the Technologies, or to sublicense the Technologies in accordance with the terms of the License Agreement and amendment. In consideration, the Company agreed to pay to the University a royalty payment of 2.5% of net sales of any product based on the Technologies. If the Company elects to sublicense any rights under the License Agreement and amendment, the Company agrees to pay to the University 10% of any up-front sub-license fees for any sub-licenses that occurred on or after September 9, 2006, and, on behalf of the sub-licensee, 2.5% of net sales by the sub-licensee of all products based on the Technologies. The Company had no revenue for the years ended December 31, 2015 and 2014 and therefore was not subject to paying any royalties.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 9                  LICENSING AGREEMENTS (CONTINUED)

In the event the Company fails to provide the University with semi-annual reports on the progress or fails to continue to make reasonable commercial efforts towards obtaining regulatory approval for products based on the Technologies, the University may convert our exclusive license into a non-exclusive arrangement. Interest on any amounts owed under the License Agreement and amendment will be at 3% per annum. All intellectual property rights resulting from the Technologies or improvements thereon will remain the property of the other inventors and/or the Professor, and/or the University, as the case may be. The Company has agreed to pay all out-of- pocket filing, prosecution and maintenance expenses in connection with any patents relating to the Technologies. In the case of infringement upon any patents relating to the Technologies, the Company may elect, at its own expense, to bring a cause of action asserting such infringement. In such a case, after deducting any legal expenses the Company may incur, any settlement proceeds will be subject to the 2.5% royalty payment owed to the University under the License Agreement and amendment.

The Company has incurred legal expense for research and development projects associated with the License Agreement and its amendment of $0 and $25,287 during the years ended December 31, 2015 and 2014, respectively.

The Company also incurred patent costs for research and development projects associated with the License Agreement and its amendment of $22,435 and $ 60,434 during the years ended December 31, 2015 and 2014, respectively.

The patent applications were made in the name of the Professor and other inventors, but the Company’s exclusive, worldwide rights to such patent applications are included in the License Agreement and its amendment with the University. The Company maintains exclusive licensing agreements and it currently controls the six intellectual patent properties.

NOTE 10                  COMMITTMENTS AND CONTINGENCIES

Operating Lease with Related Party

The Company paid its sole employee and officer, a related party, serving as the interim president and chief operating officer of PTI U.S.A. and a director and president and chief operating officer of PTI Canada (the “Officer/Related Party”), rent on the property which the Company is renting. The Company occupies roughly 1/3 of the total rented area and pays rent in an amount approximately to 1/3 of the monthly rent on the property. As of December 31, 2015, the monthly rent is $430 per month. As of January 1, 2016 under the new employment agreement, we are no longer contractually obligated to pay this rent.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 10                  COMMITTMENTS AND CONTINGENCIES (CONTINUTED)

Employment Agreement

The Company had an employment agreement with its sole employee the Officer/Related Party which expired on December 31, 2015. The employment agreement indicated a salary of $6,489 per month plus a bonus, other healthcare benefits and was granted stock options during the year ended December 31, 2015, the Officer/Related Party has been granted 75,000 stock options, valued at $64,223 using the Black Scholes calculation of which $53,519 was expensed in 2015.

Consulting Agreement

PTI Canada entered into a consulting agreement with a stockholder of the Company, (the “Consultant”) which expired on December 31, 2015 pursuant to which the Consultant is responsible for overseeing i) design and development of enzyme-linked immunosorbent assay “(ELISA”), assays for measuring TCAP, ii) evaluation of TCAP exposure biomarker assay, iii) development of pipeline peptides, and iv) development of clinically compatible formulations for TCAP, as well as all of the bench research and development of formulation and extraction methods. As of December 31, 2015, the Consultant has been granted 100,000 stock options which are fully vested, except for 4,167 stock options, at an exercise price of $1.00 exercisable over 10 year periods which ends either on March 30, 2021 or on March 1, 2024. The stock options were valued at $42,816 using the Black Scholes calculation of which $35,680 was expensed in 2015. The Consultant is paid approximately CA$1,000 per month. Either party may terminate the agreement (a) immediately at any time upon written notice to the other party in the event of a breach of the agreement by the other party which cannot be cured (i.e. breach of the confidentiality obligations) and or (b) at any time without cause upon not less than fifteen (15) days’ prior written notice to the other party. Upon expiration or termination, neither the Company nor Consultant will have any further obligations under the consulting agreement.

The Company paid the Consultant $10,861 and $11,650 for research and development projects during the years ended December 31, 2015 and 2014, respectively.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 11              SUBSEQUENT EVENTS

On February 12, 2016, Protagenic Acquisition Corp. (“Acquisition Corp.”), a wholly-owned subsidiary of Atrinsic, Inc., a Delaware corporation (“Atrinsic”), merged (the “Merger”) with and into the Company. The Company was the surviving corporation of that Merger. As a result of the Merger, Atrinsic acquired the business of the Company and will continue the existing business operations of the Company as a wholly-owned subsidiary. The Merger was accounted for as a reverse business combination.

Simultaneously with the Merger, on February 12, 2016, all of the issued and outstanding shares of the Company’s common stock converted, on a 1 for 1 basis, into shares of the Atrinsic’s Series B Preferred Stock, par value $0.000001 per share (“Series B Preferred Stock”) (assuming no exercise of dissenters’ rights by any former Protagenic stockholder). Also on February 12, 2016, all of the issued and outstanding options to purchase shares of the Company’s common stock, and all of the issued and outstanding warrants to purchase shares of the Company’s common stock, converted, on a 1 for 1 basis, into options and new warrants, respectively, to purchase shares of Atrinsic’s Series B Preferred Stock. The new options will be administered under the Company’s 2006 Employee, Director and Consultant Stock Plan, which Atrinsic assumed and adopted on February 12, 2016, in connection with the Merger. Pursuant to the Certificate of Designations, each share of Series B Preferred Stock will immediately and automatically convert into one share of Common Stock at such time that we file an amendment to our certificate of incorporation effecting a one-for-15,463.7183 reverse stock split of our Common Stock so that we have a sufficient number of authorized and unissued shares of our Common Stock to permit the conversion of all outstanding shares of our Series B Preferred Stock into our Common Stock.

Concurrently with the closing of the Merger, we conducted the first closing of an offering (the “Private Offering”) of our Series B Preferred Stock. At the first closing, we sold 2,775,000 shares of Series B Preferred Stock at a purchase price of $1.25 per share, for which we received total gross consideration of $3,468,750. Of this amount, $350,000 consisted of conversion of outstanding stockholder debt held by Garo H. Armen, our chairmen and a member of our board of directors, inclusive of accrued but unpaid interest and $150,000 consisted of the conversion of Predecessor debt (inclusive of accrued but unpaid interest) held by shareholders of the Predecessor which was incurred to pay expenses of the Transactions, as defined below, incurred by or on behalf of the Predecessor. On March 2, 2016 we completed the second closing of the Private Offering, at which we issued an additional 913,200 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $1,141,500. On April 15, 2016 we completed the final closing of the Private Offering, at which we issued an additional 420,260 shares of Series B Preferred Stock to accredited investors, for total gross proceeds of $525,325.

For all three closings, we raised total gross proceeds of $4,635,575 and total net proceeds of $4,283,438 (or total gross proceeds of $5,135,575 and total net proceeds of $4,783,438, including the conversion of the $500,000 in principal and interest referred to above). We issued 4,108,460 shares of Series B Preferred Stock to investors in the Private Offering. The Placement Agent and its selected dealers were paid total cash commissions of $159,183 and the Placement Agent was paid an expense allowance of $15,000 and was issued (together with its selected dealers) Placement Agent Warrants to purchase 127,346 shares of Series B Preferred Stock at an exercise price of $1.25 per share.

PROTAGENIC THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 12              RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to the original issuance of the Company’s consolidated financial statements for the years ended December 31, 2014 and 2013, Company’s management determined it had misclassified $179,098 of stock compensation expense that arose prior to 2013. Management has evaluated the effect of the error and determined it qualitatively was immaterial to the Company’s financial position and results of operations for the years ended December 31, 2014 and 2013. In accordance with guidelines issued in Staff Accounting Bulletin No. 108, we have revised the financial statements included herein and recorded the adjustment to opening equity. The impact of the revision on the Company’s balance sheet and statement of cash flows is illustrated on a condensed basis below. As a result of the aforementioned reclassification adjustment, there was no impact on the 2014 Statement of Operations.

Balance Sheet	Amounts Previously Reported	Adjustment	As Restated
Additional paid in capital	$5,580,548	$(179,058)	$5,401,490
Accumulated deficit	$(5,461,933)	$179,058	$(5,282,875)

Statement of Cash Flows	Amounts Previously Reported	Adjustment	As Restated
Cash flows from operating activities:
Stock based compensation	$264,226	$(179,058)	$85,168
Effect of exchange rate on cash and cash equivalents	$(156,338)	$179,058	$22,720

PROTAGENIC THERAPEUTICS, INC.

4,485,806 shares

common stock

PROSPECTUS

September      , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$564.65

Accounting Fees and Expenses	$10,000.00

Legal Fees and Expenses	$50,000.00

Miscellaneous Fees and Expenses	$5,000.00

Total	$65,564.65

ITEM 14.      INDEMNIFICATION OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Article Seventh of the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. No amendment, modification, or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any of the Registrant’s directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Article Eighth of the Charter provides, among other things, that the Registrant shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a ''Proceeding''), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person.

Article Eighth of the Charter also provides that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Article V, Section 1 of the Registrant’s Bylaws (the “Bylaws”) provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Registrant shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Registrant’s Board of Directors.

Section 2 of Article V of the Bylaws provides that, in addition to the right to indemnification conferred in Article V, Section 1 of the Bylaws, an Indemnitee shall also have the right to be paid by the Registrant the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under Section 2 or otherwise.

Both the Charter and the Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Registrant intends to enter into Indemnification Agreements with each of its directors and executive officers. It is anticipated that these Indemnification Agreements will provide, among other things, that that the Registrant will indemnify and hold harmless each person subject to an Indemnification Agreement to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director of ours or serving at our direction as a director, officer, employee, fiduciary or agent of another entity. The Indemnification Agreements will further provide that, upon an Indemnified Party’s request, the Registrant will advance expenses to the Indemnified Party to the fullest extent permitted by applicable law. The Indemnification Agreement will require the Registrant to maintain in full force and effect directors’ liability insurance on the terms described in the Indemnification Agreement.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

Original Issuances of Stock and Warrants

Sales by Former Protagenic Therapeutics, Inc.

In 2013, 2011, 2010 and 2007, the former Protagenic sold a total of 2,223,519 shares of its common stock at a price of $1.00 per share. In 2013 and 2011 each share was accompanied by three warrants to purchase former Protagenic common stock, exercisable at $1.00 per share.

Sales by Our Predecessor, Atrinsic, Inc.

Between February 11, 2014 and December 9, 2015, Atrinsic, Inc. issued Secured Convertible Notes in the aggregate principal amount of $665,000 to two of its shareholders. The Secured Convertible Notes, as revised and amended, had a maturity date of August 31, 2016 and bore interest at the rate of 5.0% per annum, payable at maturity. The outstanding principal and accrued interest of each Secured Convertible Note was convertible, subject to a 4.99% beneficial ownership cap, into shares of Atrinsic Inc.’s common stock at an initial conversion price of $5.00 per share (subject to adjustment), at the option of the respective holders. The Secured Convertible Notes were exchanged for 295,945 Predecessor Warrants simultaneously with the closing of the Merger and the instruments by which they were secured were simultaneously terminated.

2016 Private Placement

In February, March and April 2016, we sold an aggregate of 4,108,460 shares of Series B Preferred Stock, par value $0.000001 per share (“Series B Preferred Stock”), at a price of $1.25 per share, for total gross proceeds of $4,635,575 and total net proceeds of $4,283,438 (or total gross proceeds of $5,135,575 and total net proceeds of $4,783,438, including the conversion of the $500,000 of principal and accrued interest).

In connection with the 2016 Private Placement, the Placement Agent and its selected dealers were paid total cash commissions of $159,183 and the Placement Agent was paid an expense allowance of $15,000 and was issued (together with its selected dealers) Placement Agent Warrants to purchase 127,346 shares of Series B Preferred Stock at an exercise price of $1.25 per share.

The transactions described above were exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D thereunder.

Securities Act Exemptions

We deemed the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.     EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization, dated as of February 12, 2016, by and among Atrinsic, Inc. a Delaware corporation, Protagenic Acquisition Corp., a Delaware corporation and Protagenic Therapeutics, Inc., a Delaware corporation (Incorporated by reference to Exhibit 2.1 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016).

2.2

Certificate of Merger as filed with the Delaware Secretary of State effective February 12, 2016 (Incorporated by reference to Exhibit 2.2 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016).

2.3

Certificate of Ownership and Merger Merging Protagenic Therapeutics, Inc. with and into Atrinsic, Inc. (Incorporated by reference to Exhibit 2.1 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.)

2.4	Agreement of Merger of Atrinsic, Inc. and Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 2.2 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.)

3.1

Amended and Restated Certificate of Incorporation of Atrinsic, Inc. (Incorporated by reference to Exhibit 3.1(A) to Company’s registration statement on Form 10, as filed with the SEC on July 2, 2014 (the “Form 10”)).

3.2

Certificate of Designations, Powers, Preferences and Other Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series B Convertible Preferred Stock of Atrinsic, Inc. (Incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, as filed with the SEC on February 4, 2016.)

3.3	Certificate of Elimination of Series A Convertible Preferred Stock of Atrinsic, Inc. (Incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, as filed with the SEC on April 5, 2016.)

3.4

Certificate of Incorporation, Restated Certificate of Incorporation, Certificate of Amendment of Restated Certificate of Incorporation, Certificate for Renewal and Revival of Charter, Certificate for Renewal and Revival of Charter, and Certificate of Amendment of Restated Certificate of Incorporation, each of Protagenic Therapeutics, Inc., as filed with the Secretary of State of the State of Delaware on September 24, 2004, August 19, 2005, October 26, 2006, March 5, 2007, September 14, 2015 and October 2, 2015, respectively (Incorporated by reference to Exhibit 3.3 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016).

3.5

Third Amended and Restated Certificate of Incorporation of Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.)

3.6	Bylaws of Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, as filed with the SEC on July 15, 2016.)

4.1	Form of Warrant of Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

4.2	Form of Predecessor Warrant of Atrinsic, Inc. (Incorporated by reference to Exhibit 4.2 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

4.3(i)

Warrant of Protagenic Therapeutics, Inc. issued to Garo H. Armen on May 19, 2011. (Incorporated by reference to Exhibit 4.3(i) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

4.3(ii)

Warrant of Protagenic Therapeutics, Inc. issued to Garo H. Armen on February 18, 2013. (Incorporated by reference to Exhibit 4.3(ii) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

4.4(i)

Warrant of Protagenic Therapeutics, Inc. issued to Gregory H. Ekizian on July 7, 2011. (Incorporated by reference to Exhibit 4.4(i) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

4.4(ii)

Warrant of Protagenic Therapeutics, Inc. issued to PENSCO Trust Company, FBO Gregory H. Ekizian on February 18, 2013. (Incorporated by reference to Exhibit 4.4(ii) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

4.5	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.5 to Company’s Current Report on Form 8-K, as filed with the SEC on April 18, 2016).

5.1	Opinion of Meister Seelig & Fein LLP*

10.1

Form of Securities Purchase Agreement, by and between Atrinsic, Inc. and the investors in the Private Offering. (Incorporated by reference to Exhibit 10.1 to Company’s Current Report on Form 8-K, as filed with the SEC on April 18, 2016.)

10.2

Form of Registration Rights Agreement by and between Atrinsic, Inc. and the investors in the Private Offering. (Incorporated by reference to Exhibit 10.2 to Company’s Current Report on Form 8-K, as filed with the SEC on April 18, 2016.)

10.3	Placement Agency Agreement (Incorporated by reference to Exhibit 10.3 to Company’s Current Report on Form 8-K, as filed with the SEC on April 18, 2016).

10.4

Delaware Escrow Agreement, by and between Atrinsic Inc., Depositor and Delaware Trust Company. (Incorporated by reference to Exhibit 10.4 to Company’s Current Report on Form 8-K, as filed with the SEC on April 18, 2016.)

10.5

Voting Agreement, effective February 12, 2016, among Atrinsic, Inc., the stockholders of Protagenic Therapeutics, Inc., and Strategic Bio Partners, LLC. (Incorporated by reference to Exhibit 10.4 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.6

Indemnity Agreement, effective February 12, 2016, among Atrinsic, Inc., Strategic Bio Partners, LLC, and Iroquois Capital Management LLC and Hudson Bay Capital Management LP as guarantors. (Incorporated by reference to Exhibit 10.5 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.7

Split-Off Agreement, effective February 12, 2016, among Atrinsic, Inc., B.E. Global LLC and MomSpot LLC. (Incorporated by reference to Exhibit 10.6 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.8

General Release Agreement, effective February 12, 2016, among Atrinsic, Inc., B.E. Global LLC and MomSpot LLC. (Incorporated by reference to Exhibit 10.7 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.9

Split-Off Agreement, effective February 12, 2016, between Atrinsic, Inc. and Quintel Holdings, Inc. (Incorporated by reference to Exhibit 10.8 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.10

General Release Agreement, effective February 12, 2016, between Atrinsic, Inc. and Quintel Holdings, Inc. (Incorporated by reference to Exhibit 10.9 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.11

Investor Note Exchange Agreement, effective February 12, 2016, among Atrinsic, Inc. and the investors of Atrinsic, Inc. (Incorporated by reference to Exhibit 10.10 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.12

Preferred Stock Exchange Agreement, effective February 12, 2016, among Atrinsic, Inc. and the investors of Atrinsic, Inc. (Incorporated by reference to Exhibit 10.11 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.13

Employment Agreement, effective January 1, 2014, between Protagenic Therapeutics Canada (2006) Inc. and Dr. Robert Ziroyan. (Incorporated by reference to Exhibit 10.12 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)**

10.14

Consulting Agreement, as amended, between Protagenic Therapeutics Canada (2006) Inc. and Dr. Dalia Barsyte. (Incorporated by reference to Exhibit 10.13 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.15

Consulting Agreement between Protagenic Therapeutics, Inc. and Brandt J. Mandia. (Incorporated by reference to Exhibit 10.14 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.16

Consulting Agreement, effective January 23, 2015, between Protagenic Therapeutics, Inc. and Dr. Robert B. Stein. (Incorporated by reference to Exhibit 10.15 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)**

10.17

Protagenic Therapeutics, Inc. 2006 Employee, Director and Consultant Stock Plan (Incorporated by reference to Exhibit 10.16 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)**

10.18

Form of Nonqualified Stock Option Award Agreement under the 2006 Employee, Director and Consultant Stock Plan. (Incorporated by reference to Exhibit 10.17 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.) **

10.19	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.7 to the Form 10.)**

10.20(i)

Technology License Agreement, effective July 21, 2005, between The University of Toronto Innovations Foundation and Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 10.19(i) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.20(ii)

First Amendment to Technology License Agreement, effective February 18, 2015, between the Governing Council of the University of Toronto and Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 10.19(ii) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.21(i)

Sponsored Research Agreement, effective April 1, 2014, between the Governing Council of the University of Toronto and Protagenic Therapeutics Canada (2006), Inc., Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 10.20(i) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.21(ii)

Amendment to the Sponsored Research Agreement, effective April 1, 2015, between the Governing Council of the University of Toronto and Protagenic Therapeutics Canada (2006), Inc., Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 10.20(ii) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.22(i)	Bridge Loan Agreement, effective April 15, 2015, between Protagenic Therapeutics, Inc. and Dr. Garo H. Armen. (Incorporated by reference to Exhibit 10.21(i) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.22(ii)	Bridge Loan Agreement, effective May 28, 2015, between Protagenic Therapeutics, Inc. and Dr. Garo H. Armen. (Incorporated by reference to Exhibit 10.21(ii) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.22(iii)	Bridge Loan Agreement, effective July 1, 2015, between Protagenic Therapeutics, Inc. and Dr. Garo H. Armen. (Incorporated by reference to Exhibit 10.21(iii) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.22(iv)

Bridge Loan Agreement, effective September 1, 2015, between Protagenic Therapeutics, Inc. and Dr. Garo H. Armen. (Incorporated by reference to Exhibit 10.21(iv) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.22(v)

Bridge Loan Agreement, effective October 29, 2015, between Protagenic Therapeutics, Inc. and Dr. Garo H. Armen. (Incorporated by reference to Exhibit 10.21(v) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.22(vi)

Bridge Loan Agreement, effective December 23, 2015, between Protagenic Therapeutics, Inc. and Dr. Garo H. Armen. (Incorporated by reference to Exhibit 10.21(vi) to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.23

Stock Purchase Agreement, effective December 21, 2015, between Mark Berg and Alexander Arrow. (Incorporated by reference to Exhibit 10.22 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

10.24	Protagenic Therapeutics, Inc. 2016 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.1 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.)**

10.25

Form of Incentive Stock Option Agreement under the Protagenic Therapeutics, Inc. 2016 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.2 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.) **

10.26

Form of Non-Qualified Stock Option Agreement under the Protagenic Therapeutics, Inc. 2016 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.3 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.) **

10.27

Letter dated June 17, 2016 from Schulman Lobel Zand Katzen Williams & Blackman LLP re change in Certifying accountant. (Incorporated by reference to Exhibit 10.4 to Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016.)

21.1	Subsidiaries of Atrinsic, Inc. (Incorporated by reference to Exhibit 21.1 to Company’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016.)

23.1	Consent of Marcum LLP*

23.2	Consent of Schulman Lobel Zand Katzen Williams & Blackman LLP*

99.1

Audited financial statements of Protagenic Therapeutics, Inc. as of and for the years ended December 31, 2015 and 2014. (Incorporated by reference to Exhibit 99.1 to Company’s Current Report on Form 8-K/A, as filed with the SEC on July 12, 2016.)

99.2

Unaudited Pro Forma Condensed Combined Financial Statements for the year ended December 31, 2015. (Incorporated by reference to Exhibit 99.2 to Company’s Current Report on Form 8-K/A, as filed with the SEC on July 12, 2016.)

99.3

Audit Committee Charter adopted by the Board of Directors of Atrinsic, Inc. on March 25, 2016. (Incorporated by reference to Exhibit 99.1 to Company’s Current Report on Form 8-K, as filed with the SEC on April 26, 2016.)

99.4

Compensation Committee Charter adopted by the Board of Directors of Atrinsic, Inc. on March 25, 2016. (Incorporated by reference to Exhibit 99.2 to Company’s Current Report on Form 8-K, as filed with the SEC on April 26, 2016.)

99.5

Governance and Nominating Committee Charter adopted by the Board of Directors of Atrinsic, Inc. on March 25, 2016. (Incorporated by reference to Exhibit 99.3 to Company’s Current Report on Form 8-K, as filed with the SEC on April 26, 2016.)

[NOTE: Need to add interactive data from 10-K and 10-Q]

*	Filed herewith
**	Designates management contracts and compensation plans (and filed herewith, except as expressly stated otherwise)

ITEM 17.               UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 16th day of September, 2016.

PROTAGENIC THERAPEUTICS, INC.

By:	/s/ Garo H. Armen
Garo H. Armen
Chairman (Principal Executive Officer and Duly Authorized Officer)

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Protagenic Therpeutics, Inc., a Delaware corporation (the “Company”), do hereby constitute and appoint Garo H. Armen and Alexander K. Arrow, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Garo H. Armen	Director and Chairman of the Board	September 16, 2016
Garo H. Armen	(Principal Executive Officer)

/s/ Alexander K. Arrow	Chief Financial Officer	September 16, 2016
Alexander K. Arrow	(Principal Financial Officer)

/s/ Robert B. Stein	Director	September 16, 2016
Robert B. Stein

/s/ Khalil Barrage	Director	September 16, 2016
Khalil Barrage

/s/ Gregory H. Ekizian	Director	September 16, 2016
Gregory H. Ekizian

/s/ Joshua Silverman	Director	September 16, 2016
Joshua Silverman